                                                FILED PURSUANT TO RULE 424(b)(4)
                                                      REGISTRATION NO. 333-15471

PROSPECTUS
                                 23,000 UNITS

                          DIGITAL VIDEO SYSTEMS, INC.

                            EACH UNIT CONSISTING OF
         100 IPO UNITS, EACH CONSISTING OF ONE SHARE OF COMMON STOCK,
                        ONE REDEEMABLE CLASS A WARRANT
                      AND ONE REDEEMABLE CLASS B WARRANT

  Each unit ("Unit") offered hereby (the "Offering") by Digital Video Systems, Inc. (the "Company") consists of 100 units of the Company's securities (the "IPO Units"). Each IPO Unit consists of one share of Common Stock, $.0001 par value per share (the "Common Stock"), one redeemable Class A Warrant (the "Class A Warrants") and one redeemable Class B Warrant (the "Class B Warrants"). The IPO Units are identical to the units sold in the Company's initial public offering (the "IPO"), which was completed in May 1996.

  The components of the Units and IPO Units will be transferable separately immediately upon issuance. The number of IPO Units included in each Unit was determined by negotiations between the Company and D.H. Blair Investment Banking Corp. (the "Underwriter"), based primarily on the current market price of the outstanding IPO Units, and a determination of the number of IPO Units needed to successfully market the Units in light of market conditions. Each Class A Warrant entitles the holder to purchase, at an exercise price of $6.50, subject to adjustment, one share of Common Stock and one Class B Warrant. Each Class B Warrant entitles the holder to purchase, at an exercise price of $8.75, subject to adjustment, one share of Common Stock. The Class A Warrants and the Class B Warrants included in the Units offered hereby (collectively, the "SPO Warrants") are exercisable at any time after issuance until May 9, 2001. The Class A Warrants are currently subject to redemption, and the Class B Warrants are subject to redemption commencing May 9, 1997, by the Company at $.05 per Class A Warrant or Class B Warrant, upon 30 days' written notice, if the average closing bid price of the Common Stock has equalled or exceeded $9.10 per share with respect to the Class A Warrants or $12.25 per share with respect to the Class B Warrants (subject to adjustment in each case) for 30 consecutive trading days ending within 15 days of the date the Warrants are called for redemption. See "Description of Securities."

  The Company's Common Stock, Class A Warrants and Class B Warrants are traded on the Nasdaq National Market under the symbols "DVID," "DVIDW," and "DVIDZ," respectively, and the IPO Units are traded on the Nasdaq SmallCap Market under the symbol "DVIDU." The closing prices of these securities on November 20, 1996 as reported by Nasdaq were $8 5/8, $5 1/2, $3 and $16 1/4, respectively. See "Price Range of Securities." The Units offered hereby will not be traded separately on Nasdaq. The exercise prices and other terms of the Class A Warrants and Class B Warrants were determined by negotiation between the Company and the Underwriter at the time of the IPO and do not necessarily bear any relationship to the Company's assets, book value, results of operations, net worth or any other recognized criteria of value. THE UNDERWRITER IS SUBJECT TO AN INVESTIGATION BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). SEE "RISK FACTORS" AND "UNDERWRITING."

                                ---------------

    THE  SECURITIES OFFERED  HEREBY INVOLVE  A  HIGH DEGREE  OF RISK.  SEE
         "RISK  FACTORS" BEGINNING  ON  PAGE 7  FOR  A DISCUSSION  OF
              CERTAIN  FACTORS  THAT  SHOULD  BE  CONSIDERED  BY
                   PROSPECTIVE PURCHASERS OF THE  SECURITIES
                       OFFERED HEREBY.

                                ---------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
   PASSED  UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                   PRICE TO   UNDERWRITING DISCOUNTS PROCEEDS TO
                                    PUBLIC      AND COMMISSIONS(1)   COMPANY(2)
--------------------------------------------------------------------------------
Per Unit........................    $1,000             $57              $943
--------------------------------------------------------------------------------
Total(3)........................  $23,000,000       $1,311,000       $21,689,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       (Footnotes appear on the following page)

  The Units are offered by the Underwriter on a "firm commitment" basis when, as and if delivered to and accepted by the Underwriter, and subject to withdrawal or cancellation of the offer without notice and to their right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of the certificates representing the Common Stock and Warrants comprising the Units will be made at the offices of D.H. Blair Investment Banking Corp., 44 Wall Street, New York, New York, on or about November 26, 1996.

                      D.H. BLAIR INVESTMENT BANKING CORP.

               The date of this Prospectus is November 21, 1996.

(Footnotes for table on cover page)

(1) Does not reflect additional compensation to be received by the Underwriter in the form of (i) a non-accountable expense allowance of $690,000 or $30 per Unit ($793,500 if the Underwriter's over-allotment option is exercised in full); and (ii) an option to purchase up to 2,300 Units at an exercise price of $1,600 per Unit, exercisable over a period of two years, commencing three years from the date of this Prospectus (the "Unit Purchase Option"). In addition, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting estimated expenses of the Offering of approximately $1,417,000 ($1,520,000 if the Underwriter's over-allotment is exercised) payable by the Company, including the Underwriter's non-accountable expense allowance.
(3) The Company has granted to the Underwriter a 30-day option to purchase up to 3,450 additional Units on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be increased to $26,450,000, $1,507,650 and $24,942,350, respectively. See "Underwriting."

                                ---------------

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE IPO UNITS, THE COMMON STOCK AND THE WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                ---------------

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITER AND SELLING GROUP MEMBERS OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S SECURITIES ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "RISK FACTORS--POSSIBLE RESTRICTIONS ON MARKET MAKING ACTIVITIES IN THE COMPANY'S SECURITIES" AND "UNDERWRITING."

  Pursuant to Rule 429 under the Securities Act, this Prospectus also relates to and may be used in connection with securities previously registered under the Securities Act pursuant to Registration Statement No. 333-2228-LA and consisting of (i) 5,064,130 shares of Common Stock and 5,064,130 Class B Warrants issuable upon exercise of the 4,830,000 Class A Warrants issued in the IPO and the 234,130 Class A Warrants issued to certain bridge financing investors in connection with the IPO that have been resold by such investors;
(ii) 9,894,130 shares of Common Stock issuable upon exercise of the Class B Warrants issued in the IPO and the Class B Warrants underlying the outstanding Class A Warrants (collectively, the "IPO Warrants"); (iii) 420,000 shares of Common Stock, Class A Warrants and Class B Warrants issuable upon exercise of the unit purchase options received by the Underwriter and its designees in connection with the IPO (the "IPO Unit Purchase Options"), 420,000 shares of Common Stock and Class B Warrants issuable upon exercise of said Class A Warrants and the 840,000 shares of Common Stock issuable upon exercise of all of said Class B Warrants; and (iv) 3,265,870 Class A Warrants issued to certain bridge financing investors in connection with the IPO (the "Bridge Warrants") and 3,265,870 shares of Common Stock and 3,265,870 Class B Warrants issuable upon exercise of the Bridge Warrants and the 3,265,870 shares of Common Stock issuable upon exercise of the foregoing Class B Warrants. The SPO Warrants and IPO Warrants are collectively referred to herein as the "Warrants" and, unless the context otherwise requires, all references herein to the Warrants shall include the Bridge Warrants.

                                ---------------

  The Company is currently a reporting company under the Exchange Act, and as such furnishes its securityholders with annual reports containing audited financial statements and such interim unaudited reports as it deems appropriate.

                               PROSPECTUS SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and financial data (including the financial statements and the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise noted, all information in this Prospectus includes the issuance of the Acquisition Shares (defined below) and assumes no exercise of (i) the Underwriter's over-allotment option, (ii) the Warrants; (iii) the Underwriter's Unit Purchase Option; (iv) the Underwriter's IPO Unit Purchase Options; (v) options granted or available for grant under the Company's 1993 Stock Option Plan (the "1993 Option Plan") or 1996 Stock Option Plan (the "1996 Option Plan"); or (vi) other outstanding options and warrants. All share, per share and other information contained in this Prospectus has been adjusted to reflect an approximately 1.078-for-1 stock split effected in January 1996. See "Capitalization," "Management--Stock Option Plans" and "Description of Securities." Prospective investors are cautioned that this Prospectus contains forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that involve various risks and uncertainties, including, without limitation, statements with respect to the Company's strategy, proposed sales of the Company's products, markets for the Company's products and the development of the Company's products, including integrated circuit products. The Company's actual results may differ materially from those described in these forward-looking statements due to a number of factors, including, but not limited to, the uncertainty of market acceptance of Video CD players and components, planned rapid growth of the Company's business, the risks relating to the Company's acquisition of ViComp Technology, Inc., conducting business in foreign countries and the competitive market for the Company's products and those identified under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus and any document incorporated herein by reference.

                                  THE COMPANY

  The Company develops, manufactures and markets digital video compression and decompression hardware and software for entertainment, business and educational uses. The Company has developed proprietary digital video compression and decompression technology that it believes will enable it to offer products with a wide range of features at competitive prices. The Company's current focus is on the marketing of key electronic components for a digital video compact disc ("Video CD") player that incorporates the Company's proprietary technology. The Company markets these Video CD components primarily to consumer electronics manufacturers in China and other countries in the Far East.

  Since the 1930s, video images have been transmitted and stored almost exclusively using analog formats such as video tape. However, digital video, unlike analog video, can be compressed, which allows for increased storage capability and transmission efficiencies as well as the ability to reproduce and transmit video images without perceptible image degradation. Digital video also permits superior editing capabilities because of its greater compatibility with computers. Although the large video entertainment markets throughout the world are currently served primarily by VHS video cassettes (an analog format), the Company believes that Video CDs and digital video discs ("DVD"), which are an advanced video disc format, will effectively compete for these markets in the future. A significant market for Video CD players recently has developed in China, and the Company believes that the Video CD is likely to be the initial format of choice in other developing countries, such as India and Malaysia, due to a number of factors. These factors include recent reductions in the selling prices for Video CD players, which have made them more affordable and competitively priced with VHS video cassette players ("VCRs"), and the large amount of entertainment software in Video CD format that is currently available in languages indigenous to the developing countries. The quantity of entertainment media available in the Video CD format, including movies, karaoke and games, has increased from several hundred titles in 1994 to more than 5,000 titles worldwide in 1996, although only approximately 200 titles are available in the United States.

  Virtually all of the Company's product revenues to date have been generated by sales of Video CD players and Video CD player components in China and Taiwan. The Company markets its video encoding systems (including its recently introduced video encoding board sets) to post-production houses, such as movie and television studios, software developers and educational institutions, in the United States and in foreign markets, that are converting large quantities of analog video material to digital video for storage on Video CDs. In addition, the Company recently has commenced marketing a network multimedia system that has entertainment, education and business applications. If market conditions are favorable, the Company may modify this multimedia system to deliver video-on-demand to the hospitality industry, which includes hotels and cruise ships.

  In October 1996, the Company acquired all of the outstanding capital stock of ViComp Technology, Inc. ("ViComp") for 491,253 shares (the "Acquisition Shares") of the Company's Common Stock (the "ViComp Acquisition"). ViComp was founded in August 1995 and has been engaged in the design and development of integrated circuits (or "chips") to decode MPEG-I (a standard for compression of audio and video to CD-ROM) signals. The Company anticipates that ViComp's decoding chip that is currently under development (the "ViComp MPEG-I Chip") will be available for production in commercial quantities by the second half of calendar year 1997. The Company plans to incorporate the ViComp MPEG-I Chip into its Video CD products and may also market the chip to other manufacturers of Video CD products. There can be no assurance, however, that the design and development efforts by ViComp will be completed successfully or within the foregoing time schedule. In addition, the Company intends to use ViComp's integrated circuit design and development capabilities to create other chips, such as an MPEG-II (an advanced standard for compression of audio and video to broadcast systems) decoder chip, for use in products currently under consideration by the Company. A portion of the net proceeds of the Offering will be used to fund ViComp's current and anticipated design and development activities, which will result in the Company incurring substantially increased research and development expenses for the foreseeable future. Dr. Edmund Y. Sun, the Chairman of the Board and Chief Executive Officer of the Company, was a co-founder of ViComp and owned approximately 57% of ViComp's outstanding capital stock at the time of the ViComp Acquisition. The terms of the ViComp Acquisition provide that the Acquisition Shares received by Dr. Sun will be subject to cancellation under certain conditions.

  The Company's strategy is to continue to develop, market and sell key electronic components for Video CD players in China and other such developing countries as India and Malaysia. In addition, the Company intends to develop, market and sell key electronic components for use in MPEG-II systems, such as DVD, digital set top boxes and high definition television. See "Business-- Industry Background." A further objective of the Company will be to exploit market niches that have not been broadly developed by the major consumer electronic manufacturers. For example, the Company intends to pursue business and educational applications for the Video CD player market. Similarly, the Company will attempt to develop niche applications for its network multimedia system, such as video-on-demand for the hospitality industry. To implement its strategy, the Company has assembled a highly experienced engineering and research and development team. In addition, the Company may seek to enter into strategic partnerships or other collaborative arrangements to develop and market these new products.

  The Company was founded in 1992 by Dr. Sun. Dr. Sun is the founder and former Chief Executive Officer ofC-Cube Microsystems Inc. ("C-Cube"), a leading producer of digital video encoding and decoding products that are incorporated into various consumer, communications and computer applications, including many of the Company's products. In 1993, the Company entered into agreements with Hyundai Electronics Industries Co., Ltd. ("Hyundai"), which funded a portion of the Company's development of digital video karaoke players, jukeboxes, network systems and encoding machines in exchange for an exclusive license to manufacture, use and sell certain of the Company's products in Korea and a non-exclusive license for other countries. Hyundai also made a substantial equity investment in the Company.

  Approximately 90% of the Company's revenues in 1994 consisted of sales of certain products and services to Hyundai and other affiliated customers which the Company did not expect to be a continuing source of revenues. Since 1995, the Company has shifted its focus to production and sale of commercial products in an attempt to meet the significant growth in demand for digital video products. However, as a result, at least in part, of insufficient working capital to expand its operations to meet such demand, the Company has recognized limited revenues from sales of its products to date. Having significantly increased its working capital by completing the IPO in May 1996 and having thereafter expanded its marketing and production activities, the Company believes that the continued increase in the demand for digital video products may enable it to generate revenue growth in the balance of the Company's fiscal year ending March 31, 1997. There can be no assurance, however, that sales of the Company's products will ever generate significant revenue growth. The Company anticipates that it will incur a substantial operating loss for the balance of the current fiscal year, and there can be no assurance that the Company thereafter will attain or sustain profitable operations.

  The principal executive offices of the Company are located at 2710 Walsh Avenue, Santa Clara, California 95051. The Company's telephone number is
(408)748-2100.

                                  THE OFFERING

Securities Offered..........  23,000 Units, each Unit consisting of 100 IPO
                              Units. Each IPO Unit consists of one share of Common Stock, one Class A Warrant and one Class B Warrant. See "Description of Securities."

Terms of Warrants...........  Each Class A Warrant entitles the holder to purchase one share of Common Stock and one Class B Warrant at an exercise price of $6.50 until May 9, 2001 subject, in certain circumstances, to earlier redemption by the Company. Each Class B Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $8.75 from the date of issuance until May 9, 2001 subject, in certain circumstances, to earlier redemption by the Company. The exercise prices and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment in certain circumstances. See "Description of Securities--Warrants."

Shares of Common Stock
 Outstanding:

 Prior to the Offering.....   17,533,091 shares(1)

 After the Offering........   19,833,091(1)(2)

Use of Proceeds.............  The net proceeds of the Offering will be utilized
                              (i) to fund ViComp's research and development activities in connection with the completion of the development of the ViComp MPEG-I Chip and the design and development of other integrated circuits for use in products currently under consideration by the Company; (ii) for the acquisition of inventory to support any potential increase in the sale of the Company's products;
                              (iii) to expand the Company's sales and marketing activities; and (iv) for working capital purposes. See "Use of Proceeds."

Risk Factors................  The securities offered hereby involve a high de-
                              gree of risk and should not be purchased by in-vestors who cannot afford the loss of their en-tire investment. See "Risk Factors."

Nasdaq Symbols(3)...........  IPO Units--DVIDU
                              Common Stock--DVID
                              Class A Warrants--DVIDW
                              Class B Warrants--DVIDZ
--------
(1) Includes 7,978,114 shares of Common Stock (the "Escrow Shares") that have been deposited into escrow by the holders thereof and 491,253 Acquisition Shares (of which a total of 302,493 shares (the "Escrow Acquisition Shares") have been deposited into escrow by the holders thereof). Does not include (i) 2,939,357 shares of Common Stock reserved for issuance under the 1993 Option Plan and 1,000,000 shares of Common Stock reserved for issuance under the 1996 Option Plan, under which options to purchase 2,516,687 and 189,557 shares of Common Stock, respectively, are outstanding; and (ii) 205,990 shares of Common Stock issuable upon the exercise of other outstanding options and warrants. Options to purchase 1,854,019 shares of Common Stock outstanding under either the 1993 Option Plan or other options, and options to purchase 267,867 shares of Common Stock available for grant under the 1993 Option Plan (collectively, the "Escrow Options") have been deposited and agreed to be deposited into escrow by the holders thereof and the Company, respectively, and represent a portion of the excluded shares described in the preceding sentence.

  The Escrow Shares and the Escrow Options (collectively, the "Escrow Securities") are subject to cancellation and will be contributed to the capital of the Company if the Company does not attain certain earnings levels or the market price of the Company's Common Stock does not achieve certain levels, and the Escrow Acquisition Shares also are subject to cancellation under certain conditions. Also excludes (i) 14,958,260 shares of Common Stock issuable upon exercise of the IPO Warrants and the 234,130 Class A Warrants issued to certain bridge financing investors in connection with the IPO that have been resold by such investors and the Class B Warrants underlying the Class A Warrants; (ii) 6,531,740 shares of Common Stock issuable upon exercise of the Bridge Warrants and the Class B Warrants issuable upon exercise of the Bridge Warrants; and (iii) 1,680,000 shares of Common Stock issuable upon exercise of the IPO Unit Purchase Options and the Class A Warrants and Class B Warrants underlying such options. See "Principal Shareholders--Escrow Securities" and "Business--ViComp Acquisition."
(2) Excludes: (i) 6,900,000 shares of Common Stock issuable upon exercise of the SPO Warrants; (ii) 1,380,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option and the underlying SPO Warrants included in the Units included in the over-allotment option;
    (iii) 230,000 shares of Common Stock issuable upon exercise of the Unit Purchase Option; and (iv) 690,000 shares of Common Stock issuable upon exercise of the Class A Warrants and Class B Warrants underlying the Units subject to the Unit Purchase Option. See "Description of Securities" and "Underwriting."
(3) The Units offered hereby will not be listed or traded separately on Nasdaq.

                  SUMMARY AND PRO FORMA FINANCIAL INFORMATION

                                                                               PRO FORMA
                                                      NINE-MONTH PERIOD       NINE-MONTH
                         YEAR ENDED DECEMBER 31,     ENDED SEPTEMBER 30,     PERIOD ENDED
                         ------------------------  ------------------------  SEPTEMBER 30,
                            1994         1995        1995(1)      1996(1)       1996(2)
                         -----------  -----------  -----------  -----------  -------------
STATEMENT OF OPERATIONS
 DATA:
 Revenue................ $ 7,808,633  $ 3,520,831  $ 1,973,607  $ 4,895,514   $ 4,895,514
 Cost of revenue........   6,918,490    3,354,920    1,772,089    5,566,010     5,566,010
 Gross profit (loss)....     890,143      165,911      201,518     (670,496)     (670,496)
 Loss from operations...  (2,122,052)  (3,154,131)  (2,434,700)  (4,515,214)   (5,303,984)
 Net loss(3)............ $(1,653,661) $(4,483,311) $(2,480,147) $(6,242,587)  $(7,016,300)
 Net loss per share..... $      (.39) $      (.84) $      (.46) $      (.81)  $      (.89)
 Shares used in
  computation of net
  loss per share(4).....   4,195,148    5,337,668    5,353,284    7,675,792     7,885,525

                                                         SEPTEMBER 30, 1996
                                                     ---------------------------
                                                                    PRO FORMA,
                                                       ACTUAL     AS ADJUSTED(5)
                                                     -----------  --------------
BALANCE SHEET DATA:
 Working capital.................................... $16,827,685   $ 36,887,984
 Total assets.......................................  18,606,499     39,200,258
 Total liabilities..................................   1,162,020      1,533,664
 Accumulated deficit................................ (12,267,320)   (14,025,719)
 Total stockholders' equity.........................  17,444,479     37,666,594

-------
(1) In June 1996, the Company changed its fiscal year end from December 31 to March 31. As a result, the Company's current fiscal year will end March 31, 1997.
(2) The pro forma statement of operations data combines the Company's statement of operations data for the nine-month period ended September 30, 1996 with ViComp's statement of operations data for the period from its inception (August 21, 1995) to August 31, 1996, as if the ViComp Acquisition had occurred as of January 1, 1996. See "Pro Forma Financial Information."
(3) The nine-month period ended September 30, 1996 includes a non-cash charge of approximately $1,264,000 relating to repayment of the Bridge Notes.
(4) See Note 1 of Notes to Financial Statements for an explanation of the determination of the computation of weighted average number of shares of Common Stock used in computing net loss per share. Excludes the Escrow Shares. The net loss per share for the pro forma nine-month period ended September 30, 1996 also reflects the shares issued in the ViComp Acquisition (excluding the Escrow Acquisition Shares issued to Dr. Edmund
    Y. Sun). See "Principal Shareholders--Escrow Securities" and Note 11 of Notes to Financial Statements.
(5) Pro forma, as adjusted to give effect to the ViComp Acquisition and the receipt of the estimated net proceeds to the Company from the sale of the Units offered hereby. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  The securities offered hereby are highly speculative in nature and involve a high degree of risk. Prospective investors should carefully consider, along with the other information contained in this Prospectus, the following considerations and risks in evaluating an investment in the Company. This Prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, without limitation, statements with respect to the Company's strategy, proposed sales of the Company's products, markets for the Company's products and the development of the Company's products, including integrated circuit products. The Company's actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the uncertainty of market acceptance of Video CD players and components, planned rapid growth of the Company's business, the risks relating to the ViComp Acquisition, conducting business in foreign countries and the competitive market for the Company's products and those discussed in the following section and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus and any document incorporated herein by reference.

  HISTORY OF LOSSES AND ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES. To date, the Company has incurred significant losses. At September 30, 1996, the Company had an accumulated deficit of approximately $12,267,000. The Company incurred operating losses of approximately $2,122,000 and $3,154,000 for the fiscal years ended December 31, 1994 and 1995, respectively, and an operating loss of approximately $4,515,000 for the nine-month period ended September 30, 1996. Such losses resulted principally from limited revenues from operations and significant costs associated with the development of the Company's technologies. The Company's net loss for the nine-month period ended September 30, 1996 of approximately $6,243,000 included certain non-operating charges, including a non-cash charge of approximately $1,264,000 resulting from the amortization of deferred financing costs and accretion of debt discount in connection with the notes issued in the Company's bridge financing that was completed in March 1996 (the "Bridge Financing"). The Company expects to incur a substantial operating loss for the balance of the current fiscal year (which will also include a non-cash charge to operations of approximately $1,758,000 in the three-month period ending December 31, 1996 in connection with the ViComp Acquisition). The Company also expects to continue to incur losses in the future until such time, if ever, as there is a substantial increase in product sales. There can be no assurance that sales of the Company's products will ever generate significant revenue, or that the Company will generate positive cash flow from its operations or attain or thereafter sustain profitability in any future period.

  UNCERTAINTY OF MARKET ACCEPTANCE OF VIDEO CDS; LACK OF ESTABLISHED MARKET FOR PRODUCTS. The Company's business is dependent on market acceptance of its digital video technology and the successful commercialization of products utilizing this technology. To date, demand for the Company's Video CD products has been principally in China and Taiwan, and there can be no assurance that demand in these countries will increase or that acceptance of Video CD products in any other countries, specifically the United States, will ever materialize. The Company is not aware of any marketing studies of the potential size of the U.S. market or the willingness of potential customers to purchase this new technology. The Company's ability to successfully market its Video CD products will depend in part on the willingness of potential customers to incur the costs involved in purchasing Video CD players, which in turn will depend on the Company and others convincing potential customers of the benefits of digital video. The Company has only recently released its latest generation of Video CD players, and there can be no assurance that these players or any other of the Company's products or product enhancements will meet the requirements of the marketplace and achieve market acceptance. The willingness of potential customers to purchase Video CD players will also depend on the ability of consumers to purchase or rent Video CDs of desirable titles at reasonable prices, and such Video CDs generally have not been available to date in the United States or other large industrialized countries. Failure of the Company's products in general (and the Video CD player or player components in particular) to attain significant market acceptance would have a material adverse effect on the Company's operating results and financial condition.

  RISK OF PLANNED RAPID GROWTH. The Company plans to significantly expand its operations during the current fiscal year, which could place a significant strain on its limited personnel, financial and other resources. The Company's ability to manage this expansion will require significant expansion of its product development and marketing and sales capabilities and personnel. In particular, the Company is in the process of expanding its sales and marketing organization to increase coverage in the Asia-Pacific region and Europe. There can be no assurance that the Company will be able to find qualified personnel to fill such sales and marketing positions or be able to successfully manage a broader sales and marketing organization. In addition, the contemplated sale and distribution of products to numerous licensees and subcontractors who will manufacture products incorporating the Company's products in diverse markets and the requirements of such manufacturers for design support will also place substantial demands on the Company's product development, quality control and sales functions. The failure of the Company's management to effectively expand or manage these functions consistent with any growth which may occur could have a materially adverse effect on the Company's business and results of operations.

  DEPENDENCE ON LIMITED NUMBERS OF SUPPLIERS. The Company's products incorporate computer chips produced by C-Cube. The Company has no contractual right to obtain any specified number of chips from C-Cube. Although C-Cube substantially increased its capacity to supply chips in April 1996, there can be no assurance that the Company's allocation will increase sufficiently to meet the Company's future needs. Should the Company's ability to obtain the requisite number of C-Cube chips be limited for any lengthy period of time or further impaired or if the cost of the C-Cube chips increases or if the C-Cube chip is only available to the Company at prices substantially higher than those paid by the Company's competitors for these chips or other functionally equivalent chips, the Company's ability to supply products to its customers on a competitive basis or at all could be materially and adversely affected. The Company has recently secured from an Asian manufacturer a source of MPEG-I decoder chips that are substantially equivalent to the C-Cube chip that has been used in the Company's Video CD products at significantly lower prices. However, the Company and that manufacturer have not yet completed the integration of this chip into the Company's Video CD board. No assurances can be given that such integration will be successfully completed in time to enable the Company to utilize such chips prior to the end of calendar year 1996 or that a sufficient quantity of such chips will be made available to the Company to meet its requirements. The Company could also encounter quality control or other reliability problems with this chip after the Company incorporates it into its products. It is the Company's intention ultimately to utilize the ViComp MPEG-I Chip in place of the C-Cube chip or the replacement chip described above. However, there can be no assurance that development of this chip by ViComp will be successfully completed on a timely basis. The Company's inability to obtain a sufficient quantity of chips from one or more sources at a competitive cost would have a materially adverse effect on the Company's business, prospects, operations and financial condition. See "-- Risks of Limited Protection for Company's Intellectual Property and Proprietary Rights and Infringement of Third Parties' Rights" and "Business-- Suppliers."

  RISKS OF VICOMP ACQUISITION. Although ViComp has completed a substantial portion of the design and development work for the ViComp MPEG-I Chip, there can be no assurance that it will be able to successfully complete development of this product (currently scheduled for completion by the second half of calendar year 1997) or that such development will not require expenditures substantially in excess of those presently estimated. ViComp may experience significant delays due to, among other things, unexpected design problems, loss of key ViComp personnel or other factors in completing development of this chip. Further, if the costs to commercially produce the ViComp MPEG-I Chip are higher than currently anticipated or if third parties develop MPEG-I decoder chips that can be commercially produced at costs lower than the ViComp MPEG-I Chip, the ViComp MPEG-I Chip could be of limited or no value to the Company. Development work has not yet commenced on any other ViComp products, and there can be no assurance that any additional products will be successfully developed by ViComp or that such products will be commercially viable. In addition, the Company will need to obtain sufficient foundry capacity to produce any chips developed by ViComp, and there can be no assurance that prior shortages of foundry capacity in the integrated circuit industry will not recur in the future.

  The success of ViComp's design and development work will be heavily dependent upon the efforts of James Kirkpatrick, Jr., a co-founder and former Chief Executive Officer of ViComp. The Company does not have an employment contract with Mr. Kirkpatrick, and the loss of his services could have a materially adverse effect on the Company. The Company will incur a substantial non-cash charge to earnings at such time, if ever, that the conditions for the release of any or all of Dr. Sun's Escrow Acquisition Shares from escrow are satisfied, which would increase the Company's loss or reduce or eliminate the Company's net income, if any, for financial reporting purposes for the period or periods during which such securities are, or become possible of being, released from escrow (except that, with respect to the release of any of Dr. Sun's Escrow Acquisition Shares escrowed in connection with the ViComp Acquisition, the Company may capitalize a portion of this amount and amortize it over future periods). See "--Charge to Income in the Event of Release of Escrowed Securities," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Charge to Income in the Event of Release of Escrowed Securities" and "Business-- ViComp Acquisition."

  RISKS OF INTERNATIONAL OPERATIONS. Sales outside the United States have accounted for a significant portion of the Company's revenues to date (with sales to China and Taiwan accounting for substantially all of the Company's product revenues in 1995 and during the nine-month period ended September 30,
1996), and the Company believes that foreign sales will continue to account for a significant portion of its future revenues. Moreover, the Company has been manufacturing a substantial portion of its products in Taiwan, is planning additional manufacturing operations through subcontractors in China and may establish manufacturing operations in other countries to meet local demand for its products in those markets when, if ever, such demand develops. Accordingly, the Company will be subject to all of the risks inherent in international operations, including work stoppages, transportation delays and interruptions, political instability in, or conflict between, countries in which the Company is doing business, such as Taiwan and China, foreign currency fluctuations, economic disruptions, expropriation, the imposition of tariffs and import and export controls, the payment of significant customs duties to deliver products into markets such as China where the smuggling of competing products into such markets without the payment of duties may be widespread, changes in governmental policies (including United States trade policy toward certain countries such as China and Japan) and other factors which could have a materially adverse effect on the Company's business. In particular, the Company's markets may be adversely affected by the political environment in China. The Company will also be subject to the burdens of complying with a wide variety of foreign laws and regulations. These international trade factors may, under certain circumstances, materially and adversely impact demand for the Company's products or the Company's ability to deliver its products in a timely manner, which in turn may have an adverse impact on the Company's relationships with its customers. The Company's success will depend in part upon its ability to manage international marketing and sales operations and manufacturing relationships, which are generally more complex than domestic marketing and sales operations or manufacturing relationships.

  Should the Company substantially increase its product sales in China or other countries, the Company anticipates that it will be required to significantly increase the amount of credit it extends to purchasers in these markets. The Company has had only limited experience in extending credit to foreign customers and will encounter increased risks in extending credit to new customers in these markets, including the creditworthiness of such customers and the difficulty of collecting accounts receivable in these countries. While the Company sells certain of its products in international markets and buys certain items incorporated into its products in currencies other than the U.S. dollar, the Company does not currently hedge its exposure to foreign currency fluctuations. As a result, currency fluctuations could have a material adverse effect on the Company's business and results of operations. With respect to international sales that are denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could increase the effective price of, and reduce demand for, the Company's products relative to competitive products priced in the local currency.

  EFFECT OF TRADE DISPUTES. The United States has had disputes with China relating to trade and human rights issues and has considered trade sanctions against China and Japan. If trade sanctions were imposed, China or Japan could enact trade sanctions in response. Because a number of the Company's current and prospective customers and suppliers of items incorporated into its products are located in China, Taiwan or Japan, trade sanctions, if imposed, could have a materially adverse effect on the Company's business and results of operations. Similarly, protectionist trade legislation in either the United States or foreign countries, such as China and Taiwan, could affect the Company's ability to import and export products and have a materially adverse effect on the Company's ability to manufacture or to sell its products in foreign markets. In addition, recent efforts by China to limit certain ongoing practices, such as the pirating of Video CD titles, may increase the cost of such titles and result in a substantial decrease in demand in that country for the Company's Video CD products, including the Video CD player.

  RAPID TECHNOLOGICAL CHANGE AND OBSOLESCENCE; RISKS ASSOCIATED WITH PRODUCT DEVELOPMENT INTRODUCTIONS AND ANNOUNCEMENTS. The markets for the Company's products are characterized by evolving industry standards, rapid technological advances resulting in short product life cycles, price reductions, significant price/performance improvements and frequent new product introductions. The Company's future success will depend at least in part upon its ability to enhance its existing products and to develop and introduce new products and features that meet changing customer requirements and emerging industry standards on a timely basis. There can be no assurance that one or more of the Company's products will not be rendered noncompetitive or obsolete by technological advances or changing customer preferences. In addition, from time to time, the Company or others may announce products, features or technologies that have the potential to shorten the life cycle of or replace the Company's then existing products, including the Company's products that only use the MPEG-I format. See "Business--Industry Background." Such announcements could cause customers to defer the decision to buy or determine not to buy the Company's products or cause the Company's distributors to seek to return products to the Company, any of which could cause the Company to write down some or all of its inventory. Any such writedown could have a materially adverse effect on the Company's business and results of operations.

  The Company has from time to time experienced delays in introducing new products and product enhancements, and there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or product enhancements in the future. The Company will be required to continue to invest in research and development to attempt to maintain and enhance its existing technologies, and there can be no assurance that it will have the funds available at such time as it will be necessary to do so. Furthermore, products such as those offered by the Company may contain defects when they are first introduced or as new or enhanced versions are released. The Company has in the past discovered defects in certain of its new products, such as the karaoke jukebox, and in certain of its product enhancements. These defects have required correction by the Company, thereby resulting in delays in the marketing of such products or product enhancements. There can be no assurance that, despite significant quality control testing by the Company, defects will not be found in new products and product enhancements after commencement of commercial shipments, resulting in delays in or loss of market acceptance.

  RISKS RELATING TO THE ESTABLISHMENT OF AN ACCEPTED DISC FORMAT FOR VIDEO DISCS. The DVD format for storage of compressed audio and video information has been agreed to by the major electronic manufacturers and entertainment companies as the basic industry standard for digital video recording and the principal manufacturers have recently reached cross-licensing agreements. Although the final standards for DVD have not been released to the public, and the commercial viability of DVD has not yet been established, particularly since most of the major film studios have not yet agreed to the recording of their films on DVD, introduction of this format may have an adverse effect on the Company's business and products. While the Company's research and development activities have included products incorporating MPEG-II standards, substantially all of the Company's current products are in the MPEG-I format. The Company may have less experience with the new DVD format than other companies and could be slower than its competitors in developing products for this or any other new format. Accordingly, there can be no assurance that the Company will be able to compete effectively in the market for Video CD players using the new format or any different format.

  Moreover, if such new format is introduced, potential customers for the Company's products utilizing the new format may be deterred from purchasing such products due to the possibility that such products may become obsolete (as was the case with beta video cassettes). Should this occur, demand for the Company's products could be adversely affected. Further, if the new format is not accepted, the Company may be forced to develop its Video CD products utilizing a different format. Even if the new DVD format or another format which has enough storage capacity for MPEG-II products is accepted, the new format could adversely affect the Company's business by making its existing MPEG-I products obsolete.

  DEPENDENCE ON KEY PERSONNEL AND NEED FOR ADDITIONAL MANAGEMENT
PERSONNEL. The Company's success to date has depended in large part on the skills and efforts of Dr. Edmund Y. Sun, the Company's

Chairman, Chief Executive Officer and founder and, to a lesser extent, Robert
B. Pfannkuch, the Company's President, James A. Munro, the Company's Director of Engineering, and Ed Martini, the Company's Project Manager for Network Video. The Company's success also depends to a significant extent on the performance and continued service of certain other key employees. The Company recently has hired a senior sales and marketing director and is seeking other personnel to complete its management team in connection with the Company's proposed expansion of its operations. The Company also needs to strengthen its accounting management capabilities and is seeking to hire additional senior level executives in this area. Competition for highly-skilled business, product development, technical and other personnel is intense, and there can be no assurance that the Company will be successful in recruiting new personnel or in retaining any of its existing personnel. The Company may experience increased costs in order to retain and attract skilled employees. In addition, other than employment agreements with Dr. Sun and Mr. Pfannkuch, the Company does not have employment contracts with any of its employees. The Company's failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on the Company's operating results and financial condition.

  COMPETITION. The Company's products compete with products marketed by other manufacturers of Video CD players and their components as well as with alternative methods of displaying audio and video such as video cassette players, laser discs, multimedia computers and game machines, as well as with other companies' products that use similar technologies. The large video entertainment markets of the United States and other industrial nations are currently served primarily by VHS video cassettes and laser discs, and there can be no assurance that Video CDs and newer digital video disc formats will be able to effectively compete for these markets in the future. Should a significant market for DVD develop, many of the major electronics manufacturers are expected to compete for this market. Most of the Company's competitors and potential competitors are substantially larger in size and have far greater financial, technical, marketing, customer service and other resources than the Company. Certain of the Company's potential competitors may have technological capabilities or other resources that would allow them to develop alternative products which could compete with the Company's products.

  Potential competitors may begin operations or expand their existing operations into the Company's proposed markets before the Company is able to successfully market its products. The Company's ability to effectively compete may be adversely affected by the ability of these competitors to offer their products at lower prices than the price of the Company's products and to devote greater resources to the sales and marketing of their products than are available to the Company. To the extent the Company does not have the resources or is otherwise unable to establish its own brand name identification for its Video CD players in China and other markets, it will face increased pressure to compete on the basis of the price and features of its products. Manufacturers of Video CD player components have substantially reduced the selling prices of these components in recent months, and further reductions in those prices can be expected. As a result, the Company has been reducing its production costs in order to remain competitive in the Video
CD player and component market. There can be no assurance, however, that the Company will be able to remain competitive or that its operating margins will not be materially adversely affected should competitors substantially reduce their prices in the future. Several companies have announced their intention to introduce MPEG-I decoder chips into the Video CD market, including Sony and Toshiba. Any increases in the supply of chips may allow the Company's existing competitors to produce more competing products or encourage new competitors to produce Video CD products. There can be no assurance that future technological advances will not result in improved products or services that could adversely affect the Company's business. Competition in the electronics industry also extends to attracting and retaining qualified technical and marketing personnel, and there can be no assurance that the Company will be successful in attracting and retaining such qualified personnel. See "Business-- Competition."

  DEPENDENCE ON NONAFFILIATED AND FOREIGN MANUFACTURERS. The Company primarily relies on subcontractors and licensees (most of whom have been or are expected to be located in China or Taiwan) to manufacture its products or products incorporating the Company's products. None of these manufacturers are contractually obligated to meet the long-term production requirements of the Company. There can be no assurance that the Company will be successful in entering into any such future manufacturing arrangements with third parties on terms acceptable to the Company, or at all. The Company's arrangements with manufacturers in China or elsewhere may not prevent these manufacturers from entering into similar arrangements with competitors of the Company or competing directly with the Company. The Company's reliance on third parties for manufacturing components of its products reduces the Company's control over the manufacture of its products and makes the Company substantially dependent upon such third parties to deliver its products in a timely manner, with satisfactory quality controls and on a competitive basis. On several occasions, the Company has had a small number of its products manufactured in Taiwan returned to it by customers due to quality control problems. There can be no assurance that the Company will not incur quality control problems or product recalls in the future in its foreign manufacturing operations that could have a materially adverse effect on the Company's operations and financial condition. Further, foreign manufacturing is subject to a number of risks inherent in foreign operations, including risks associated with the availability of and time required for the transportation of products from such foreign countries and increased risks of theft by personnel of source codes and other proprietary product information in countries where intellectual property is not well protected by law. See "-- Risks of International Operations" and "--Risks of Limited Protection for Company's Intellectual Property and Proprietary Rights and Infringement of Third Parties' Rights." To the extent the Company ultimately determines to undertake commercial scale manufacturing, if ever, it will require substantial additional personnel and financial resources.

  LIMITED SALES AND MARKETING EXPERIENCE. The Company's operating results will depend to a large extent on its ability to successfully sell and market its Video CD products. The Company currently has limited marketing capabilities and needs to hire additional sales and marketing personnel. There can be no assurance that the Company will be able to recruit, train or retain qualified personnel to market and sell its products or that it will develop a successful sales and marketing strategy. The Company also has very limited marketing experience. There can be no assurance that any marketing efforts undertaken by the Company will be successful or will result in any significant sales of its products.

  RISKS OF LIMITED PROTECTION FOR COMPANY'S INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND INFRINGEMENT OF THIRD PARTIES' RIGHTS. The Company regards its products as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect its proprietary rights. The Company does not possess any patent or other intellectual property rights which would limit competition against it (including with respect to the ViComp MPEG-I Chip), but has applied for patent protection in the United States and certain other countries covering certain of the technologies that relate to its network video systems. There are few barriers to entry into the market for the Company's products, and there can be no assurance that any patents applied for by the Company will be granted for any of these technologies or that the scope of any patent claims allowed will be sufficiently broad to protect against the use of similar technologies by the Company's competitors. There can be no assurance, therefore, that any of the Company's competitors, many of whom have far greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Further, the Company distributes its products in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries, and software developed in such countries may not be protectable in jurisdictions where protection is ordinarily available. Software piracy and ineffective legal protection of the Company's software in foreign jurisdictions may cause substantial losses of sales by the Company, which could have a material adverse effect on the Company's operating results and financial condition.

  There can also be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products, including without limitation, the ViComp MPEG-I Chip or any other future products developed by ViComp. If infringement is alleged, the Company could be required to discontinue the use of certain software codes or processes, to cease the manufacture, use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology. There can be no assurance that the Company would be able to develop alternative technologies or to obtain such licenses or, if a license were obtainable, that the terms would be commercially acceptable to the Company. The Company contemplates utilizing an MPEG-1 decoder chip in its Video CD products that is being manufactured by an Asian company that is substantially equivalent to an MPEG-1 chip currently marketed by C-Cube. Because of the similarities of this chip to the C-Cube chip, it is possible that C-Cube could seek to bar the sale of this chip to the Company or others. Should C-Cube successfully bar such sale at a time when the ViComp MPEG-1 chip or other low-cost chip alternatives are not available to the Company, the Company's operations could be materially and adversely affected.

  The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of any proprietary rights of the Company or of third parties asserting infringement claims against the Company. Any such litigation could result in substantial costs to the Company and diversion of efforts by the Company's management and technical personnel.

  CONTROL BY INSIDERS. The Company's directors and officers, together with Hyundai (a principal shareholder of the Company), beneficially own shares of the Company's capital stock representing approximately 67% of the total voting power of the Company (59% following the completion of the Offering, assuming the Underwriter's over-allotment option is exercised). Accordingly, it is likely that they will continue to be able to elect at least a majority of the Company's directors and thereby direct the policies of the Company after completion of the Offering. See "Principal Shareholders."

  CHARGE TO INCOME IN THE EVENT OF RELEASE OF ESCROWED SECURITIES. In the event any Escrow Securities owned by securityholders of the Company who are officers, directors, consultants or employees of the Company or 140,760 of the Escrow Acquisition Shares owned by Dr. Edmund Y. Sun that have been escrowed in connection with the Offering are released from escrow, compensation expense will be recorded for financial reporting purposes. Therefore, in the event the Company attains any of the earnings or stock price thresholds required for the release of the Escrow Securities and the foregoing Escrow Acquisition Shares owned by Dr. Sun, the release will be treated, for financial reporting purposes, as expense of the Company. In the event that the 140,760 of the Escrow Acquisition Shares owned by Dr. Sun that have been escrowed in connection with the ViComp Acquisition are released from escrow, the Company will record additional purchase price for the ViComp Acquisition at the time of such release, which will either be (i) expensed at that time or (ii) capitalized and amortized over future periods. Accordingly, the Company will, in the event of the release of the Escrow Securities or Dr. Sun's Escrow Acquisition Shares escrowed in connection with the Offering, recognize, during the period that the conditions for such release are met, a substantial non-cash charge to earnings that would increase the Company's loss or reduce or eliminate earnings, if any, at such time. In the event of the release of Dr. Sun's Escrow Acquisition Shares escrowed in connection with the ViComp Acquisition, the Company will either recognize such charge during the period that the conditions for such release are met or recognize such charge over future periods. The amount of those charges will be equal to the aggregate market price of such Escrow Securities or Escrow Acquisition Shares at the time of release from escrow. Although the amount of expense recognized by the Company will not affect the Company's total shareholders' equity or cash flow, it may have a depressive effect on the market price of the Company's securities. See Note 11 of Notes to Financial Statements.

  BROAD DISCRETION AS TO USE OF PROCEEDS. Of the net proceeds of the Offering, approximately $7,672,000 or approximately 37.8% has been allocated to working capital (and not otherwise allocated for a specific purpose) and will be used for such purposes as management may determine in its sole discretion without the need for shareholder approval with respect to any such allocation.

  FUTURE SALES OF COMMON STOCK. Upon sale of the Units offered hereby, the Company will have outstanding 19,833,091 shares Common Stock, 10,630,000 Class A Warrants (including 3,265,870 Bridge Warrants ), and 7,130,000 Class B Warrants (assuming no exercise of the Underwriter's over-allotment option). All of the IPO Units and the underlying shares of Common Stock, Class A Warrants and Class B Warrants included in the Units sold in the Offering and the IPO Units, consisting of 4,830,000 shares of Common Stock, 5,064,130 Class A Warrants and 4,830,000 Class B Warrants sold in the IPO or issued to certain bridge financing investors in connection with the IPO and subsequently resold by such investors, will be freely tradeable without restriction under the Securities Act, unless acquired by "affiliates" of the Company as that term is defined in the Securities Act. In connection with the IPO, the Company also registered on behalf of certain selling stockholders (the "Selling Securityholders") an aggregate of 3,265,870 currently outstanding Bridge Warrants (as well as 234,130 Class A Warrants which have been resold by such Selling Securityholders) and the 6,531,740 shares of Common Stock underlying the currently outstanding Bridge Warrants and the Class B Warrants issuable upon exercise thereof, subject to a contractual restriction that such Selling Securityholders not sell any of the Bridge Warrants for at least 90 days from the date of the closing of the IPO (which period has expired) and, during the period from 91 to 270 days after the date of the closing of the IPO, may only sell specified percentages of such Bridge Warrants. In addition, the Company will have outstanding (i) the IPO Unit Purchase Options covering 420,000 IPO Units (or 1,680,000 shares of Common Stock if the underlying Warrants are exercised), and (ii) the Unit Purchase Option covering 2,300 Units (or 920,000 shares of Common Stock assuming the exercise of the underlying Warrants).

  The holders of the IPO Unit Purchase Options and the Unit Purchase Option have been granted registration rights with respect to the shares of Common Stock and Warrants issuable upon exercise of the IPO Unit Purchase Options or the Unit Purchase Option. In addition, the Company has granted certain stockholders demand and piggyback registration rights with respect to a total of 4,388,252 shares of Common Stock. None of such rights require the Company to file a registration statement for any of the foregoing shares prior to May 1997. One holder of 1,198 shares of Common Stock and warrants to purchase 5,990 shares of Common Stock who has piggyback registration rights with respect to those shares has waived these rights with respect to the Offering. See "Management--Employment and Consulting Agreements." The remaining 12,703,091 shares of Common Stock currently outstanding are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, and under certain circumstances may be sold without registration pursuant to such Rule or otherwise. Such shares are eligible for sale under Rule 144 at varying periods, subject to the lock-up described above. However, the Company's directors and executive officers and the holder of 3,896,999 of the foregoing shares of Common Stock have agreed not to sell or otherwise dispose of any securities of the Company for a period of 13 months following completion of the Offering without the written consent of the Underwriter. See "Underwriting." The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock although any substantial sale of securities pursuant to exercise of a registration right or Rule 144 may have an adverse effect. The sale, or the availability for sale, of substantial amounts of the Company's securities in the public market at any time subsequent to the Offering could adversely affect the prevailing market price of such securities. See "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."

  EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. Upon completion of the Offering, the Company will have outstanding 10,630,000 Class A Warrants (including the Bridge Warrants held by the Selling Securityholders) and 7,130,000 Class B Warrants (assuming no exercise of the Underwriter's over-allotment option). In addition, the Company will have outstanding the IPO Unit Purchase Options to purchase an aggregate of 1,680,000 shares of Common Stock (assuming exercise of the underlying Warrants), the Unit Purchase Option to purchase an aggregate of 920,000 shares of Common Stock (assuming exercise of the underlying Warrants), 2,939,357 shares of Common Stock reserved for issuance under the 1993 Option Plan, under which options to purchase 2,516,687 shares are outstanding at exercise prices ranging from $.14 to $3.50 per share, 1,000,000 shares of Common Stock reserved for issuance under the 1996 Option Plan, under which options to purchase 189,557 shares are outstanding at an exercise price of $8.38 per share, and additional options to purchase 200,000 shares of Common Stock at an exercise price of $5.00 per share and warrants to purchase 5,990 shares of Common Stock at an exercise price of $8.38 per share. Holders of options to purchase 1,854,019 shares of Common Stock outstanding under the 1993 Option Plan and other options have placed such options in escrow and the Company has agreed to place options to purchase 267,867 shares of Common Stock available for grant under the 1993 Option Plan in escrow. Holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. Moreover, while these options and warrants are outstanding, the Company's ability to obtain financing on favorable terms may be adversely affected. See "Management," "Principal Shareholders--Escrow Securities" and "Description of Securities."

  IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of the Units offered hereby will incur immediate and substantial dilution in the net tangible book value of the Common Stock included in the Units, estimated to be approximately $8.10 or 81% (allocating no value to the Warrants). The pro forma net tangible book value per share of Common Stock (after giving effect to the ViComp Acquisition) was $.99 at September 30, 1996. Additional dilution to public investors may result to the extent that the Warrants, the IPO Unit Purchase Options, the Unit Purchase Option or outstanding options or warrants are exercised at a time when the net tangible book value per share of Common Stock exceeds the exercise price of any of such securities.

  POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK; POTENTIAL ANTI-TAKEOVER PROVISIONS. The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of a maximum of 5,000,000 shares of Preferred Stock on terms which may be fixed by the Company's Board of Directors without further shareholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock and thereby reduce the value of the Common Stock. The issuance of preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock. In addition, the agreement governing the Escrow Securities contains certain procedures that may make a possible takeover of the Company more difficult. See "Principal Shareholders--Escrow Securities."

  CONTINUATION OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF PRICE OF SECURITIES. No assurance can be given that an active trading market in the Company's securities will continue to exist following the completion of the Offering. The Company believes factors such as quarterly fluctuations in financial results and announcements of new technology in the entertainment industry may cause the market price of the Company's securities to fluctuate, perhaps substantially. These fluctuations, as well as general economic conditions, such as recessions or high interest rates, may adversely affect the market price of the securities.

  CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE
WARRANTS. Purchasers of the Units will be able to exercise the Warrants only if a current prospectus relating to the securities underlying the Warrants is then in effect under the Securities Act and such securities are qualified for sale or exempt from qualification under the applicable securities or "blue sky" laws of the states in which the various holders of the Warrants then reside. Although the Company has undertaken to use reasonable efforts to maintain the effectiveness of a current prospectus covering the securities underlying the Warrants, no assurance can be given that the Company will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the securities issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders of the Warrants then reside.

  ADVERSE EFFECT OF POSSIBLE REDEMPTION OF WARRANTS. The Class A Warrants are currently subject to redemption by the Company and the Class B Warrants are subject to redemption commencing May 9, 1997, on at least 30 days' prior written notice, if the average of the closing bid prices of the Common Stock for 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given exceeds $9.10 per share with respect to the Class A Warrants or $12.25 per share with respect to the Class B Warrants. (In July 1996, these conditions were met with respect to, and the Company gave notice of redemption of, the Class A Warrants but subsequently withdrew such notice due to market conditions.) If the Class A Warrants or Class B Warrants are redeemed, holders of the class of Warrants being redeemed will lose their right to exercise the Warrants, except during such 30-day notice of redemption period. Upon the receipt of a notice of redemption of the Warrants, the holders thereof would be required to: (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so;
(ii) sell the Warrants, to the extent then permitted, at the then current market price (if any) when they might otherwise wish to hold the Warrants; or (iii) accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Redeemable Warrants."

  NO DIVIDENDS. The Company has not paid any dividends on its Common Stock since its inception. The Company has no current plans to pay dividends on its Common Stock and intends to retain earnings, if any, for working capital purposes. See "Dividend Policy."

  LIMITATION ON OFFICERS' AND DIRECTORS' LIABILITIES UNDER DELAWARE
LAW. Pursuant to the Company's Amended and Restated Certificate of Incorporation, and as authorized under applicable Delaware law, directors of the Company are not liable for monetary damages for breach of fiduciary duty, except (i) in connection with a breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for dividend payments or stock repurchases illegal under Delaware law; or (iv) for any transaction in which a director has derived an improper personal benefit. See "Management--Limitation of Liability and Indemnification Matters."

  POSSIBLE ADVERSE EFFECT ON LIQUIDITY OF THE COMPANY'S SECURITIES DUE TO INVESTIGATION BY THE SECURITIES AND EXCHANGE COMMISSION OF THE UNDERWRITER AND D.H. BLAIR & CO. The Commission is conducting an investigation concerning various business activities of the Underwriter and D.H. Blair & Co., Inc. ("Blair & Co."), a selling group member that will distribute substantially all of the Units offered hereby. The investigation appears to be broad in scope, involving numerous aspects of the Underwriter's and Blair & Co.'s compliance with the Federal securities laws and compliance with the Federal securities laws by issuers whose securities were underwritten by the Underwriter or Blair & Co., or in which the Underwriter or Blair & Co. made over-the-counter markets, persons associated with the Underwriter or Blair & Co., such issuers and other persons. The Company has been advised by the Underwriter that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Underwriter cannot predict whether this investigation will ever result in any type of formal enforcement action against the Underwriter or Blair & Co. or, if so, whether any such action might have an adverse effect on the Underwriter or the securities offered hereby. The Underwriter has advised the Company that Blair & Co. intends to continue to make a market in the Company's securities following the Offering. An unfavorable resolution of the Commission's investigation could have the effect of limiting such firm's ability to make a market in the Company's securities, which could adversely affect the liquidity or price of such securities. See "Underwriting."

  POSSIBLE RESTRICTIONS ON MARKET MAKING ACTIVITIES IN THE COMPANY'S SECURITIES. The Underwriter has advised the Company that Blair & Co. intends to continue to make a market in the Company's securities following the Offering. Rule 10b-6 under the Exchange Act will prohibit Blair & Co. from engaging in any market-making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. In addition, under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Bridge Warrants may not simultaneously engage in market-making activities with respect to any securities of the Company for the applicable "cooling off" period (at least two and possibly nine business days) prior to the commencement of such distribution. Accordingly, in the event the Underwriter or Blair & Co. is engaged in a distribution of the Bridge Warrants, neither of such firms will be able to make a market in the Company's securities during the applicable restrictive period. Any temporary cessation of such market-making activities could have an adverse effect on the market prices of the Company's securities. See "Underwriting."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of 23,000 Units offered hereby, after deducting the underwriting discounts and commissions and other estimated expenses of the Offering, are expected to be approximately $20,272,000 ($23,422,350 if the Underwriter's over-allotment option is exercised in full). The Company expects the net proceeds to be utilized approximately as follows:

                                                            AMOUNT    PERCENTAGE
                                                          ----------- ----------
ViComp research and development(1)....................... $ 5,600,000    27.6%
Acquisition of inventory(2)..............................   3,500,000    17.3
Sales and marketing(3)...................................   3,500,000    17.3
Working capital(4).......................................   7,672,000    37.8
                                                          -----------   -----
                                                          $20,272,000   100.0%
                                                          ===========   =====

--------
(1) Represents the projected capital and operating expenses estimated in connection with the completion of the development of the ViComp MPEG-I Chip as well as the design and development of MPEG-II based integrated circuits by ViComp for a variety of applications. See "Business--ViComp Acquisitions."
(2) To finance the acquisition of inventory by the Company to support any potential increase in the sales of the Company's products, including sales of Video CD components.
(3) Represents the estimated costs to be incurred in opening sales and support offices in China and the estimated costs to be incurred in connection with increasing the Company's marketing efforts in Singapore, India and Europe.
(4) A portion of this amount may be used to finance any increase in accounts receivable resulting from any potential increase in the sales of the Company's products, and a portion of this amount will be used to pay legal, accounting, investment banking and other closing costs of the ViComp Acquisition, which are estimated to total $250,000.

  The foregoing represents the Company's best estimate of its allocation of the net proceeds of the Offering during the next 24 months. This estimate is based upon the current status of its business operations, its current plans, and current economic and industry conditions. Future events, including changes in economic or competitive conditions or the Company's business and the results of the Company's sales and marketing activities, may make shifts in the allocation of funds necessary or desirable. The amounts actually expended for each purpose set forth above may vary significantly in the event any of these assumptions prove inaccurate. The Company reserves the right to change its use of proceeds, as unanticipated events or opportunities may cause the Company to redirect its priorities and reallocate the proceeds accordingly. The Company may use a portion of the proceeds to acquire other businesses or technologies or products which are compatible with the Company's business for the purpose of expanding its business or the Company may enter into strategic alliances with other such companies. The Company does not currently have any agreements, commitments or arrangements with respect to any proposed acquisition or joint venture, and no assurance can be given that any acquisitions, joint ventures or strategic alliances will be made in the future.

  The Company anticipates, based on currently proposed plans and assumptions relating to its present operations, that the remaining net proceeds of the IPO, together with the net proceeds of the Offering, will be sufficient to satisfy the Company's contemplated cash requirements for at least the next 24 months. If the Company's estimates prove incorrect, the Company may have to seek alternative sources of financing during such period, including debt or equity financing, and may need to reduce operating costs or curtail growth plans. No assurance can be given that such financing could be obtained by the Company on favorable terms, if at all, and if the Company is unable to obtain needed financing, the Company's business would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Prior to their use, the net proceeds of the Offering will be invested in short-term, high-grade interest-bearing investments or accounts.

                                DIVIDEND POLICY

  The Company has not paid any dividends on its Common Stock since its inception. The Company has no current plans to pay dividends on its Common Stock and intends to retain earnings, if any, for working capital purposes. Any future determination as to the payment of dividends on the Common Stock will depend upon the results of operations, capital requirements, the financial condition of the Company and other factors deemed relevant by the Company's Board of Directors.

                           PRICE RANGE OF SECURITIES

  The Company's Common Stock, Class A Warrants and Class B Warrants have traded separately on the Nasdaq National Market under the symbols DVID, DVIDW and DVIDZ, respectively, and the Company's IPO Units have traded on the Nasdaq SmallCap Market under the symbol DVIDU since May 9, 1996. The following table sets forth the high and low last sale or bid prices for these securities for the periods set forth below, as reported by Nasdaq. These prices do not reflect retail mark-ups, markdowns or commissions.

                                                                  HIGH    LOW
                                                                 ------- ------
   IPO UNITS
   May 9, 1996 through June 30, 1996............................ $21.000 $8.000
   July 1, 1996 through September 30, 1996......................  19.250  8.000
   October 1, 1996 through November 1, 1996.....................  16.500 15.500
   COMMON STOCK
   May 9, 1996 through June 30, 1996............................ $12.000 $8.000
   July 1, 1996 through September 30, 1996......................   9.500  5.750
   October 1, 1996 through November 1, 1996.....................   9.000  8.375
   CLASS A WARRANTS
   May 9, 1996 through June 30, 1996............................ $ 7.750 $3.250
   July 1, 1996 through September 30, 1996......................   6.375  4.250
   October 1, 1996 through November 1, 1996.....................   5.500  5.000
   CLASS B WARRANTS
   May 9, 1996 through June 30, 1996............................ $ 6.375 $1.500
   July 1, 1996 through September 30, 1996......................   3.547  1.750
   October 1, 1996 through November 1, 1996.....................   3.000  2.500

  The closing sales prices on November 20, 1996 as reported by the Nasdaq National Market were $8 5/8 per share of Common Stock, $5 1/2 per Class A Warrant and $3 per Class B Warrant and the closing bid price on that date as reported by Nasdaq was $16 1/4 per IPO Unit.

  As of October 15, 1996, there were 43, 199 and 11 record holders of the Common Stock, Class A Warrants and Class B Warrants, respectively.

                                   DILUTION

  The following discussion and tables allocate no value to the Warrants contained in the IPO Units.

  At September 30, 1996, the pro forma net tangible book value of the Company's Common Stock (after giving effect to the ViComp Acquisition) was approximately $17,395,000 or $.99 per share based on 17,500,893 pro forma shares outstanding. After giving effect to the sale by the Company of 23,000 Units, assuming no exercise of any outstanding options or warrants (including the Underwriter's over-allotment option, the IPO Unit Purchase Options, and the Unit Purchase Option), the pro forma net tangible book value at September 30, 1996 would have been approximately $1.90 per share (taking into account the underwriting discounts and estimated offering expenses), representing an immediate increase in net tangible book value of approximately $20,272,000 or $.91 per share to existing shareholders and an immediate dilution of $8.10 per share or approximately 81%. "Dilution" per share represents the difference between the public offering price per share and the pro forma net tangible book value per share at September 30, 1996, as adjusted for the Offering. The foregoing is illustrated in the following table:

Public offering price per share of Common Stock............           $10.00
  Pro forma net tangible book value before the Offering....      $.99
  Increase in net tangible book value per share of Common
   Stock attributable to public investors..................       .91
                                                                 ----
Pro forma net tangible book value per share of Common Stock
 after the Offering(1).....................................             1.90
                                                                      ------
Dilution per share of Common Stock to public investors(1)..           $ 8.10
                                                                      ======

--------
(1) Assumes no exercise of the Underwriter's over-allotment option. The dilution of net tangible book value per share to new investors, assuming the Underwriter's over-allotment option is exercised in full, would be $7.98 per share.

  The following tables set forth (i) the number of shares of Common Stock purchased from the Company by those persons who were shareholders immediately prior to the IPO; (ii) the number of shares of Common Stock sold in the IPO;
(iii) the total consideration paid, and the average price per share paid for such shares by the existing shareholders; and (iv) the number of shares of Common Stock to be sold by the Company to the purchasers of the 23,000 Units offered hereby, the total consideration to be paid, and the average price per share:

                          SHARES PURCHASED(1)  CONSIDERATION PAID(1)  AVERAGE PER
                         --------------------- ----------------------   SHARE OF
                           NUMBER   PERCENTAGE   AMOUNT    PERCENTAGE COMMON STOCK
                         ---------- ---------- ----------- ---------- ------------
Pre IPO Shareholders.... 11,958,572    62.6%   $ 8,279,930    14.9%      $  .69
Investors in IPO........  4,830,000    25.3     24,150,000    43.6       $ 5.00
Investors in this
 Offering...............  2,300,000    12.1     23,000,000    41.5       $10.00
                         ----------   -----    -----------   -----
  Total................. 19,088,572   100.0%   $55,429,930   100.0%
                         ==========   =====    ===========   =====

--------
(1) Prior to the deduction of costs of issuance. Does not include the issuance and sale of the Acquisition Shares or 221,667 shares of Common Stock issued subsequent to the IPO through September 30, 1996 pursuant to the exercise of outstanding options under the 1993 Option Plan or otherwise.

  As of the date of this Prospectus, there were certain options and warrants to purchase shares of the Common Stock at prices below the price per share of the Common Stock included in the Units, including, without limitation, options to purchase a total of 2,516,687 shares of Common Stock outstanding under the 1993 Option Plan at prices ranging from $.14 to $3.50 per share and additional options and warrants to purchase 205,990 shares at prices ranging from $5.00 to $8.38 per share. To the extent such options or warrants are exercised in the future, there will be additional dilution to the investors in the Offering. See "Management--Stock Option Plans" and "Description of Securities."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of September 30, 1996; (ii) pro forma as of September 30, 1996 to give effect to the ViComp Acquisition; and (iii) pro forma, as adjusted, as of September 30, 1996 to give effect to the ViComp Acquisition and the sale by the Company of the 23,000 Units offered hereby (assuming no exercise of the Underwriter's over-allotment option) and the receipt of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Pro Forma Financial Information" and the financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus.

                                                                 PRO FORMA,
                                     ACTUAL     PRO FORMA(3)  AS ADJUSTED(3)(4)
                                  ------------  ------------  -----------------
Stockholders' equity:
 Preferred Stock, $.0001 par
  value, 5,000,000 shares
  authorized, none issued and
  outstanding.................... $        --   $        --     $        --
 Common Stock, $.0001 par value,
  60,000,000 shares authorized,
  17,009,640 shares issued and
  outstanding, actual; 17,500,893
  shares issued and outstanding,
  pro forma; and 19,800,893
  shares issued and outstanding,
  pro forma as adjusted(1)(2)....        1,701         1,750           1,980
 Additional paid in capital......   29,800,775    31,557,240      51,829,010
 Accumulated deficit.............  (12,267,320)  (14,025,719)    (14,025,719)
 Foreign currency translation
  adjustments....................      (45,437)      (45,437)        (45,437)
 Deferred compensation...........      (45,240)      (93,240)        (93,240)
                                  ------------  ------------    ------------
Total stockholders' equity and
 capitalization.................. $ 17,444,479  $ 17,394,594    $ 37,666,594
                                  ============  ============    ============

--------
(1) Excludes (i) up to 3,970,357 shares of Common Stock issuable upon exercise of stock options that may be issued pursuant to the 1993 Stock Option Plan and 1996 Stock Option Plan, of which options to purchase 2,547,687 shares of Common Stock have been granted under such plans and were outstanding as of September 30, 1996; (ii) other options and warrants to purchase 200,000 shares of Common Stock at September 30, 1996; (iii) 14,958,260 shares of Common Stock issuable on exercise of the IPO Warrants and the 234,130 Class A Warrants issued to certain bridge financing investors in connection with the IPO that have been resold by such investors and the Class B Warrants underlying the Class A Warrants; (iv) 1,380,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option and underlying the SPO Warrants included in the Units included in the over-allotment option; (v) 1,680,000 shares of Common Stock issuable upon exercise of the IPO Unit Purchase Options and the Warrants underlying such option; (vi) 920,000 shares of Common Stock issuable upon exercise of the Unit Purchase Option and the Warrants underlying the Unit Purchase Option; (vii) 6,900,000 shares of Common Stock issuable upon exercise of the SPO Warrants underlying the Units; and (viii) 6,531,740 shares of Common Stock issuable upon exercise of the Bridge Warrants and the Class B Warrants underlying the Bridge Warrants. Also excludes the following securities issued subsequent to September 30, 1996: (i) 32,198 shares of Common Stock issued upon exercise of stock options and otherwise; and (ii) warrants to purchase 5,990 shares of Common Stock. See "Management--Stock Option Plans," "Management--Employment and Consulting Agreements," "Description of Securities" and "Underwriting."
(2) As of September 30, 1996, includes 7,957,857 Escrow Shares of the 7,978,114 shares that have been deposited into escrow as of the date of this Prospectus. See "Principal Shareholders--Escrow Securities."
(3) Pro forma to give effect to the ViComp Acquisition. See "Pro Forma Financial Information."
(4) Adjusted to give effect to the sale of 23,000 Units pursuant to the Offering and the receipt of the net proceeds therefrom.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the Company's financial statements and related notes thereto and with "Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for the two years in the period ended December 31, 1995 are derived from the audited financial statements of the Company included elsewhere in this Prospectus. In June 1996, the Company changed its fiscal year end from December 31 to March 31. The statement of operations data for the nine-month periods ended September 30, 1995 and 1996 and the balance sheet data at September 30, 1996 are derived from the unaudited interim financial statements of the Company included elsewhere in this Prospectus and include, in the opinion of the Company, all adjustments consisting of all normal recurring adjustments necessary for a fair presentation of the Company's results of operations for those periods and financial position at that date.

STATEMENT OF OPERATIONS DATA:

                                                                                PRO FORMA
                           YEARS ENDED DECEMBER        NINE-MONTH PERIOD       NINE-MONTH
                                    31,               ENDED SEPTEMBER 30,     PERIOD ENDED
                          ------------------------  ------------------------  SEPTEMBER 30,
                             1994         1995         1995         1996         1996(3)
                          -----------  -----------  -----------  -----------  -------------
                                                          (UNAUDITED)          (UNAUDITED)
Revenue:
  Product revenue.......  $ 6,553,987  $ 1,927,015  $ 1,320,252  $ 3,108,049   $ 3,108,049
  Development and
   service revenue......    1,254,646    1,021,816      653,355      156,839       156,839
  Component revenue.....          --       572,000          --     1,630,626     1,630,626
                          -----------  -----------  -----------  -----------   -----------
  Total revenue.........    7,808,633    3,520,831    1,973,607    4,895,514     4,895,514
Cost of product revenue.    5,963,959    2,274,638    1,450,376    3,704,212     3,704,212
Cost of development and
 service revenue........      954,531      585,282      321,713      263,298       263,298
Cost of component reve-
 nue....................          --       495,000          --     1,598,500     1,598,500
                          -----------  -----------  -----------  -----------   -----------
Gross profit (loss).....      890,143      165,911      201,518     (670,496)     (670,496)
Operating expenses:
  Research and
   development..........    1,550,248    1,257,833      981,930    1,048,324     1,820,889
  Sales and marketing...      602,818      548,573      426,274      784,900       784,900
  General and
   administrative.......      859,129    1,513,636    1,228,014    2,011,494     2,027,699
                          -----------  -----------  -----------  -----------   -----------
  Total operating
   expenses.............    3,012,195    3,320,042    2,636,218    3,844,718     4,633,488
                          -----------  -----------  -----------  -----------   -----------
Loss from operations....   (2,122,052)  (3,154,131)  (2,434,700)  (4,515,214)   (5,303,984)
Other income (expense),
 net....................       35,154      (80,312)     (45,447)    (463,577)     (448,520)
Gain (loss) on
 investments in
 affiliates (1994 gain
 was from a related
 party).................      350,000   (1,248,868)         --           --            --
                          -----------  -----------  -----------  -----------   -----------
Net loss before benefit
 for income taxes and
 extraordinary item.....   (1,736,898)  (4,483,311)  (2,480,147)  (4,978,791)   (5,752,504)
Benefit for income tax-
 es.....................      (83,237)         --           --           --            --
                          -----------  -----------  -----------  -----------   -----------
Net loss before
 extraordinary item.....   (1,653,661)  (4,483,311)  (2,480,147)  (4,978,791)   (5,752,504)
Extraordinary item(1)...          --           --           --    (1,263,796)   (1,263,796)
                          -----------  -----------  -----------  -----------   -----------
Net loss................  $(1,653,661) $(4,483,311) $(2,480,147) $(6,242,587)  $(7,016,300)
                          ===========  ===========  ===========  ===========   ===========
Net loss per share......  $      (.39) $      (.84) $      (.46) $      (.81)  $      (.89)
                          ===========  ===========  ===========  ===========   ===========
Shares used in
 computation of net loss
 per share (2)..........    4,195,148    5,337,668    5,353,284    7,675,792     7,885,525
                          ===========  ===========  ===========  ===========   ===========

BALANCE SHEET DATA:

                                                              SEPTEMBER 30, 1996
                                                              ------------------
                                                                 (UNAUDITED)
Working capital..............................................    $ 16,827,685
Total assets.................................................      18,606,499
Total liabilities............................................       1,162,020
Accumulated deficit..........................................     (12,267,320)
Total stockholders' equity...................................      17,444,479

--------
(1) The nine-month period ended September 30, 1996 includes a non-cash charge of approximately $1,264,000 relating to the repayment of the Bridge Notes.
(2) See Note 1 of Notes to Financial Statements for an explanation of the determination of the computation of weighted average number of shares of Common Stock used in computing net loss per share. Excludes the Escrow Shares. The net loss per share for the pro forma nine-month period ended September 30, 1996 also reflects the shares issued in the ViComp Acquisition (excluding the Escrow Acquisition Shares issued to Dr. Sun). See "Principal Shareholders--Escrow Securities" and Note 11 of Notes to Financial Statements.
(3) The pro forma statement of operations data combines the Company's statement of operations data for the nine-month period ended September 30, 1996, with ViComp's statement of operations data for the period from its inception (August 21, 1995) to August 31, 1996 as if the ViComp Acquisition had occurred as of January 1, 1996. See "Pro Forma Financial Information."

                        PRO FORMA FINANCIAL INFORMATION

  In October 1996, the Company completed the ViComp Acquisition for a purchase price consisting of 491,253 shares of the Company's Common Stock. The Company also granted options to purchase 189,557 additional shares of the Company's common stock to certain of the shareholders of ViComp who were previously employed by ViComp and who continued to be employed by ViComp after the ViComp Acquisition. The Chairman and Chief Executive Officer of the Company was a co-founder of ViComp and owned approximately 57% of ViComp's outstanding capital stock at the time of the ViComp Acquisition. The shares issued to this related party will be subject to cancellation under certain conditions pursuant to the terms of the ViComp Acquisition or in connection with the Offering. See "Business--ViComp Acquisition." The value of these shares subject to cancellation have not been included in the purchase price at the date of the ViComp Acquisition due to the uncertainty of their ultimate release from escrow. The Company will, in the event of the release of the Escrow Securities or Dr. Sun's Escrow Acquisition Shares escrowed in connection with the Offering, recognize, during the period that the conditions for such release are met, a substantial non-cash charge to earnings that would increase the Company's loss or reduce or eliminate earnings, if any, at such time. In the event of release of Dr. Sun's Escrow Acquisition Shares escrowed in connection with the ViComp Acquisition, the Company will recognize such a charge to earnings either during the period that the conditions for such release are met or will recognize such charge to earnings over future periods. The purchase method of accounting has been used to account for the ViComp Acquisition.

  The unaudited pro forma combined condensed balance sheet and statement of operations reflects the following: (i) the combination of the financial statements of the Company and ViComp; and (ii) the issuance of the Acquisition Shares (other than Dr. Sun's shares). The unaudited pro forma combined condensed balance sheet was prepared as if the ViComp Acquisition had occurred at September 30, 1996, and the unaudited pro forma combined condensed statements of operations combine the Company's statements of operations for the year ended December 31, 1995 and the nine-month period ended September 30, 1996 with ViComp's statement of operations for the period from inception (August 21, 1995) through August 31, 1996 and reflects the ViComp Acquisition as if it had occurred as of the beginning of the periods presented.

  The historical balance sheet and statements of operations of ViComp are presented to coincide with the nine-month period ended September 30, 1996 and the twelve-month period ended December 31, 1995 of the Company and the fiscal year of ViComp, respectively.

  In the opinion of the Company's management, all adjustments necessary to present fairly such pro forma combined condensed financial statements have been made in the terms and structure of the ViComp Acquisition.

  The unaudited pro forma combined condensed balance sheet and statements of operations are not necessarily indicative of the actual results had the ViComp Acquisition occurred as of September 30, 1996, January 1, 1996 or January 1, 1995, as the case may be, nor do they purport to indicate the results of future operations of the Company.

  These unaudited pro forma combined condensed financial statements should be read in connection with the accompanying notes and the historical financial statements and notes thereto of the Company and ViComp included in this Prospectus. See "Index to Financial Statements."

                        DIGITAL VIDEO SYSTEMS, INC. AND
                            VICOMP TECHNOLOGY, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                   HISTORICAL                   PRO FORMA
                         ------------------------------- ----------------------------
                         DIGITAL VIDEO       VICOMP
                         SYSTEMS, INC.  TECHNOLOGY, INC.
                         SEPTEMBER 30,     AUGUST 31,     PRO FORMA
                             1996             1996       ADJUSTMENTS       COMBINED
                         -------------  ---------------- -----------     ------------
         ASSETS
Current assets:
  Cash and cash
   equivalents.......... $ 14,638,889      $  159,943    $       --      $ 14,798,832
  Accounts receivable,
   net..................    1,194,143             --             --         1,194,143
  Inventories...........    1,488,454                                       1,488,454
  Prepaid expenses and
   other current assets.      668,219             --             --           668,219
                         ------------      ----------    -----------     ------------
    Total current
     assets.............   17,989,705         159,943            --        18,149,648
  Property and
   equipment, net.......      499,921         217,988        (56,172)(a)      661,737
  Purchase research and
   technology...........          --              --       1,758,399 (a)
                                  --              --      (1,758,399)(b)          --
  Other assets..........      116,873             --             --           116,873
                         ------------      ----------    -----------     ------------
    Total assets........ $ 18,606,499      $  377,931    $   (56,172)    $ 18,928,258
                         ============      ==========    ===========     ============
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...... $    694,034      $   93,958    $       --      $    787,992
  Accrued liabilities...      467,986          27,686        250,000 (a)      745,672
                         ------------      ----------    -----------     ------------
    Total current
     liabilities........    1,162,020         121,644        250,000        1,533,664
Stockholders' equity
  Convertible preferred
   stock................          --            3,000         (3,000)(c)          --
  Common stock..........        1,701           3,000         (3,000)(c)
                                                                  49 (a)        1,750
  Additional paid-in
   capital..............   29,800,775       1,072,000     (1,072,000)(c)
                                                           1,756,465 (a)   31,557,240
  Accumulated deficit...  (12,267,320)       (773,713)       773,713 (c)
                                                          (1,758,399)(b)  (14,025,719)
  Foreign currency
   translation
   adjustments..........      (45,437)            --             --           (45,437)
  Deferred compensation.      (45,240)        (48,000)           --           (93,240)
                         ------------      ----------    -----------     ------------
    Total stockholders'
     equity.............   17,444,479         256,287       (306,172)      17,394,594
                         ------------      ----------    -----------     ------------
    Total liabilities
     and stockholders
     equity............. $ 18,606,499      $  377,931    $   (56,172)    $ 18,928,258
                         ============      ==========    ===========     ============

                        DIGITAL VIDEO SYSTEMS, INC. AND
                            VICOMP TECHNOLOGY, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                       HISTORICAL                      PRO FORMA
                          ------------------------------------- -------------------------
                                                   VICOMP
                            DIGITAL VIDEO     TECHNOLOGY, INC.
                            SYSTEMS, INC.     AUGUST 21, 1995
                          NINE MONTHS ENDED     (INCEPTION)      PRO FORMA
                          SEPTEMBER 30, 1996 TO AUGUST 31, 1996 ADJUSTMENTS    COMBINED
                          ------------------ ------------------ -----------   -----------
Total revenue...........     $ 4,895,514          $    --        $    --      $ 4,895,514
Cost of revenue.........       5,566,010               --             --        5,566,010
                             -----------         ---------       --------     -----------
  Gross profit..........        (670,496)              --             --         (670,496)
Operating expenses:
  Research and
   development..........       1,048,324           772,565            --        1,820,889
  Sales and marketing...         784,900               --             --          784,900
  General and
   administrative.......       2,011,494            16,205            --        2,027,699
                             -----------         ---------       --------     -----------
    Total operating
     expenses...........       3,844,718           788,770            --        4,633,488
                             -----------         ---------       --------     -----------
Loss from operations....      (4,515,214)         (788,770)           --       (5,303,984)
Other income (expenses),
 net....................        (463,577)           15,057            --         (448,520)
                             -----------         ---------       --------     -----------
Net loss before
 extraordinary items....      (4,978,791)         (773,713)           --       (5,752,504)
Extraordinary item--loss
 on early extinguishment
 of bridge notes........      (1,263,796)              --             --       (1,263,796)
                             -----------         ---------       --------     -----------
Net loss................     $(6,242,587)        $(773,713)      $    --      $(7,016,300)
                             ===========         =========       ========     ===========
Net loss per share......     $      (.81)                                     $      (.89)
                             ===========                                      ===========
Shares used in the
 computation of net loss
 per share..............       7,675,792                          209,733(d)    7,885,525
                             ===========                         ========     ===========

                        DIGITAL VIDEO SYSTEMS, INC. AND
                            VICOMP TECHNOLOGY, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                       HISTORICAL                     PRO FORMA
                          ------------------------------------ -------------------------
                                                  VICOMP
                            DIGITAL VIDEO    TECHNOLOGY, INC.
                           SYSTEMS,  INC.    AUGUST 21, 1995
                             YEAR ENDED        (INCEPTION)      PRO FORMA
                          DECEMBER 31, 1995 TO AUGUST 31, 1996 ADJUSTMENTS    COMBINED
                          ----------------- ------------------ -----------   -----------
Total revenue...........     $ 3,520,831         $    --        $    --      $ 3,520,831
Cost of revenue.........       3,354,920              --             --        3,354,920
                             -----------        ---------       --------     -----------
  Gross profit..........         165,911              --             --          165,911
Operating expenses:
  Research and
   development..........       1,257,833          772,565            --        2,030,398
  Sales and marketing...         548,573              --             --          548,573
  General and
   administration.......       1,513,636           16,205            --        1,529,841
                             -----------        ---------       --------     -----------
    Total operating
     expenses...........       3,320,042          788,770            --        4,108,812
                             -----------        ---------       --------     -----------
Loss from operations....      (3,154,131)        (788,770)           --       (3,942,901)
Other income (expense),
 net....................         (80,312)          15,057            --          (65,255)
Loss on investment in
 affiliate..............      (1,248,868)             --             --       (1,248,868)
                             -----------        ---------       --------     -----------
Net loss................     $(4,483,311)       $(773,713)      $    --      $(5,257,024)
                             ===========        =========       ========     ===========
Net loss per share......     $      (.84)                                    $      (.95)
                             ===========                                     ===========
Shares used in the
 computation of net loss
 per share..............       5,337,668                         209,733(d)    5,547,401
                             ===========                        ========     ===========

                        DIGITAL VIDEO SYSTEMS, INC. AND
                            VICOMP TECHNOLOGY, INC.

 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCED SHEET AND STATEMENT
                                 OF OPERATIONS

  The following pro forma adjustments are required to allocate the purchase price and acquisition cost to the assets acquired from ViComp Technology, Inc. based on their fair value, as determined by an independent appraisal and to reflect the write-off of purchased research and development identified in the purchase price allocation.

(a) Reflects the allocation of the purchase price, based on fair market values, to the historical balance sheet.

(b) Reflects the write-off of purchased research and development identified in the purchase price allocation. The pro forma statements of operations exclude the write-off of purchased research and development due to its non-recurring nature.

(c) Reflects the elimination of ViComp equity accounts.

(d) Reflects an increase in common stock for the shares issued in connection with the purchase price of ViComp for the net assets acquired. Does not include 281,520 shares issued to a related party that are subject to cancellation. See "Business--ViComp Acquisition." Inclusion of these shares in the pro forma weighted average common shares outstanding calculation would be anti-dilutive.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties including, without limitation, statements with respect to the Company's strategy, proposed sales of the Company's products, markets for the Company's products and the development of the Company's products, including integrated circuit products. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, the uncertainty of market acceptance of Video CD players and components, planned rapid growth of the Company's business, the risks relating to the ViComp Acquisition, conducting business in foreign countries and the competitive market for the Company's products and those discussed below and in "Business" and "Risk Factors," as well as those discussed elsewhere in this Prospectus and any document incorporated herein by reference. The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.

GENERAL

  The Company was founded in October 1992 by Dr. Edmund Y. Sun to develop digital video compression and decompression systems. In the first quarter of 1993, the Company entered into agreements with Hyundai Electronics Industries Co., Ltd. ("Hyundai") to develop karaoke-related digital video products and the Company entered into a joint venture called Anhui Wanyan Electronic Systems, Co. Ltd. ("Wyan") for the purpose of developing, producing and selling digital audiovisual products. These collaborations with Hyundai and Wyan provided a portion of the funding for the Company's development of its consumer and commercial Video CD players.

  The Company generated approximately $6,410,000 of revenues from product sales, primarily Video CD players, to related parties that included Hyundai and Wyan in the year ended December 31, 1994 ("1994"). In the year ended December 31, 1995 ("1995"), the Company recorded product revenues of approximately $490,000 to related parties. The Company does not expect to record significant product revenues from these related parties in the future due to the shift in the Company's focus since 1995 to marketing Video CD players to unaffiliated third parties. Product revenue from sales of Video CD players and (to a lesser extent from sales of Video CD encoding systems), to unaffiliated third parties increased from approximately $144,000 in 1994 to approximately $1,437,000 in 1995.

  The Company has shifted its focus since 1995 to production and sale of commercial products in an attempt to meet the significant growth in demand for digital video products. However, as a result, at least in part, of insufficient working capital to expand its operations to meet such demand, the Company has recognized limited revenues from sales of its products to date. Having significantly increased its working capital by completing the IPO in May 1996 and having thereafter expanded its marketing and production activities, the Company believes that the continued increase in the demand for digital video products may enable it to generate revenue growth in the balance of the Company's fiscal year ending March 31, 1997. There can be no assurance, however, that sales of the Company's products will ever generate significant revenue growth. The Company expects its revenues in the current fiscal year to be derived largely from sales of its Video CD players and components, sales of MPEG encoding board sets, the marketing of which commenced in the first quarter of the current fiscal year, and sales of network video systems released during the first quarter of the current fiscal year.

  The Company expects to incur a substantial operating loss for the balance of the current fiscal year, which will also include a non-cash charge to operations of approximately $1,758,000 in the three-month period ending December 31, 1996 in connection with the ViComp Acquisition. Results of operations may vary significantly from quarter to quarter depending on, among other things, the progress, if any, of the Company's research and development efforts, including the development of the ViComp MPEG-I Chip and other integrated circuits by ViComp, and the results of the Company's marketing efforts for its current and future products. See "Business--ViComp Acquisition." The Company anticipates that it will incur substantially higher research and development expenses during the balance of the current fiscal year and the fiscal year ending March 31, 1998, primarily in connection with ViComp's activities. There can be no assurance that sales of the Company's products will ever generate significant revenue or that the Company will generate positive cash flow from its operations or attain or thereafter sustain profitability in any future period.

  In June 1996, the Company elected to change its year end from December 31 to March 31. Accordingly, the Company's current fiscal year will end March 31, 1997.


  In October 1996, the Company determined that its previously reported operating results and balance sheet data for the three-month periods ended March 31, 1995 and June 30, 1995 and for the three-month period ended June 30, 1996 required restatement. The revisions to the March 31, 1995 and June 30, 1995 quarters were made to more accurately reflect certain previously recorded year-end adjustments in the appropriate 1995 quarterly periods. The revisions to the June 30, 1996 quarter related primarily to (a) the Company's determination that certain development revenues previously recognized in this quarter (approximately $225,000) should not have been recognized, and (b) data errors caused by improper installation of a new manufacturing accounting system for the Company's Taiwan operation. Pending proper installation of a new accounting system for the Taiwan operation, the Company continues to use the system it has used in prior accounting periods, which the Company believes is an accurate system. The foregoing revisions did not require any restatement of the Company's previously reported audited financial statements for the year ended December 31, 1995, and the Company believes that the restated quarterly financial results (which are reflected in this Management's Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in the Prospectus) do not represent a material change in the aggregate from the results as previously reported.

RESULTS OF OPERATIONS

 NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1996 COMPARED TO NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1995

  The Company incurred an operating loss and a net loss of approximately $4,515,000 and $6,243,000, respectively, for the nine months ended September 30, 1996, as compared to an operating loss and a net loss of approximately $2,435,000 and $2,480,000, respectively, for the nine months ended September 30, 1995.

  NET REVENUES AND COSTS OF REVENUES. Total revenues increased approximately $2,922,000 or 148% from approximately $1,974,000 in the nine months ended September 30, 1995 to approximately $4,896,000 in the nine months ended September 30, 1996. This increase was due to increases in unit sales of Video CD players and components. The gross margin percentage for the nine months ended September 30, 1996 was negative, as compared to the positive gross margin for the nine months ended September 30, 1995 of 10%. This decline was due in part to increased product price competition and increased product recalls in the nine months ended September 30, 1996. In addition, the gross margin percentage for development and service revenue was positively impacted in the nine months ended September 30, 1995 due to timing differences with respect to the recognition of revenue and associated costs. The gross margins in both periods were adversely affected by the Company's inability to produce products in quantities that could result in greater economies of scale. There can be no assurance, however, that unit costs will decrease if Video CD players and components, and to a lesser extent, MPEG encoding board sets, are produced in greater quantities.

  OPERATING EXPENSES. Total operating expenses increased by approximately $1,209,000 or 46% from approximately $2,636,000 in the nine months ended September 30, 1995 to approximately $3,845,000 in the nine months ended September 30, 1996. This increase resulted from the Company's increased research and development, sales and marketing and general and administrative expenses in the nine months ended September 30, 1996 described below.

  Research and development expenses consist primarily of personnel and equipment costs required to conduct the Company's development efforts. The Company believes that investments in research and development are required to remain competitive. These expenses increased approximately $66,000 or 7% from approximately $982,000 in the nine months ended September 30, 1995 to approximately $1,048,000 in the nine months ended

September 30, 1996. This increase was related primarily to increased personnel and consulting costs, offset in part by reduced development expenditures for Video CD players in the nine months ended September 30, 1996. As a percentage of net sales, however, research and development expenses decreased from 50% during the nine months ended September 30, 1995 to 21% during the nine months ended September 30, 1996 due to the increase in sales in the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995.

  Sales and marketing expenses consist primarily of personnel and consulting costs involved in the sales process, including sales commissions. Sales and marketing expenses increased 84% in the nine months ended September 30, 1996 to approximately $785,000 as compared to approximately $426,000 in the nine months ended September 30, 1995. This increase was primarily due to the increase in sales and marketing personnel as well as trade shows activities for the 1996 period being compared. The Company intends to increase its investment in sales and marketing and expects these expenses to increase in absolute dollars and as a percentage of revenues during the remainder of the fiscal year ending March 31, 1997.

  General and administrative expenses, which consist of administrative salaries and benefits, insurance and other business support costs, increased approximately $783,000 or 64% to approximately $2,011,000 in the nine months ended September 30, 1996 as compared to approximately $1,228,000 in the nine months ended September 30, 1995. This increase was due to increases in salaries and related expenses, which resulted from hiring additional administrative personnel, increases in liability insurance costs, increased legal and accounting fees and strategic business consulting fees, costs associated with the Company's Class A Warrant exchange and redemption offer (which was subsequently abandoned due to market conditions) and an increase in facility costs. As a percentage of net sales, general and administrative expenses decreased from 62% in the nine months ended September 30, 1995 to 41% in the nine months ended September 30, 1996 due to an increase in sales in the nine months ended September 30, 1996. The Company expects further increases in these expenses during the remainder of the fiscal year ending March 31, 1997.

  OTHER INCOME (EXPENSES), NET. Other expenses increased to approximately $464,000 in the nine months ended September 30, 1996 as compared to approximately $45,000 in the nine months ended September 30, 1995. This increase was primarily due to charges to interest expense and financing charges related to the Company's Bridge Financing.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  NET REVENUES AND COSTS OF REVENUES. Total revenues decreased approximately $4,288,000 or 55% from approximately $7,809,000 in 1994 to approximately $3,521,000 in 1995. This decrease was due to the decrease in product revenues generated from sales to related parties, which decreased from approximately $6,410,000 in 1994 to approximately $490,000 in 1995 as these related parties increased the production capability at their own manufacturing facilities. This decrease was partially offset by increases in product revenues generated from sales to unaffiliated third parties, which represented approximately $144,000 of total product revenues in 1994 as compared to approximately $1,437,000 in 1995, as well as an increase in component revenue from none in 1994 to approximately $572,000 in 1995.

  Product revenues, including revenues from sales of Video CD players and Video CD encoding systems, decreased by approximately $4,627,000 or 71% from approximately $6,554,000 in 1994 to approximately $1,927,000 in 1995. This decrease was attributable to the decrease in sales made to Hyundai and Wyan in 1995 compared to sales to these entities in 1994 as described above. The cost of such revenues decreased by approximately $3,689,000 or 62% from approximately $5,964,000 in 1994 to approximately $2,275,000 in 1995, due to reduced product revenues. However, the cost of product revenues did not decrease to the same extent as the decrease in product revenues, because the Company was required to increase its manufacturing expenses. Such expenses increased in connection with the introduction of a new Video CD player due to start-up manufacturing costs associated with the production of such players. In addition, the Company was not able to produce products in quantities which could result in greater economies of scale.

  Development and service revenues, primarily from the development of customized Video CD encoding and decoding systems, decreased by approximately $233,000 or 19% from approximately $1,255,000 in 1994 to approximately $1,022,000 in 1995. The cost of such revenues decreased by approximately $370,000 or 39% from approximately $955,000 in 1994 to approximately $585,000 in 1995. This decrease was primarily the result of the Company incurring a significant portion of the costs associated with achieving certain milestones in 1994 under the Company's agreements with Hyundai, with the related development revenue recognized in 1995 upon completion of such milestones. Development and service revenues in 1994 were generated primarily from a development agreement with Wyan pursuant to which the Company helped establish an assembly plant in China and from the delivery to Wyan of a customized Video CD encoding system. In 1995, the development and service revenue recorded was primarily from agreements with Hyundai in which the Company achieved certain product development milestones. See "Business--Agreements with Hyundai."

  Component revenues derived from sales of certain inventory parts in excess of current manufacturing needs were approximately $572,000 in 1995, and were made to generate working capital. No such sales were made in 1994.

  OPERATING EXPENSES. Total operating expenses increased by approximately $308,000 or 10% from approximately $3,012,000 in 1994 to approximately $3,320,000 in 1995. This increase resulted primarily from the Company's increased general and administrative expenses in 1995 described below. The increase in total operating expenses was partially offset by decreases in research and development and sales and marketing expenses.

  Research and development expenses decreased by approximately $292,000 or 19% from approximately $1,550,000 in 1994 to approximately $1,258,000 in 1995 primarily as a result of expenses incurred in 1994 for the development of the CDV340 Video CD player, which was completed in May 1995.

  Sales and marketing expenses decreased 9% from approximately $603,000 for 1994 to approximately $549,000 for 1995. This decrease is attributable to a reduction in the sales force in 1995 as a result of the decrease in sales activity in 1995 as compared to 1994.

  General and administrative expenses increased in 1995 over the same period in 1994 primarily due to an increase in personnel at the Company's facilities in Taiwan.

  OTHER INCOME (EXPENSE), NET. Other income (expense), net represents interest earned by the Company on its cash and cash equivalents, offset by interest expense primarily from shareholder notes payable.

  INVESTMENTS IN AFFILIATES. Investments in affiliates consist of the investments made by the Company in Wyan and Excodi Limited ("Excodi") for the purpose of establishing manufacturing capability in mainland China. During 1993 and 1994, the Company made investments totaling approximately $920,000 in these companies.

  During 1994, the Company sold an equity interest in Wyan to Hyundai for approximately $350,000 and recognized this revenue as a gain on investment in affiliate. The Company abandoned its investments in Wyan and Excodi in 1995 due to the lack of working capital and other funding sources available to these enterprises and, to a lesser extent, the working capital deficiency of the Company. As a result, the Company wrote off an aggregate of approximately $920,000 of investments in affiliates and an aggregate of approximately $327,000 in receivables from Wyan and Excodi in 1995. The Company will continue to seek opportunities to manufacture its products through subcontractors and, as a result, the Company may make additional investments in companies and joint ventures located in the Asia-Pacific region. See Note 8 of Notes to Financial Statements.

  BENEFIT FOR INCOME TAXES. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company incurred a net loss and consequently paid no federal or state income taxes in 1995. In 1994, the Company recorded a benefit for income taxes as a result of the refundability of taxes that were paid in previous years. At December 31, 1995, the Company had approximately $3,440,000 in federal net operating loss carryforwards and approximately $550,000 in state net operating loss carryforwards which expire in various years beginning in calendar year 1999 if not utilized.

  Due to the "change in ownership" provisions of the Tax Reform Act of 1986, the availability of the Company's net operating loss carryforwards will be subject to an annual limitation in future periods if a change of ownership for income tax purposes should occur over a three year period, which could substantially limit the eventual tax utilization of these carryforwards.

  The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management evaluates on a quarterly basis the recoverability of the deferred tax assets and the level of the valuation allowance. If it is determined that it is more likely than not that deferred tax assets are realizable, then at such time the valuation allowance will be appropriately reduced. See Note 5 of Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

  From its inception until May 1996, the Company funded its operations and investments primarily through the private sale of equity securities and borrowings from Dr. Sun, the Company's founder, and Hyundai. Financing activities in 1994 provided the Company with approximately $4,148,000, primarily from funds borrowed from, and preferred stock sold to, Hyundai. Financing activities in 1995 provided the Company with approximately $3,475,000, primarily from funds borrowed from Dr. Sun, which loans were subsequently converted to preferred stock, and from preferred stock sold to Hyundai. See "Certain Transactions." Net cash used in operating activities was approximately $3,158,000 and approximately $2,482,000 during 1994 and 1995, respectively. For such periods, net cash used in operating activities resulted primarily from net losses and in 1994 from repayment of advances from a related party. Net cash used in investing activities was approximately $1,167,000 and approximately $114,000 in 1994 and 1995, respectively. Net cash used in investing activities in 1994 was primarily from acquisitions of property and equipment and investments in affiliates and net cash used in investing activities in 1995 was primarily from acquisitions of property and equipment. Additionally, cash and cash equivalents increased as a result of the release of restricted cash used to secure a line of credit that expired in June 1995.

  In March 1996, the Company completed the Bridge Financing and received aggregate proceeds of $6,055,000, net of issuance costs. The proceeds from the Bridge Financing have been used for inventory and working capital purposes, including general and administrative expenses and expenses of the IPO. In May 1996, the Company completed the IPO (including exercise of the Underwriter's over-allotment option), which consisted of 4,830,000 IPO Units. The Company received net offering proceeds from the sale of IPO Units of approximately $20,714,000 after deducting underwriting discounts and commissions and other expenses of the offering. In May 1996, the Company repaid in full the Bridge Notes and related expenses with a portion of the proceeds received from the IPO.

  As of September 30, 1996 the Company had working capital of approximately $16,828,000 as compared to working capital of approximately $1,442,000 as of December 31, 1995. The increase in working capital resulted from the proceeds of the IPO, net of the repayment of the Bridge Notes. Net cash used in operations was approximately $6,286,000 for the nine-month period ended September 30, 1996 as compared to approximately $1,788,000 net cash used in operations in the comparable period in 1995. Net cash provided by financing activities was approximately $19,813,000 for the nine-month period ended September 30, 1996 as compared to approximately $1,974,000 for the comparable period in 1995.

  Except for existing facility and office equipment operating lease obligations that will require total payments of approximately $702,000 in calendar years 1996 and 1997, the Company has no material capital expenditure commitments.

  The Company anticipates, based on currently proposed plans and assumptions relating to its present operations, that its existing working capital, together with the net proceeds of the Offering, will be sufficient to satisfy the Company's contemplated cash requirements for at least the next 24 months. If the Company's estimates prove incorrect, the Company may have to seek alternative sources of financing during such period, including debt or equity financing, and may need to reduce operating costs or curtail growth plans. No assurance can be given that such financing could be obtained by the Company on favorable terms, if at all, and if the Company is unable to obtain needed financing, the Company's business would be materially and adversely affected.

CHARGE TO INCOME IN THE EVENT OF RELEASE OF ESCROWED SECURITIES

  In the event the Company attains any of the earnings or stock price thresholds required for the release of all or a portion of the Escrow Securities and 140,760 of Dr. Sun's Escrow Acquisition Shares deposited into an escrow pursuant to the Offering, the release of such securities to Company officers, directors, employees or consultants will be treated, for financial reporting purposes, as compensation expense of the Company. In the event that the other 140,760 of the Escrow Acquisition Shares owned by Dr. Sun that have been escrowed in connection with the ViComp Acquisition are released from escrow, the Company will record additional purchase price for the ViComp Acquisition at the time of such release, which will either be (i) expensed at that time or (ii) amortized over future periods. Accordingly, the Company will, in the event of the release of the Escrow Securities or Dr. Sun's Escrow Acquisition Shares escrowed in connection with the Offering, recognize, during the period that the conditions for such release are met, a substantial non-cash charge to earnings that would increase the Company's loss or reduce or eliminate the Company's net income, if any, for financial reporting purposes for the period or periods during which such securities are, or become probable of being, released from escrow. The amount of this charge will be equal to the fair market value of such securities on the date of release from escrow. In the event of the release of Dr. Sun's Escrow Acquisition Shares escrowed in connection with the ViComp Acquisition, the Company will recognize such charge to earnings either during the period that the conditions for such release are met or will recognize such charge to earnings over future periods. Although the amount of expense recognized by the Company will not affect the Company's total shareholders' equity, it may have a depressive effect on the market price of the Company's securities. See Note 11 of Notes to Financial Statements.

SEASONALITY

  The Company's business in China and Taiwan is somewhat seasonal, with demand for consumer products generally being higher in the fourth calendar quarter and lower in January and February due to the Chinese New Year.

                                   BUSINESS

  The discussion in this "Business" section contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties including, without limitation, statements with respect to the Company's strategy, proposed sales of the Company's products, markets for the Company's products and the development of the Company's products, including integrated circuit products. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, the uncertainty of market acceptance of Video CD players and components, planned rapid growth of the Company's business, the risks relating to the ViComp Acquisition, conducting business in foreign countries and the competitive market for the Company's products and those discussed in this "Business" section and in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus and any document incorporated herein by reference.

OVERVIEW

  The Company develops, manufactures and markets digital video compression and decompression hardware and software for entertainment, business and educational uses. The Company has developed proprietary digital video compression and decompression technology that it believes will enable it to offer products with a wide range of features at competitive prices. The Company's current focus is on the marketing of key electronic components for a Video CD player that incorporates the Company's proprietary technology. The Company markets these Video CD components primarily to consumer electronics manufacturers in China and other countries in the Far East. A significant market for Video CD players recently has developed in China and the Company believes is likely to develop in other developing countries as the recent reductions in selling prices for the players have made them more affordable and a large amount of entertainment software in Video CD format has become available in languages indigenous to the developing countries.

INDUSTRY BACKGROUND

  Since the 1930s, video images have been transmitted and stored almost exclusively using analog formats such as video tape. Digital video, however, unlike analog video, can be compressed, which allows for increased storage capability and transmission efficiencies as well as the ability to reproduce and transmit video images without perceptible image degradation. Digital video also permits superior editing capabilities because of its greater compatibility with computers.

  Because a standard for video compression is required in order for compressed video to be shared among various products, a number of industry leaders in consumer electronics, computers and communications joined together through the International Standards Organization (the "ISO") to define a standard for compression of audio and video to CD-ROM called MPEG (Motion Picture Experts Group)-I. MPEG-I was adopted by the ISO in 1991. In 1994, the ISO adopted a standard for compression of audio and video to broadcast systems called MPEG-
II. MPEG-II permits better picture resolution than MPEG-I, but requires about four times as much data. Video CDs store information in MPEG format. They are the same size as audio CDs, about 120 millimeters in diameter and 1.2 millimeters in thickness, but allow up to 74 minutes of video and audio storage. Although the picture quality of the current generation of Video CDs produced in accordance with MPEG-I standards is not as good as that of laser discs (and is about comparable to that of video cassette tapes), the smaller discs (i) allow superior interactive multimedia features because the machine players can more quickly find the desired audio and video segments; and (ii) can be produced more cost effectively in large quantities than laser discs or video cassettes, with current production costs of approximately $0.50 per Video CD (two Video CD's are required for most movie title), versus $9.00 per laser disc and $2.00 per video cassette. Moreover, the new generation of MPEG-II compression technology is expected to allow the picture quality of Video CDs to be comparable to that of laser discs.

  In December 1995, a new video disc format was agreed to by those manufacturers and entertainment companies aligned with Sony Electronics, Inc. ("Sony") and Philips on the one side and Toshiba Corporation ("Toshiba") and Time Warner on the other. This new disc, sometimes called a Digital Video Disc or Digital

Versatile Disc ("DVD"), will be the same size as a current Video CD, but will be based on the new MPEG-II compression technology and will hold about seven to eight times as much information on a single-sided, single-layer DVD as a current Video CD and deliver such information eight times as rapidly. DVD is expected to provide enough storage space to allow up to approximately 135 minutes of video and audio in MPEG-II format and will cost approximately $1.50 per disc to produce. However, the final standards for DVD have not yet been released to the public, and the commercial viability of DVD has not yet been established particularly since most of the major studios have not yet agreed to the recording of their films on DVD.

  The quantity of entertainment media available in the Video CD format, including movies, karaoke and games, has increased from several hundred titles in 1994 to more than 5,000 titles worldwide in 1996, although only approximately 200 titles are available in the United States.

 VIDEO CD PLAYER MARKET

  A Video CD player looks like an audio CD player except that it plays both video and audio. Like a video cassette recorder ("VCR") and laser disc player, a Video CD player, in addition to the basic play feature, generally has special effects capabilities such as slow motion, fast forward and reverse. For markets in Asia, Video CD players are also often equipped with karaoke features such as digital "echo" and the ability to change the key in which the music is played. As with a laser disc player, a Video CD player can play video and audio, and can access tracks randomly, but unlike a VCR, currently marketed Video CD players cannot record material.

  The Video CD player market has grown rapidly in China in the last two years, and the Company believes significant markets for Video CD players are likely to emerge in other such developing countries as India and Malaysia. The price of the Video CD player has declined as manufacturing capacity has begun to exceed demand and the price of key components recently has fallen significantly with the increased competition among suppliers of these components. The cost of the MPEG-I decoder chip, which is the most expensive single chip in the Video CD player, has begun to decline, and several companies, including Sony and Toshiba, have announced that they intend to introduce proprietary MPEG-I decoder chips to the market in late 1996, which may contribute to further price erosion. The Company has recently secured from an Asian manufacturer a source of MPEG-I decoder chips that are substantially equivalent to the C-Cube chip that has been used in the Company's Video CD products at significantly lower prices. However, the Company and that manufacturer have not yet completed the integration of this chip into the Company's Video CD board. No assurances can be given that such integration will be successfully completed in time to enable the Company to utilize such chips prior to the end of calendar year 1996 or that a sufficient quantity of such chips will be made available to the Company. In addition, if ViComp successfully develops the ViComp MPEG-I Chip, the Company would have a lower cost alternative than either the C-Cube chip or the replacement chip described above. See "--ViComp Acquisition."

  The consumer market for Video CD players in the United States is currently not significant. The Company believes that this is due to the fact that few motion picture titles are available on Video CD format and, consequently, few U.S. consumers have an incentive to acquire a Video CD player. Moreover, the VCR is firmly entrenched, with most households with sufficient income already owning one. Because the image quality of the Video CD and the VHS tape is similar, the Video CD player offers no qualitative advantage over the VCR (which also can record material) to the U.S. consumer, even though both players are comparably priced.

  Because a large market for consumer entertainment uses of Video CD players does not exist in the United States, the Company's initial marketing focus in the United States will be for the use of its products in educational and business applications.

 VIDEO ENCODING/AUTHORING MARKET

  Video encoding is the process of compressing audio and video data and recording the resulting MPEG data into files for storage, such as on a Video CD. The video and audio material can be from analog sources such as video cassettes or from other digital sources. A mainframe or personal computer ("PC") is used in conjunction with MPEG encoding hardware to compress audio and video into an MPEG-formatted file. The authoring process consists of ordering, organizing, and editing one or more MPEG files, together with control and other information into a coherent Video CD title. The resulting files are then copied onto a recordable Video CD with a Video CD recorder. In order to mass produce Video CD titles, a pre-master CD is made by recording a gold CD. A glass master CD is then made from the pre-master and taken to a company that presses Video CDs, such as 3M or Sanyo, for mass production.

  A Video CD encoding system generally costs at least $20,000 and can encode in real time (i.e., encoding one hour of material takes about one hour), which allows about three Video CDs to be encoded in an eight-hour workday (including time to check the compressed material prior to recording it onto a Video CD). As owners of materials displayed on video cassettes and laser discs are realizing that such materials also can be sold in Video CD format, the demand for video encoding is growing in China and Japan.

COMPANY PRODUCTS

  The Company's current products are based upon MPEG-I compression. The Company, however, is in the process of developing additional products based on MPEG-II compression, as well as its MPEG-II 1/2-D1 encoding board set.

 VIDEO CD PLAYERS

  CONSUMER. The Company currently markets Video CD players and player components, including individual decoding circuit boards and complete kits containing substantially all of the parts necessary to assemble a Video CD player. The Company sells these components primarily to manufacturers of Video CD players. See "--Manufacturing." The Company or such manufacturers then produce the Video CD players and resell such players to dealers or end users under the Company's "DVS" label or other private manufacturer labels. Additionally, the Company intends to begin manufacturing Video CD players in China for domestic sales as well as export. The Company's current model Video CD player (the CDV350) has features that include karaoke functions, the ability to play audio CDs in addition to Video CDs, on-screen control features, the ability to access tracks randomly, surround sound, slow motion and frame-by-frame advance, shuffle/program track playback, time search and a computer interface (a feature currently available only with the Company's Video CD player).

  COMMERCIAL. The Company's CDV3300 and 3600 Commander Juke Box Systems are each a combination of a Video CD changer controller and a Video CD player designed for sale to bars, restaurants and cafes for karaoke. The market for karaoke machines in Asia is currently estimated to be several billion dollars per year. The CDV3300 controls a Video CD autochanger that has a 100-disc capacity. The CDV3600 has a 360-disc capacity and has a second player that allows the queuing of Video CDs and selection of song titles. The CDV3300 and CDV3600 can be upgraded to handle multiple changer units for increased capacity.

 VIDEO CD ENCODING SYSTEMS

  The Company's encoding systems are PC-based MPEG compression systems designed to provide turnkey solutions for all of the hardware and software required to edit and compress video material and encode Video CDs.

  MPEG ENCODING BOARD SET. The Company has developed a video encoding board set that is compatible with certain PCs and allows the user to encode video material without purchasing an entire encoding system. This encoding board set is targeted for sale to original equipment manufacturers and distributors who will integrate it with other parts of an encoding system. The Company commenced marketing the encoding board set in the second quarter of calendar 1996, but has generated only limited sales of this product to date.

  ENC50 ENCODING SYSTEM. The ENC50 encoding system is a turnkey system which features digital video and audio inputs, advanced video preprocessing and compression, real-time video/audio MPEG-I compression and multiplexing (linking together video and audio), Video CD track composition, disc pre-mastering and master disc writing. This system is targeted at quality-conscious video producers who are converting large quantities of video material to Video CD. These include movie studios, karaoke producers, educational institutions, and corporate and other video production studios. The Company, however, has sold only a limited number of these systems since 1995.

  VIDEO CD ENCODING KIOSK. The Company's Video CD encoding kiosk ("Encoding Kiosk") is a customer-operated Video CD authoring system packaged in an automatic teller machine-type kiosk enclosure. Through a simple touch-screen interface, a photoshop operator or the walk-up customer is provided with instructions in order to produce Video CDs. This product has custom application software and system configurations for each application. The application software eliminates the need for an experienced multimedia production operator and enables a customer to generate an interactive Video CD to take home. The Encoding Kiosk can be used in karaoke bars, photoshops and video studios for conversion of live and pre-recorded video and still photography into Video CDs. The Company recently began marketing its current version of the Encoding Kiosk at the Multimedia Show in Beijing in April 1996 but has only sold a limited number of these kiosks to date.

 NETWORK VIDEO SYSTEMS

  The Company's Multimedia-On-Demand ("MOD") systems provide interactive networked video services across a high-bandwidth network and can be designed for use in entertainment, education and business. The core of each system is a low-cost, real-time video server which delivers video and other information to users across a network. In addition to supporting a library of immediately accessible video items on the server, the system supports one or more 360-disc Video CD jukebox systems which allow for large amounts of additional video material to be stored and accessed as required.

  The MOD systems were specifically designed by the Company to be flexible. By changing the video content and modifying the user interface, the MOD system can easily be changed for different applications (e.g., movies and karaoke for entertainment purposes; video training materials, research materials and interactive testing for educational purposes; and video training materials, research materials, internet access, and archiving for business purposes).

  The Company began preliminary marketing activities for its current MOD system in the United States at the convention for the National Association of Broadcasters and in Beijing at the Multimedia Show, both in April 1996, but has yet to sell any of these systems.

  A management server controls and manages the video server. The management server runs in conjunction with a standard world-wide web server and provides the ability to create and maintain databases and graphical user interfaces. The user can access the network video system through a PC-compatible platform using the Company's proprietary browser. Menus and other user pages are displayed on a television or a PC monitor. The user can use a remote control device, keyboard or bar-code reader to make selections. The existing system is designed to operate over local area networks using Ethernet (a hardware and software protocol for a type of networking). In addition, because the Company's video server is functionally compatible with Internet World Wide Web servers and browsers and uses Hyper Text Markup Language (HTML), which is the most commonly used language on the Internet, as the basis for all control and management functions, the Company anticipates that it will be able to adapt its system for uses over the Internet, although there can be no assurances that it will be able to do so. In the future the Company intends to develop additional networking capability to enable its product to work over digital cable TV systems and Asynchronous Transfer Mode networks.

  The Company has developed and is further enhancing the capabilities of its multiroom karaoke video system. The multiroom karaoke video system provides a multimedia delivery system for commercial karaoke establishments. It enables up to 20 rooms to share a common song library of over 10,000 songs. The system is based around a single multimedia server which controls access to a Video CD jukebox, video delivery and song selection. In each room there is a user terminal for song catalog browsing, song selection and video delivery. The user terminals are connected to the server through Ethernet connections that provide communications for both song selection and video delivery. This system is being developed in connection with a contract that the Company has entered into with Hyundai. See "--Agreements with Hyundai."

 MPEG-II PRODUCTS

  The Company is currently under contract with Hyundai to develop an MPEG-II compressor for encoding titles, a DVD authoring system, and an MPEG-II Transport Multiplexor which reformats MPEG elementary streams for broadcast channels. However, none of these development projects can be completed until the Company receives the final specifications for the DVD format from Toshiba. See "--Agreements with Hyundai."

  ViComp's integrated circuit design and development capabilities may potentially give the Company the ability to develop an MPEG-II decoder that could present opportunities for the Company in the DVD and digital set-top box markets, since products in these two markets will utilize an MPEG-II decoder to translate compressed video signals into an image that can be viewed on a television screen. An MPEG-II decoder is in the very early stage of development and there can be no assurance that ViComp will successfully develop an MPEG-II decoder or any other product utilizing the MPEG-II format. See "--ViComp Acquisition."

 CUSTOMIZED SYSTEMS

  The Company plans to continue to customize and combine aspects of its digital video systems for specific applications. The specific adaptations of a system depend on the needs and uses of the specific customer or strategic partner. Such customer or partner may have concerns about security of video material, ability to measure use and ease of accessibility among other things. The Company has contemplated or is customizing some of its systems for educational uses, kitchen products, entertainment delivery for hotels and cruise ships, karaoke, video delivery over the Internet and corporate training.

VICOMP ACQUISITION

  In October 1996, the Company acquired all of the outstanding capital stock of ViComp in exchange for 491,253 shares of the Company's Common Stock (the "Acquisition Shares"). ViComp is engaged in the design and development of integrated circuits to decode MPEG-I signals. The Company anticipates that the ViComp MPEG-I Chip under development by ViComp, which the Company plans to incorporate into its Video CD products and which the Company may market to other manufacturers of Video CD products, will be available for production in commercial quantities by the second half of calendar year 1997. However, there can be no assurance that the design and development of the MPEG-I Chip by ViComp will be successfully completed within the foregoing time schedule (which could be delayed due to unexpected design problems, loss of key ViComp personnel or other factors), or at all. Further, if the costs to commercially produce the ViComp MPEG-I Chip in commercial quantities is higher than currently anticipated, such product may be noncompetitive based on the selling prices of other functionally equivalent chips that may then be available. In addition, the Company intends to use the ViComp integrated circuit design and development to create other chips, such as an MPEG-II decoder chip for use in products currently under consideration by the Company.

  ViComp was founded in August 1995 by Dr. Edmund Y. Sun, the Chairman of the Board and Chief Executive Officer of the Company, and James Kirkpatrick Jr., who had previously been employed by C-Cube as its Vice President of Engineering and by Hyundai as a Vice President and the General Manager of its Digital Media Division. Mr. Kirkpatrick served as ViComp's Chief Executive Officer prior to the ViComp Acquisition and will continue to serve in a full-time capacity as ViComp's Chief Technical Officer. ViComp's current staff includes two additional engineers who had been employed by ViComp prior to the ViComp Acquisition, and the Company anticipates employing additional engineering and support staff at ViComp to expand its design and development activities. See "Management--Key Employees."

  Dr. Sun received 281,520 of the Acquisition Shares in exchange for his shares of ViComp capital stock, all of which shares have been deposited in escrow (the "Sun Escrow Acquisition Shares"). A total of 140,760 of the Sun Escrow Acquisition Shares deposited into an escrow pursuant to the terms of the ViComp Acquisition will be cancelled in the event that (a) the ViComp MPEG-I Chip is not ready for commercial production by July 1, 1997; (b) ViComp's cost to manufacture the ViComp MPEG-I Chip is not at least $3 per chip less than the cost for the Company to purchase the lowest-priced chips that are functionally substantially equivalent to the ViComp MPEG-I Chip from other manufacturers at the time the ViComp MPEG-I Chip is ready for commercial production; or (c) the Company's cost to obtain the ViComp MPEG-I Chip in commercial quantities exceeds $10 per chip. The other 140,760 of the Sun Escrow Acquisition Shares have been deposited in escrow in connection with the Offering and will be subject to cancellation upon the same terms and conditions as the arrangement with respect to the Escrow Shares as described under "Principal Shareholders-- Escrow Shares." In the event of the release of the Sun Escrow Acquisition Shares that have been escrowed in connection with the Offering, the Company will incur a substantial non-cash charge to earnings equal to the aggregate market value of such shares at the time of release from escrow. In the event of the release of the Sun Escrow Acquisition Shares that have been escrowed in connection with the ViComp Acquisition, the Company will either (i) incur such a charge at the time of release from escrow or (ii) capitalize and amortize such amount over future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Charge to Income in the Event of Release of Escrowed Securities" and Note 11 of Notes to Financial Statements. A total of 20,973 of the Acquisition Shares issued to the other ViComp shareholders in the ViComp Acquisition were deposited into an escrow and are subject to cancellation in the event of a breach of certain representations and warranties made by these shareholders to the Company in connection with the ViComp Acquisition.

  In connection with the ViComp Acquisition, Mr. Kirkpatrick and the two other ViComp shareholders who continue to be employed by ViComp after the ViComp Acquisition were granted options to purchase a total of 189,557 shares of the Company's Common Stock for a ten-year period at a price of $8.38 per share under the Company's 1996 Option Plan, which Plan is subject to shareholder approval. These options will vest over a five-year period commencing one year from the date of grant. Pursuant to the terms of the ViComp Acquisition, the holders of the Acquisition Shares have been granted demand and unlimited piggyback registration rights following the Offering. None of such rights require the Company to file a registration statement for such shares prior to May 1997.

STRATEGY

  The Company's strategy is to continue to develop, market and sell key electronic components for Video CD players in China and other developing countries such as India and Malaysia. In addition, the Company intends to develop, market and sell key electronic components for use in MPEG-II systems such as DVD, digital set top boxes and high definition television. See "-- Industry Background." A further objective of the Company is to exploit market niches that have not been broadly developed by the major consumer electronic manufacturers. For example, the Company intends to pursue business and educational applications for the Video CD player market. Similarly, the Company may develop niche applications for its network multimedia system, such as video-on-demand for the hospitality industry. To implement its strategy, the Company has assembled a highly experienced engineering and research and development team. In addition, the Company may seek to enter into strategic partnerships or other collaborative arrangements to develop and market these new products.

  The Company's goal is to become a technology leader in rapidly growing digital video markets by continuing to develop novel uses for digital video technology, while reducing the cost of existing uses in order to remain competitive. The combination of the encoding of a sufficient number of entertainment titles on Video CD and the reduction of the cost of Video CD players to be comparable with video cassette players has made such Video CD players a competitive product in certain foreign markets, such as China, Korea, Japan and Taiwan. As a result, the Video CD player market has become the first rapidly growing digital video market, and the Company will attempt to increase its sales in this market. In order to remain a competitive supplier of products for this market, the Company will strive to reduce its cost of producing Video CD players and components. The acquisition of ViComp's integrated circuit design and development capability is a key element in this strategy.

  The Company's proprietary technology for a Video CD player is incorporated into the decoder board and its design and not in the Video CD drive, the casing of the Video CD player or other parts of a Video CD player.

Accordingly, in order to maximize the economic return on its proprietary technology and reduce its internal manufacturing requirements for Video CD players, the Company's goal is to ultimately sell only decoder boards to other manufacturers, who will obtain the rest of the parts of the Video CD player from other suppliers and manufacture such players. The Company may also utilize this manufacturing and marketing strategy for other products that it develops, where appropriate.

  The Company's product development efforts attempt to adapt digital video technology to satisfy an existing need with a product that is superior in either features, cost effectiveness or some combination of the two, which then provides the consumer with a greater perceived value than the alternative products. For example, the Company believes that it can provide the same services as many existing information kiosks at a lower cost. Because many such kiosks currently use computers, they employ hardware with excess capability. By using equipment that serves only the required purposes of an information kiosk, the Company believes it can provide the same service at a lower initial cost, with higher reliability and with lower support costs.

  The Company may also seek to develop complementary technologies in order to exploit synergies between markets for its products. For example, the Company believes that the encoding products it has produced have helped create more titles on Video CDs. This, in turn, has led to increased sales of Video CD players.

  The Company has in the past utilized, and will seek in the future to enter into, strategic partnerships or other collaborative arrangements with other companies to develop and market specific new applications for digital video technology. See "--Agreements with Hyundai."

MANUFACTURING

  The bulk of the Company's current manufacturing consists of producing Video CD players. A Video CD player generally is composed in part of a decoder board, a Video CD drive which spins and reads the Video CD, casing for the Video CD player and a connector to a power source. The Company uses a number of subcontractors in Taiwan to manufacture most of the decoder boards. The Company then adds an MPEG-I decoder chip to such board in order to complete its manufacture. See "--Suppliers." The Company primarily obtains its Video CD drives, directly or indirectly, from Philips. Although the Company has not had and does not anticipate having difficulty obtaining Video CD drives in the future, the Company has modified its Video CD player to be compatible with Video CD drives produced by Sony. The Company purchases the other parts of the Video CD player from third-party vendors and assembles the Video CD players at its facilities in Taiwan. The Company intends to shift assembly of Video CD players to a contract manufacturer in China, where costs are lower than Taiwan.

  The Company primarily sells key decoder board components to Video CD player manufacturers. As a result, the Company does not anticipate a need to significantly expand its manufacturing capability even if orders for its Video CD player products increase substantially. The Company anticipates that it will continue to subcontract out virtually all of its large-scale manufacturing by engaging manufacturing subcontractors. Because the Company anticipates that a substantial portion of its sales of Video CD players and components for the foreseeable future will occur in China, the Company is currently considering the use of one or more subcontractors in Shenzhen, China. In the event ViComp successfully completes the development of the ViComp MPEG-1 Chip or any other chip, the Company anticipates that it will subcontract out the manufacture of these chips. The Company has made no arrangements to date for such manufacturing but does not anticipate encountering any significant difficulty in securing a suitable arrangement in the future.

  The design work, prototype manufacturing and the assembly of integrated products such as network multimedia systems and the Video CD encoding systems and kiosks, as well as commercial Video CD players, occur at the Company's headquarters in Santa Clara, California. Because most of these products have a short enough production cycle relative to a customer's need for such products, the Company manufactures them as orders are received. Accordingly, the Company generally does not maintain inventory for such products or have a backlog of orders.

MARKETING AND DISTRIBUTION

  The Company's representatives attend trade and industry shows to try to increase awareness of and interest in digital video technology and the Company's products. The Company also employs six full-time sales representatives who are based in Santa Clara, California, Taipei, Taiwan, Tokyo, Japan, Shanghai, China and Hong Kong to sell its products and anticipates that it will hire additional sales personnel as required to support the Company's business plan. With respect to sales of its Video CD players, the Company either licenses the right to manufacture the players and sells component parts (with the licensed manufacturers then selling the assembled Video CD players to dealers or end users) or sells assembled players directly to dealers. The majority of the Company's customers for Video CD players and components are manufacturers of related products, such as audio compact disc players, and none of the Company's customers accounted for more than 10% of the Company's revenues in 1995 or for the nine-month period ended September 30, 1996 (other than Hyundai in 1995). The Company distributes its encoding systems through independent sales representatives who sell them directly to end users. The Company intends to use a portion of the proceeds from the Offering to expand its marketing activities, including adding additional sales and support offices in China.

SUPPLIERS

  Programmable decoder or encoder chips are an integral part of the Company's products. The Company currently obtains all of such chips from C-Cube. The Company has no contractual right to obtain or obligation to purchase any specified number of chips from C-Cube. Although C-Cube substantially increased its capacity to supply chips in April 1996, there can be no assurance that the Company's allocation from C-Cube will increase sufficiently to meet the Company's future needs. The Company has recently secured from an Asian manufacturer a source of MPEG-I decoder chips that are substantially equivalent to the C-Cube chip that has been used in the Company's Video CD products, but are available at significantly lower prices. The Company is currently working with the manufacturer to integrate the chip into the Company's Video CD board. No assurances can be given that such integration will be completed in time to enable the Company to utilize the chips prior to the end of calendar year 1996 or that the Company will be able to obtain a sufficient quantity of these chips from the manufacturer.

  In recent months, several companies have announced their intention to introduce MPEG-I decoder chips to the Video CD market, including Sony, NEC, and Toshiba. Any increase in the supply of chips may allow the Company's existing competitors to produce more competing products or encourage new competitors to produce Video CD products and may allow the Company's competitors to produce products at lower costs than those incurred by the Company. See "--Competition."

AGREEMENTS WITH HYUNDAI

  In March 1993, the Company and Hyundai entered into two five-year agreements (the "1993 Hyundai Agreements") pursuant to which the Company agreed to deliver to Hyundai (i) a consumer karaoke Video CD player with the technical information for the Korean market by August 1993, in exchange for $300,000 and 3% of net sales; (ii) a karaoke Video CD jukebox with all technical information for the Korean market by October 1993, in exchange for $350,000 and 3% of net sales; (iii) a complete set of encoding machines by July 1993 in exchange for $700,000; and (iv) a karaoke network system for 20 rooms with technical information by the end of 1993 in exchange for $300,000. The 1993 Hyundai Agreements granted Hyundai (i) the exclusive right to manufacture, use, sell and otherwise transfer or dispose of the karaoke-related products in Korea; and (ii) the non-exclusive right to do so in other countries. Between 1993 and 1995, the Company delivered to Hyundai karaoke players, karaoke jukeboxes and an encoding machine in exchange for total payments of $1,250,000 pursuant to the 1993 Hyundai Agreements. Delivery of the karaoke network system was not made pursuant to the 1993 Hyundai Agreements and is now covered by an agreement entered into in 1995 between the Company and Hyundai that is described below. Hyundai has not paid the Company any royalties to date under the 1993 Hyundai Agreements.

  During 1994, the Company manufactured 6,000 consumer karaoke players for Hyundai for an aggregate purchase price that included the 3% royalty relating to such players provided for in the 1993 Hyundai

Agreements. In 1994, the Company and Hyundai amended the 1993 Hyundai Agreements and agreed to a manufacturing relationship whereby the Company granted Hyundai the right to manufacture a karaoke jukebox commander and cancelled the Company's right to receive the 3% royalty relating to sales of the karaoke jukebox under the 1993 Hyundai Agreements in exchange for Hyundai agreeing to sell such karaoke jukebox commanders to the Company at a preferential price. Hyundai thereafter redesigned the consumer karaoke player to reduce the size of its boards and utilized a new chip from C-Cube. Hyundai has taken the position that its redesigned consumer karaoke Video CD players are not subject to the royalty provisions of the 1993 Hyundai Agreements. The Company is evaluating Hyundai's position with respect to such players.

  In April 1995, the Company and Hyundai entered into a second Technical Assistance and License Agreement (the "1995 Hyundai Technical Assistance and License Agreement") pursuant to which the Company granted Hyundai an exclusive, perpetual royalty-free right to manufacture, use, sell and otherwise transfer or dispose of an MPEG-II compressor and a network video distribution system in Korea and a non-exclusive, perpetual royalty-free right to use, lease, sell and otherwise transfer or dispose of the MPEG-II compressor and network video distribution system in other countries in exchange for $1,500,000. Pursuant to the 1995 Hyundai Technical Assistance and License Agreement, Hyundai paid the Company $750,000 in May 1995. Such agreement provided for additional progress payments aggregating up to $750,000 if products relating to MPEG-II compression (and related products including a DVD player) and network video distribution systems were delivered by certain specified dates. Such agreement provided for penalties which would reduce the amounts due to the Company if certain schedules were not met. As a result of delays in meeting the schedule for delivery of the network video distribution system, the total purchase price for this product, which the Company recently delivered, may be subject to reduction. The Company and Hyundai mutually agreed to renegotiate the agreement as it relates to the delivery of the MPEG-II compression products, based upon the delay of the release of DVD specifications.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

  The Company has previously used confidentiality and non-disclosure agreements with its employees, suppliers and distributors to protect its proprietary products and has integrated a majority of its intellectual property into complex devices to help protect against reverse engineering. The Company recently filed patent applications in the United States and other countries covering certain of the technologies that relate to its network video systems. There can be no assurance, however, that patents will be granted for any of these technologies or that any patent claims allowed will be sufficiently broad so as to provide meaningful patent protection for the Company or that even if obtained, that such patent claims will be enforced, especially in foreign jurisdictions such as China. There are few barriers to entry into the market for the Company's products. There can be no assurance, therefore, that any of the Company's competitors, many of whom have far greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. Further, the Company distributes its products in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries, and software developed in such countries may not be protectable in jurisdictions where protection is ordinarily available. Software piracy and ineffective legal protection of the Company's software in foreign jurisdictions, such as China, may cause substantial losses of sales by the Company, which could have a material adverse effect on the Company's operating results and financial condition.

  Although the Company has taken and will continue to take steps that it considers appropriate to protect its proprietary products, the Company believes its future success will be dependent primarily on its ability to rapidly bring to market products incorporating technological advances and then reducing the cost of producing these products rather than on establishing patent protection for these products.

RESEARCH AND DEVELOPMENT

  Since its inception, the Company has devoted a substantial portion of its resources to research and product development focusing on digital video compression and decompression hardware and software systems. During the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, the Company incurred research and development expenses of $1,550,000, $1,258,000 and $1,048,000, respectively.

  The Company currently anticipates that during the next twelve months its research and development efforts will focus on reducing the costs of its products, particularly the components of the Video CD players, completing the development of the ViComp MPEG-I Chip, developing specific uses for its network video systems and through ViComp, developing novel MPEG-II integrated circuits. The Company also anticipates that some of its research and product development personnel will be utilized to support the sales and marketing efforts of the Company in connection with customizing product applications for specific customers. There can be no assurance, however, that research and development efforts with respect to such products will progress as anticipated, that the Company will be able to reduce costs sufficiently to be able to compete with others marketing similar products or that new uses for network video will be able to be developed on a timely basis, if at all.

COMPETITION

  The Company's products compete with products marketed by other manufacturers of Video CD players and their components as well as with alternative methods of displaying audio and video such as video cassette players, laser discs, multimedia computers and game machines, as well as with other companies' products that use similar technologies. Although the large video entertainment markets of the United States and other industrial nations are currently served primarily by VHS video cassettes (an analog format) and laser discs, the Company believes that Video CDs and digital video discs ("DVD") will effectively compete for these markets in the future. The Company believes that the Video CD is likely to be the initial format of choice in developing countries, such as China, India and Malaysia, because (i) the penetration by VHS video cassette players ("VCRs") is much smaller on a relative basis in these countries than in the major consumer electronics markets represented by the United States, Western Europe and Japan; (ii) the Video CD player is priced comparably to a VCR; (iii) the cost to produce a movie title on a compact disc is approximately one-half the cost to produce the same title on a video cassette; and (iv) significantly more entertainment software is currently available in languages indigenous to the developing countries. Most of the Company's competitors and potential competitors, such as Sony, C-Cube and Toshiba, are substantially larger in size and have far greater financial, technical, marketing, customer service and other resources than the Company.

  Certain of the Company's potential competitors may have technological capabilities or other resources that would allow them to develop alternative products which could compete with the Company's products. Potential competitors may begin operations or expand their existing operations into the Company's proposed markets before the Company is able to successfully market its products. There can be no assurance that future technological advances will not result in improved products or services that could adversely affect the Company's business. Competition in the electronics industry also extends to attracting and retaining qualified technical and marketing personnel, and there can be no assurance that the Company will be successful in attracting and retaining such qualified personnel.

  As part of its business strategy to focus on niche markets not yet broadly developed by the major consumer electronics manufacturers and to compete at least in part on the basis of product price, the Company has in the past and will likely in the future have a more limited range of products than many of its competitors who will offer more products that attempt to cater to a number of price points for customers. This may adversely affect the Company's ability to compete for product sales.

  With respect to the sale of Video CD players, the Company competes with numerous companies, including large consumer electronics companies with strong brand name recognition, such as Hyundai (which funded a portion of the development of the Company's products and made a substantial equity investment in the Company), Samsung, Panasonic and Sony. In addition, many of these companies manufacture Video CD players on a larger scale than the Company and accordingly may be able to better take advantage of the lower costs associated therewith. However, the Company avoids competing directly with these larger electronics companies by generally attempting to sell components of Video CD players to manufacturers instead of end users. Nevertheless, the Company still indirectly competes with these larger electronics companies for sales of Video CD players to end users. Such competition generally occurs on the basis of price and features. There can be no assurance that such other electronics companies will not price their Video CD players below the price of players offered by manufacturers who are customers of the Company or offer products with more desirable features, thereby reducing demand for the Company's products. Moreover, in recent months manufacturers of Video CD player components have substantially reduced the selling prices of these components and further reductions in those prices can be expected, which will require the Company to reduce its production costs in order to remain competitive in the Video CD player and component market. Although the Company has been reducing its costs of production for these products, there can be no assurance that it will be able to remain competitive or that its operating margins will not be materially adversely affected should competitors substantially reduce their prices in the future.

  Although CD-ROM equipped computers are capable of playing Video CDs, they require the addition of an MPEG decoder in either software or hardware form in order to enable playback. The Company believes that computers and interactive games on CD are more likely to contribute to the overall market growth rather than compete with Video CD players because they encourage the creation of more material that can be used with Video CD players.

  The Company's competition in the area of encoding systems includes Microboards, Inc. of America ("Microboards"), FutureTel, Inc., Optibase, Inc., Sigma Designs, Inc., IPC Technologies, Inc., Smart & Friendly, High Technology Distributing, Inc., and Optivision, Inc. Microboards, in particular, offers a Video CD authoring capability that competes favorably with the authoring capability that is part of the Company's ENC50 encoding system. However, the Company's ENC50 provides a complete system for encoding, whereas the Microboards authoring system still requires the user to purchase other components used in the encoding process and put them together (i.e., the user must handle compatibility problems between components). The Company depends on its existing product performance features and price advantages in competing with other system level product manufacturers, and a failure to maintain such advantages could have a material adverse effect upon the Company's ability to continue to compete in this area.

  In the area of networked multimedia-on-demand systems, the Company competes with Starlight Networks, Inc. and the Network Connection as well as other sources for networked systems. The Company competes with these other companies based on cost quality, reliability and speed of video delivered. There can be no assurance that the Company will be able to compete favorably against products offered by its competitors in the future.

FACILITIES

  The Company's corporate headquarters are located in Santa Clara, California, where it subleases approximately 13,566 square feet of general office space from an unaffiliated lessor. The term of the sublease expires in December 1997. However, if the master lease is terminated for any reason pursuant to its terms, the Company's sublease will also terminate. The annual rent is currently approximately $155,000 and will increase to approximately $164,000 in December 1996. In addition, the Company pays a ratable share (currently approximately $24,000 annually) of property taxes, insurance premiums, maintenance and other common area expenses of the premises. All such amounts are payable monthly. The Company has a right to request an extension on the lease for an additional six months upon terms substantially similar to those of the existing lease. ViComp leases approximately 1,700 square feet of general office space in San Jose, California from an unaffiliated lessor. The annual rent for the lease is approximately $37,000, and the lease expires in December 1997 but may be extended by ViComp for an additional six months at the then current prevailing market rates.

  The Company has a branch office in Taipei, Taiwan, where it leases approximately 12,000 square feet of office and manufacturing space from an unaffiliated lessor. The lease expired in September 1996 and the Company is currently negotiating a new lease. The annual rent is currently approximately $128,000. In addition, the Company pays a ratable share of property taxes, maintenance and other common area expenses of the premises. All such amounts are payable monthly.

  The Company has a sales representative office in Hong Kong, where it leases approximately 862 square feet of general office space from an unaffiliated lessor. The lease expires in May 1998 and currently provides for annual rent of approximately $15,000. In addition, the Company pays a ratable share of property taxes, maintenance and other common area expenses on the premises. All such amounts are payable monthly. On October 1, 1996, the Company leased an additional 1,360 square feet of office and warehouse space in Hong Kong from an unaffiliated lessor. The annual rent is approximately $22,000 per year and the associated management fee is approximately $10,000 per year.

  In August 1996, the Company leased approximately 4,200 square feet of office and storage space in Shanghai, China under a two-year lease at approximately $12,200 per month.

  The Company has excess space available to it in its United States and Taiwan current facilities, which the Company believes will allow for substantial expansion of its business and be sufficient for at least the next 24 months. The Company believes it has sufficient space leased in Hong Kong and in Shanghai, China for its currently contemplated operations and that additional space can be readily obtained by the Company in those areas should such space be needed.

EMPLOYEES

  As of September 30, 1996, the Company had 68 full-time employees (31 in Santa Clara, 32 in Taiwan, four in Hong Kong and one in China), of whom seven were management personnel, 41 were research and development personnel, six were marketing representatives, seven were operations personnel and seven were accounting personnel. The Company believes that its relations with its employees are good. The Company is not a party to any collective bargaining agreement. Competition for employees in the Company's industry is intense, and there can be no assurance that the Company will be able to attract or retain other highly qualified personnel in the future.

LEGAL PROCEEDINGS

  The Company is not a party to any material litigation. See "Management-- Directors and Executive Officers" for a description of certain claims asserted against the Company by the Company's former Vice President and Chief Financial Officer.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following are the executive officers and directors of the Company:

             NAME         AGE                      POSITION
             ----         ---                      --------
      Edmund Y. Sun        48 Chairman of the Board and Chief Executive Officer
      Robert B. Pfannkuch  61 President and Director
                              Chief Financial Officer, Vice President and
      Arvin S. Erickson    53 Secretary
      Janis P. Gemignani   48 Director
      Sung Hee Lee         42 Director
      Sanford Sigoloff     66 Director
      Philip B. Smith      60 Director
      Joseph F. Troy       58 Director

  EDMUND Y. SUN has served as the Company's Chairman of the Board and Chief Executive Officer since its inception in October 1992 and is the founder of the Company. Dr. Sun served as President of the Company from October 1992 to May 1996. Dr. Sun founded C-Cube Microsystems Inc., a public company involved in the development of full-color still and motion picture compression technology, and was its Chief Executive Officer from March 1989 to September 1991, and Chairman of the Board from August 1988 until April 1993. Dr. Sun was also a founder, Vice President, and Chief Technical Officer of Weitek Corporation, a public company involved in high-speed three-dimensional shaded graphics systems and the use of high speed chips in various computer applications. Dr. Sun is a director of CSS Laboratories, Inc., a privately-held company involved in computer hardware. Dr. Sun has a Ph.D. in Applied Physics, and an M.S. in Electrical Engineering from the California Institute of Technology, and a B.S. in Electrophysics from the National Chiao-Tung University in Taiwan.

  ROBERT B. PFANNKUCH has served as the President and a director of the Company since May 1996. From March 1996 to May 1996 he served as a consultant to the Company. Mr. Pfannkuch has been the President of Telefuture Partners, a consulting firm, since January 1990. He was the Chairman and Chief Executive Officer of Rank Video Services America (formerly Bell & Howell/Columbia Pictures/Paramount Video Services) from 1981 to January 1990. From 1974 to 1981, he was the President of Bell & Howell Video Group and Vice President of Bell & Howell. Mr. Pfannkuch received a B.S. from the University of Connecticut.

  ARVIN S. ERICKSON has served as the Chief Financial Officer, Vice President and Secretary of the Company since October 1996. Mr. Erickson served as the Vice President and Chief Financial and Administrative Officer of InterActive Partners, a group of start-up companies in California since May 1994. From August 1992 to May 1994, Mr. Erickson worked in various capacities, including financial management, at Paramount Communications, Inc. From February 1984 to August 1992, Mr. Erickson provided management consulting services to various corporate clients. Mr. Erickson received a B.A. from California State University and an M.B.A. from the University of Southern California.

  JANIS P. GEMIGNANI has been a director of the Company since August 1995 and served as the Chief Financial Officer, Vice President and Secretary of the Company from August 1995 until October 1996. Ms. Gemignani was a co-founder and from 1984 to August 1995, Chief Financial Officer of Vertical Software, Inc., a value-added reseller of computer hardware and software located in Houston, Texas. Mrs. Gemignani earned her B.A. degree with honors from the University of West Florida. Ms. Gemignani is a Certified Public Accountant.

  SUNG HEE LEE has been a director of the Company since March 1994. Mr. Lee founded and has been the Director of the Multimedia Business Division of Hyundai since March 1993. From May 1991 until March 1993,

Mr. Lee served as a Senior Manager of the Marketing Department of Hyundai's Information Systems Business Sector. From January 1989 until May 1991, he served as a Senior Manager of Hyundai's Computer Export Department. He was also responsible for establishing the Hyundai Electronics America subsidiary in the United States. Mr. Lee is a member of the Board of Directors of Wanyan Electronics Co., Ltd., in China. He received his M.S. in Industrial Engineering from the Korea Advanced Institute of Science & Technology.

  SANFORD C. SIGOLOFF has served as a director of the Company since June 1996. Mr. Sigoloff has been Chairman of the Board, President and Chief Executive Officer of Sigoloff & Associates, Inc. (a management consulting company) since 1989. He served as Chief Executive Officer of L.J. Hooker Corporation (a retail conglomerate) from August 1989 to June 1992. From March 1982 until 1988, Mr. Sigoloff served as Chairman of the Board, President and Chief Executive Officer of Wickes Companies, Inc. (a furniture retail chain).
Mr. Sigoloff is a director of Sun America, Inc., Kaufman and Broad Home Corporation, ChatCom, Inc. and Movie Gallery, Inc. which are public companies. Mr. Sigoloff is an adjunct full professor at the John E. Anderson Graduate School of Management at the University of California at Los Angeles.

  PHILIP B. SMITH has served as a director of the Company since November 1995. Mr. Smith has been a Vice Chairman of the Board of Spencer Trask Securities Incorporated since 1991. He was formerly a Managing Director of Prudential Securities in their merchant banking division from 1985 to 1991. Mr. Smith is a founding General Partner of Lawrence Venture Associates, a venture capital limited partnership headquartered in New York City and was the General Partner from 1984 to 1985. From 1981 to 1984, he served as Executive Vice President and Group Executive of the international banking and worldwide corporations group at Irving Trust Company. Prior to joining Irving Trust Company, he was at Citibank for 15 years, where he founded Citicorp Venture Capital and was its President and Chief Executive Officer. Since 1988, Mr. Smith has also been the managing general partner of Private Equity Partnership, L.P. Mr. Smith is a director of Movie Gallery, Inc., DenAmerica Corp., ChatCom, Inc. and KLS Enviro Resources, Inc., all publicly-held companies. Mr. Smith is an adjunct professor at Columbia University Graduate School of Business. He holds a B.S.E. from Princeton University and a M.B.A. from Harvard University.

  JOSEPH F. TROY has served as a director of the Company since May 1996. Mr. Troy is the founder and has been a member of the law firm of Troy & Gould Professional Corporation since May 1970. He is a director of Movie Gallery, Inc., a publicly-held company. Mr. Troy holds a B.A. from Yale University and an LL.B. from Harvard University.

  Directors serve until the next annual meeting or until their successors are elected or appointed. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the officers or directors of the Company.

  In October 1996, the Company removed Janis Gemignani as the Company's
Vice President, Secretary and Chief Financial Officer. The Company currently is attempting to negotiate the terms under which Ms. Gemignani will continue to provide services to the Company or will receive severance payments from the Company. There can be no assurance, however, that the Company will be able to negotiate such an arrangement with Ms. Gemignani, who has advised the Company that she has claims against the Company in connection with her employment by the Company and that she intends to formally assert those claims. Although the Company has not been served with any litigation by Ms. Gemignani, based on a preliminary review of the relevant facts, the Company does not believe that any of the claims she may have against the Company have merit. In the event a lawsuit is filed against the Company, however, the costs to defend the lawsuit, and any damages the Company might be required to pay should Ms. Gemignani prevail, could have a material adverse effect on the Company.

KEY EMPLOYEES:

  The following individuals are key employees of the Company:

  JAMES A. MUNRO has served as the Director of Engineering of the Company since July 1995. From 1978 to July 1995, Mr. Munro served in a number of different managerial positions with Wyse Technology, Inc. in San Jose, California, the most recent being as product marketing manager for X-Terminals. From 1978 to 1983, he was a Marketing Manager and Director of Engineering at Zentec Corporation, which was a publicly-traded computer hardware company in Santa Clara, California. He holds a B.S.E.E. from Manchester University in England.

  ED MARTINI has served as the Project Manager of Network Video for the Company since January 1993. Mr. Martini was previously the engineering liaison to C-Cube from Sun Microsystems, Inc. and worked in various engineering capacities with Sun Microsystems, Inc. from May 1987 to January 1993. Mr. Martini has a B.S. from California Polytechnic State University at San Luis Obispo.

  JAMES KIRKPATRICK, JR. has served as ViComp's Chief Technical Officer since the ViComp Acquisition. He was the co-founder and from August 1995 to October 1996 served as a director and the Chief Executive Officer of ViComp. From June 1993 to May 1995, Mr. Kirkpatrick was a Vice President of Hyundai and the General Manager of its Digital Media Division. Mr. Kirkpatrick was an independent consultant on chip development from February 1992 to June 1993. He held various positions at C-Cube from September 1988 to February 1992, including Vice President of Engineering. Mr. Kirkpatrick has a B.B.E. and a Master of Science degree from Ohio State University and an M.B.A. from the University of Santa Clara.

BOARD COMMITTEES AND DESIGNATED DIRECTORS

  The Board of Directors has the following committees: Compensation, Audit and Risk Management. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company. The members of the Compensation Committee are Dr. Sun, Mr. Smith and Mr. Troy. The Audit Committee reviews the results and scope of the audit and other accounting related matters. The members of the Audit Committee are Mr. Sigoloff, Mr. Smith and Mr. Troy. The Risk Management Committee establishes systems and policies to supervise and manage the Company's risk of doing business outside the United States. The members of the Risk Management Committee are Mr. Smith and Ms. Gemignani.

  The Company has agreed for a period of five years commencing on May 9, 1996, if requested by the Underwriter, to nominate a designee of the Underwriter who is reasonably acceptable to the Company to the Company's Board of Directors. To date, the Underwriter has not designated a director.

  Sung Hee Lee serves as the representative of Hyundai on the Company's Board of Directors.

DIRECTOR COMPENSATION

  Directors (other than directors who are employees of the Company and who receive no compensation for serving on the Board of Directors) receive $15,000 per year as compensation for serving on the Board of Directors and are also entitled to participate in the Company's stock option plans and from time to time to receive grants of options thereunder to purchase shares of the Company's Common Stock.

EXECUTIVE COMPENSATION

  The following table sets forth the cash compensation paid by the Company for its fiscal year ended December 31, 1995 to Dr. Edmund Y. Sun, Chief Executive Officer and then President of the Company. (Robert Pfannkuch became President of the Company in May 1996.) No other executive officer of the Company received salary and bonus in excess of $100,000 in such fiscal year:

                                                  ANNUAL COMPENSATION (1)
                                              -------------------------------
                                              FISCAL YEAR ENDED
            NAME AND PRINCIPAL POSITION         DECEMBER 31,    ANNUAL SALARY
            ---------------------------       ----------------- -------------
      Dr. Edmund Y. Sun, Chairman of the
       Board, Chief Executive Officer and
       President.............................       1995          $125,485

--------
(1) The compensation described in this table does not include medical insurance, retirement benefits and other benefits received by the foregoing executive officer which are available generally to all employees of the Company and certain perquisites and other personal benefits received by the foregoing executive officer of the Company, the value of which did not exceed the lesser of $50,000 or 10% of the executive officer's cash compensation in the table.

EMPLOYMENT AND CONSULTING AGREEMENTS

  The Company entered into an employment agreement (the "Sun Employment Agreement") with Dr. Sun, the Company's founder, Chairman of the Board and Chief Executive Officer, in March 1996. The term of the Sun Employment Agreement commenced in May 1996 and will expire on March 31, 2001; provided, however, that the Sun Employment Agreement can be terminated by either party after March 31, 1999, if all of the Escrow Securities have been released. The Sun Employment Agreement provides that in consideration for Dr. Sun's services, he is to be paid a salary of $160,000 during the first year of the agreement. In addition, he will receive increases in salary and bonuses as deemed appropriate by the Board of Directors.

  The Company entered into a Consulting and Employment Agreement dated as of March 15, 1996 with Robert B. Pfannkuch, pursuant to which Mr. Pfannkuch became a director and the President of the Company in May 1996. Upon entering into such agreement, Mr. Pfannkuch received five-year options to purchase 750,000 shares of Common Stock at $3.50 per share, of which options to purchase 500,000 shares are Escrow Securities. See "Principal Shareholders-- Escrow Securities." One-fourth of such options will vest and become exercisable after Mr. Pfannkuch has been the President of the Company for one year, and the balance will vest and become exercisable at the rate of 11,719 per month, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances. Mr. Pfannkuch receives an annual salary of $150,000 as President of the Company. He is allowed to serve as a consultant to other companies if the terms of any such agreements are disclosed to the Company's Board of Directors, and the Board determines that such other companies do not compete in any manner with the business of the Company. Mr. Pfannkuch's employment as President is renewable on a yearly basis by mutual agreement of the parties.

  In February 1996, the Company entered into a consulting agreement with Intermarkt (U.S.A.) LLC ("Intermarkt") and a principal and consultant to Intermarkt. The agreement expires on January 31, 1998. Pursuant to the agreement, such principals will perform certain consulting services, for a minimum of one week per month, for the Company, including without limitation, executive recruiting, searches for strategic partners, foreign distribution arrangement searches, and licensees for the Company's technology and services and other operations and market research activities. The agreement provides that the Company will pay Intermarkt $10,000 per month in consideration for consulting services and additional contingent success fees. Pursuant to the consulting agreement and as additional consideration for the consulting services, the Company entered into a Stock Option Agreement dated February 1, 1996 with Intermarkt, whereby the Company granted Intermarkt an option to purchase up to 200,000 shares of Common Stock at an exercise price of $5.00 per share, which option is exercisable for five years commencing February 1, 1996. All such options are Escrow Options. See "Principal Shareholders--Escrow Securities."

  In September 1996, the Company entered into an agreement with Sitrick and Company ("Sitrick") pursuant to which Sitrick will provide investor and public relations services to the Company for an initial period of six months, which may be extended upon mutual agreement of the parties. The agreement provides that the Company will pay Sitrick a retainer (against time billed) of $10,000 plus 599 shares of Common Stock per month. Excess fees above $15,000 per month are to be paid 65% in cash and 35% in Common Stock, valued at $8.375 per share. In addition, each month during the term of the agreement, the Company will issue Sitrick a five-year warrant to purchase 2,995 shares of Common Stock with an exercise price of $8.38 per share plus a warrant to purchase five shares of Common Stock for each share of Common Stock issued as excess fees. Sitrick has been granted piggyback registration rights with respect to shares of Common Stock received under the agreement.

STOCK OPTION PLANS

  In October 1993, the Board of Directors approved the Company's 1993 Stock Option Plan, which plan was subsequently approved by the Company's shareholders in March 1994. In April 1996, the Board of Directors and the shareholders of the Company approved the 1993 Amended and Restated Stock Option Plan (as amended, the "1993 Option Plan"), which effected certain amendments to the 1993 Stock Option Plan. The 1993 Option

Plan provides for the grant of options to officers, directors, other key employees and consultants of the Company to purchase up to an aggregate of 3,762,530 shares of Common Stock. The 1993 Option Plan is administered by the Board of Directors or a committee of the Board and is currently administered by the Board of Directors, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1993 Option Plan. Options granted under the 1993 Option Plan may be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified options, and will be designated as such.

  The exercise price of incentive stock options may not be less than 100% of the fair market value of the Company's Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Common Stock that may be acquired in any one year pursuant to incentive stock options under the 1993 Option Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1993 Option Plan at an exercise price less than the fair market value of the Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of Common Stock that may be acquired pursuant to such options in any one year.

  In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination would immediately terminate, and any options that are exercisable would terminate 90 days (six months in the case of termination by reason of death or disability) following termination of employment.

  Options may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1993 Option Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1993 Option Plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1993 Option Plan is effective for ten years, unless sooner terminated or suspended.

  As of the date of this Prospectus, options to purchase 2,516,687 shares were outstanding at exercise prices ranging from $.14 to $3.50 per share, options to purchase 823,175 shares had been exercised at $.14 per share and options to purchase 422,670 shares were available for grant under the 1993 Option Plan.

  In September 1996, the Company's Board of Directors approved the Company's 1996 Stock Option Plan (the "1996 Option Plan"), which is subject to subsequent shareholder approval. The 1996 Option Plan provides for the grant of options to officers, directors, other key employees and consultants of the Company to purchase up to an aggregate of 1,000,000 shares of Common Stock. The 1996 Option Plan, which is administered by the Board of Directors or a committee of "non-employee directors" (as defined in the Exchange Act) and is currently administered by the Board of Directors, has terms and conditions substantially identical to those of the 1993 Option Plan. The Company has granted options to purchase a total of 189,559 shares of Common Stock under the 1996 Option Plan to James Kirkpatrick, Jr. and the two other ViComp engineers who have continued to be employed by ViComp following completion of the ViComp Acquisition at an exercise price of $8.375 per share, subject to shareholder approval of the 1996 Option Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Amended and Restated Certificate of Incorporation eliminates in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or (iv) for transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company believes that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company has entered into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and officers. Each such Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgements, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements also require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement permits the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he is successful.

                             CERTAIN TRANSACTIONS

  In October 1996, the Company completed the ViComp Acquisition. Dr. Edmund Y. Sun, the Company's Chairman of the Board and Chief Executive Officer, was a co-founder of ViComp and owned 57.3% of the outstanding capital stock of ViComp (for which he had paid a total of $1,000,000 in September 1995 and January 1996) at the time of the ViComp Acquisition. The Company issued to Dr. Sun 281,520 shares of the Company's Common Stock for his ViComp capital stock in the ViComp Acquisition (57.3% of the total 491,253 shares of Common Stock issued in the ViComp Acquisition).

  All of the Acquisition Shares issued to Dr. Sun and 10% of the Acquisition Shares issued to the other former ViComp stockholders have been deposited in escrow and are subject to forfeiture and cancellation under certain circumstances. Dr. Sun and the other holders of the Acquisition Shares were granted certain demand and piggyback registration rights under a registration rights agreement pursuant to the terms of the ViComp Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Charge to Income in the Event of Release of Escrowed Securities" and "Business--ViComp Acquisition."

  The ViComp Acquisition was unanimously approved by the disinterested members of the Company's Board of Directors, and the Company's Board of Directors was advised by the Sutter Securities Incorporated that the ViComp Acquisition is fair from a financial point of view to the Company's shareholders other than Dr. Sun.

  During 1993, the Company invested $250,000 in Anhui Wanyan Electronic Systems, Co., Ltd. ("Wyan"), a company located in the People's Republic of China. Wyan was formed for the purpose of developing, manufacturing, and marketing digital audiovisual products. The Company had the right to make an additional $2,000,000 cash investment in Wyan. In connection therewith, in September 1994, the Company sold its right to purchase a $1,650,000 interest in Wyan to Hyundai for $350,000. At the time of such sale, Hyundai owned 3,247,473 shares of the Company's then outstanding Series A Preferred Stock.

  The Company also purchased approximately $1,900,000, $809,000 and $2,760,000 of inventory from C-Cube during 1994, 1995 and the nine-month period ended September 30, 1996, respectively. The Company acquired fixed assets from C-Cube for total payments of approximately $8,000 in 1994. Dr. Edmund Y. Sun, is the founder and a significant shareholder of C-Cube.

  In July 1993, the Company advanced $108,000 to Dr. Edmund Y. Sun, of which $54,000 was repaid in July 1993. The balance was repaid in September 1994 through an offset against a total of $60,000 in commissions owed to Dr. Sun for the sale of a $700,000 encoding system to Hyundai. The percentage amount of this commission was no more than the amount given to the Company's other salespeople.

  In December 1994, the Company purchased all of the assets of Sunny Rich Enterprises, Ltd. ("Sunny Rich") which owned a majority of the Company's outstanding Common Stock at that time. Sunny Rich was wholly owned by Dr. Edmund Y. Sun. The Company issued 6,215,751 shares of its Common Stock to Sunny Rich as consideration for such assets, which principally consisted of 6,199,720 shares of the Company's Common Stock. Sunny Rich then liquidated and Dr. Sun became the owner of all such shares.

  In February 1995, the Company borrowed $500,000 from Dr. Edmund Y. Sun. The loan was secured by the assets of the Company and bore interest at the prime rate plus 1% per annum. In October 1995, the Company amended the terms of the loan to allow for additional borrowings of $1,500,000 at the same interest rate. In December 1995, Dr. Sun converted the $2,000,000 of principal plus approximately $57,000 of accrued interest into 1,335,949 shares of Series B Preferred Stock of the Company at $1.54 per share. These shares were converted into 1,335,949 shares of Common Stock upon the closing of the IPO in May 1996.

  Hyundai purchased 3,247,473 shares of Series A Preferred Stock for approximately $5,000,000 and 649,526 shares of Series B Preferred Stock for approximately $1,000,000 from the Company in January 1994 and April 1995, respectively. In connection with such purchases, Hyundai was given the right to designate a director, a right of first refusal relating to sales of the Company's securities and certain registration rights. Such right of first refusal terminated in connection with the IPO and Hyundai waived its registration rights for 13 months following the closing of the IPO in May 1996. See "Description of Securities--Registration Rights." Hyundai's Series A Preferred Stock and the Series B Preferred Stock were converted into 3,896,999 shares of Common Stock upon the closing of the IPO.

  Hyundai and the Company entered into the 1993 Hyundai Agreements relating to the Company's development of a consumer karaoke player, a karaoke jukebox, encoding machines and a karaoke network system. The 1993 Hyundai Agreements were subsequently amended in 1994 in connection with the Company and Hyundai agreeing to a manufacturing relationship for karaoke jukebox players. The Company and Hyundai subsequently entered into the 1995 Hyundai Technical Assistance and License Agreement which subsumed part of the agreements entered into in 1993 and obligated the Company to develop MPEG-II compressor products. See "Business--Agreements with Hyundai."

  In March 1996, the Company entered into an employment agreement with Dr. Edmund Y. Sun and a consulting and employment agreement with Robert Pfannkuch. See "Management--Employment and Consulting Agreements."

  In July 1995, the Company granted Janis Gemignani, formerly Chief Financial Officer of the Company, options to purchase 238,646 shares of Common Stock at $.14 per share under the Option Plan. In October 1995, the Company granted Phil Smith, a director of the Company, options to purchase 136,608 shares of Common Stock at $.14 per share under the Option Plan. In March 1996, the Company granted Robert Pfannkuch, a director and President of the Company, options to purchase 750,000 shares of Common Stock at $3.50 per share under the Option Plan and in April 1996, the Company granted Joseph F. Troy, a director of the Company, options to purchase 136,608 shares of Common Stock at $3.50 per share.

  The Company anticipates that the above transactions were, and any future transactions between the Company and any affiliate thereof will be, on terms no less favorable to the Company than those that are generally available from unaffiliated third parties.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of the Units offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; and (ii) each of the Company's directors and executive officers; and (iii) all officers and directors of the Company as a group.

                                                            PERCENT   PERCENT
                                             AMOUNT AND       OF        OF
                                             NATURE OF     OWNERSHIP OWNERSHIP
                                             BENEFICIAL     BEFORE     AFTER
            NAME AND ADDRESS(1)             OWNERSHIP(2)   OFFERING  OFFERING
            -------------------             ------------   --------- ---------
Edmund Y. Sun..............................  7,822,418(3)    44.4%     39.5%
Robert B. Pfannkuch........................      2,250(4)       *         *
Sung Hee Lee...............................          0(5)       0         0
Philip B. Smith............................     39,844(6)       *         *
Arvin S. Erickson..........................          0          0         0
Janis Gemignani............................     91,742(7)       *         *
Sanford Sigoloff...........................          0          0         0
Joseph F. Troy.............................          0(8)       0         0
Hyundai Electronics Industries Company,
 Ltd. .....................................  3,896,999(9)    22.1      19.6
 10th Floor, Boram Building
 705-19, Yeeksam-dong
 Kongnam-Ku, Seoul, Korea
All executive officers and directors as
 a group (8 persons).......................  7,956,254       45.5      40.2

--------
 *Less than one percent.
(1) Except as otherwise indicated, the address of each principal shareholder is c/o the Company at 2710 Walsh Avenue, Santa Clara, California 95051.
(2) Includes the Escrow Securities of such individual or entity. See "--Escrow Securities." Nature of beneficial ownership of securities is direct and arises from sole voting power and sole investment power, subject to community property laws where applicable. Shares underlying options to purchase Common Stock exercisable within 60 days are deemed to be outstanding for purposes of calculating the number of shares owned by the holders of such options.
(3) Includes 281,520 shares of Common Stock acquired by Dr. Sun in the ViComp Acquisition, all of which have been deposited in escrow and are subject to cancellation in certain circumstances. See "Business--ViComp Acquisition." Also includes 280,334 shares owned by Dr. Sun's sons and 21,564 shares owned by Dr. Sun's sister.
(4) Excludes options to purchase 750,000 shares of Common Stock which are not exercisable within 60 days.
(5) Although Mr. Lee serves as Hyundai's representative on the Company's Board of Directors, he does not have any right to vote or dispose of such shares.
(6) Represents options to purchase 39,844 shares of Common Stock. Excludes options to purchase 96,764 shares of Common Stock which are not exercisable within 60 days.
(7) Includes options to purchase 89,492 shares of Common Stock. Excludes options to purchase 149,154 shares of Common Stock which are not exercisable within 60 days.
(8) Excludes options to purchase 136,608 shares of Common Stock which are not exercisable within 60 days.
(9) Mong Hun Chung is the Chairman and largest individual shareholder of Hyundai and may be considered a beneficial owner of such shares.

ESCROW SECURITIES

  In connection with the IPO, the holders of the Company's Common Stock and options to purchase Common Stock have placed 7,978,114 shares and options to purchase 1,854,019 shares and the Company has placed options issuable under the 1993 Option Plan to purchase 267,867 shares of Common Stock into escrow pursuant to an escrow agreement ("Escrow Agreement") with American Stock Transfer and Trust, as escrow agent. The Escrow Securities are not assignable or transferable; however, the Escrow Shares may be voted. Holders of any options in escrow may exercise their options prior to their release from escrow; however, the shares issuable upon any such exercise will continue to be held in escrow as Escrow Shares pursuant to the Escrow Agreement.

  All or a portion of the Escrow Securities may be released from escrow based on the Company's Minimum Pretax Income amounts (as defined and set forth below) or the trading price of the Company's Common Stock. The Minimum Pretax Income amounts (i) shall be calculated exclusively of any extraordinary earnings, including, but not limited to, any charge to income resulting from the release of the Escrow Securities; and (ii) shall be increased from the amounts established at the time of the IPO proportionately, with certain limitations, in the event additional shares of Common Stock or securities convertible into, exchangeable for or exercisable into Common Stock are issued after the IPO (including, without limitation, the Acquisition Shares and the shares of Common Stock included in the Units and underlying the SPO Warrants). The Minimum Pretax Income amounts as originally established at the time of the IPO are described below.

  Of the Escrow Securities, one-half (representing 5,050,000 shares of issued or issuable shares of Common Stock) will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions are met:

    (i) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings as audited and determined by the Company's independent public accountants (the "Minimum Pretax Income") amounts to at least $10.0 million for the fiscal year ending March 31, 1997;

    (ii) the Minimum Pretax Income amounts to at least $15.0 million for the fiscal year ending March 31, 1998;

    (iii) the Minimum Pretax Income amounts to at least $23.0 million for the fiscal year ending March 31, 1999;

    (iv) the Minimum Pretax Income amounts to at least $31.0 million for the fiscal year ending on March 31, 2000;

    (v) the Minimum Pretax Income amounts to at least $39.0 million for the fiscal year ending on March 31, 2001;

    (vi) commencing on May 9, 1996 and ending 18 months thereafter, the bid price of the Company's Common Stock averages in excess of $24.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 60 consecutive business days;

    (vii) commencing November 9, 1997 and ending 36 months thereafter, the bid price of the Company's Common Stock averages in excess of $48.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 90 consecutive business days; or

    (viii) during the periods specified in (vi) or (vii) above, the Company is acquired by or merged into another entity in a transaction in which the value of the per share consideration received by the shareholders of the Company on the date of such transaction or at any time during the applicable period set forth in (vi) or (vii), respectively, equals or exceeds the applicable levels set forth in (vi) or (vii), respectively.

  The remaining Escrow Securities (representing 5,050,000 shares of issued or issuable shares of Common Stock) will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions is met:

    (i) the Minimum Pretax Income amounts to at least $15.0 million for the fiscal year ending on March 31, 1997;

    (ii) the Minimum Pretax Income amounts to at least $21.0 million for the fiscal year ending on March 31, 1998;

    (iii) the Minimum Pretax Income amounts to at least $32.0 million for the fiscal year ending on March 31, 1999;

    (iv) the Minimum Pretax Income amount to at least $42.0 million for the fiscal year ending on March 31, 2000;

    (v) the Minimum Pretax Income amount to at least $53.0 million for the fiscal year ending on March 31, 2001;

    (vi) commencing on May 9, 1996 and ending 18 months thereafter, the bid price of the Company's Common Stock averages in excess of $48.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 60 consecutive business days;

    (vii) commencing November 9, 1997 and ending 36 months thereafter, the bid price of the Company's Common Stock averages in excess of $96.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 90 consecutive business days; or

    (viii) during the periods specified in (vi) or (vii) above, the Company is acquired by or merged into another entity in a transaction in which the value of the per share consideration received by the shareholders of the Company on the date of such transaction or at any time during the applicable period set forth in (vi) or (vii), respectively, equals or exceeds the applicable levels set forth in (vi) or (vii), respectively.

  The bid price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

  Holders of Escrow Securities have agreed not to sell, transfer, hypothecate, negotiate, pledge, assign, encumber or otherwise dispose of any or all of the Escrow Securities unless and until (A) the Company shall have given notice that the conditions for the release of the Escrow Securities set forth in Paragraphs (a) and (b) above are met; or (B) such disposition is (i) proposed in connection with an agreement by which the Company is to be acquired by or merged into another entity in which the consideration paid by the acquiror per share of the Company's stock is no less than 80% of the minimum consideration required by Paragraphs (a)(vi) and (vii) above as to a disposition of up to 50% of the Escrow Securities or by Paragraphs (b)(vi) and (vii) above as to a disposition of up to 100% of the Escrow Securities and (ii) approved by at least 80% of the votes cast, in person or by proxy, by holders of the Common Stock eligible to vote on such matter excluding the shares held by the holders of the Escrow Securities, provided that the holders of at least 50% of the Common Stock (excluding the shares held by the holders of the Escrow Securities) actually vote on such matter, in person or by proxy, or are present, in person or by proxy, at the meeting at which the vote takes place. If the Company is acquired by or merges into another company that thereafter owns all of the outstanding stock of the Company except for the Escrow Securities, at any time from and after the consummation of the merger or acquisition, holders of Escrow Securities desiring to dispose of their Escrow Securities will be permitted to do so if the acquiror gives notice as to conditions being met in Paragraphs (a) and (b) above or consents in writing to the disposition, but no vote or consent of the former shareholders of the Company will be required.

  Any money, securities, rights or property distributed in respect of the Escrow Securities, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, shall be held in escrow until release of the Escrow Securities. If none of the applicable Minimum Pretax Income or bid price levels set forth above have been met by July 15, 2001, the Escrow Securities, as well as any dividends or other distributions made with respect thereto, will be cancelled and contributed to the capital of the Company. The Company expects that the release of the Escrow Securities to officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings, which would equal the fair market value of such shares on the date of release. Such charge could substantially increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period or periods during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total shareholders' equity, it may have a negative effect on the market price of the Company's securities.

  The Minimum Pretax Income and bid price levels set forth above were determined by negotiation between the Company and the Underwriter prior to the IPO and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

                             CONCURRENT OFFERINGS

  The Registration Statement of which this Prospectus forms a part also includes a prospectus with respect to an offering of (i) 5,064,130 shares of Common Stock and 5,064,130 Class B Warrants of the Company that are issuable upon exercise of the 4,830,000 Class A Warrants issued in the IPO and the 234,130 Class A Warrants issued to certain Selling Securityholders (defined below) in connection with the IPO that have been resold by such Selling Securityholders; (ii) 5,064,130 shares of Common Stock issuable upon exercise of the Company's Class B Warrants that are issuable upon exercise of the Company's outstanding Class A Warrants; (iii) 4,830,000 shares of Common Stock issuable upon exercise of the Company's outstanding Class B Warrants issued in the IPO; and (iv) 420,000 shares of Common Stock, Class A Warrants and Class B Warrants issuable upon exercise of the unit purchase options received by the Underwriter and its designees in connection with the IPO, 420,000 shares of Common Stock and Class B Warrants issuable upon exercise of said Class A Warrants and 840,000 shares of Common Stock issuable upon exercise of all of said Class B Warrants.

  The Registration Statement of which this Prospectus forms a part also includes a prospectus with respect to an offering of (i) an additional 3,265,870 Class A Warrants (the "Bridge Warrants") held by the holders thereof (the "Selling Securityholders"); (ii) 3,265,870 Class B Warrants (the "Selling Securityholder Class B Warrants") underlying the Bridge Warrants; and
(iii) 6,531,740 shares of Common Stock underlying the Bridge Warrants and the Selling Securityholder Class B Warrants, all for resale from time to time by the Selling Securityholders. See "Shares Eligible for Future Sale."

                           DESCRIPTION OF SECURITIES

  The following description of the capital stock of the Company and certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Amended and Restated Certificate of Incorporation and Bylaws, which have been incorporated by reference as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

  The authorized capital stock of the Company currently consists of 60,000,000 shares of Common Stock, $.0001 par value, and 5,000,000 shares of Preferred Stock, $.0001 par value. As of the date of this Prospectus, there were 17,533,091 shares of Common Stock outstanding.

UNITS

  Each Unit consists of 100 IPO Units.

IPO UNITS

  Each IPO Unit consists of one share of Common Stock, one Class A Warrant and one Class B Warrant. Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock and one Class B Warrant, and each Class B Warrant entitles the holder thereof to purchase one share of Common Stock. The Common Stock and Warrants included in the IPO Units are immediately transferable separately upon issuance.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority shareholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of Preferred Stock issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon exercise of any Class A Warrants or Class B Warrants will be, fully paid and nonassessable.

REDEEMABLE WARRANTS

  The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company, the Underwriter and American Stock Transfer and Trust Company (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement, as amended, has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  CLASS A WARRANTS

  The holder of each Class A Warrant is entitled, upon payment of the exercise price of $6.50, to purchase one share of Common Stock and one Class B Warrant. Unless previously redeemed, the Class A Warrants are exercisable at any time after issuance until May 9, 2001, provided that at such time a current prospectus relating to the underlying Common Stock and the Class B Warrants is in effect and the underlying Common Stock and the Class B Warrants are qualified for sale or exempt from qualification under applicable state securities laws.

The Class A Warrants are immediately transferable separately from the Common Stock and the Class B Warrants issued with such Class A Warrants as part of the Units and the IPO Units. The Class A Warrants are subject to redemption, as described below.

  CLASS B WARRANTS

  The holder of each Class B Warrant is entitled, upon payment of the exercise price of $8.75, to purchase one share of Common Stock. Unless previously redeemed, the Class B Warrants are exercisable at any time after issuance until May 9, 2001, provided that at such time a current prospectus relating to the underlying Common Stock is then in effect and the underlying Common Stock is qualified for sale or exempt from qualification under applicable state securities laws. The Class B Warrants are transferable separately from the Common Stock, and the Class B Warrants underlying the Class A Warrants will be transferable separately from the Common Stock received upon exercise of the Class A Warrants. The Class B Warrants are subject to redemption, as described below.

  REDEMPTION

  The Class A Warrants currently are subject to redemption by the Company, upon 30 days written notice, at a price of $.05 per Warrant, if the average closing bid price of the Common Stock for any 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given shall have exceeded $9.10 per share. The Class B Warrants are subject to redemption by the Company commencing May 9, 1997, upon 30 days written notice, at a price of $.05 per Warrant, if the average closing bid price of the Common Stock for any 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given shall have exceeded $12.25 per share. Holders of Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants of a class, except for those underlying the Unit Purchase Option and the IPO Unit Purchase Option, must be redeemed if any of that class are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class mail, postage prepaid, upon 30 days' notice before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered, and that the right to exercise the Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption.

  GENERAL

  The Warrants may be exercised upon surrender of the certificate or certificates therefore on or prior to the expiration or the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the form of "Election to Purchase" on the reverse side of the certificate or certificates completed and executed as indicated, accompanied by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised. Shares issued upon exercise of Warrants will be fully paid and non-assessable.

  The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including issuances of Common Stock (or securities convertible, exchangeable or exercisable into Common Stock) at less than market value, stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things, (i) the issuance or exercise of options or other securities under the Company's 1993 Option Plan or other employee benefit plans or (ii) the sale or exercise of certain outstanding options or warrants or the Warrants offered hereby.

  The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a shareholder of the Company unless and until he exercises the Warrants.

  The Warrants do not confer upon holders any voting or any other rights as shareholders of the Company.

PREFERRED STOCK

  Shares of Preferred Stock may be issued without shareholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. No shares of Preferred Stock are currently outstanding and the Company has no present intention to issue any shares of Preferred Stock. Any Preferred Stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights on liquidation. The Board of Directors, without shareholder approval, may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of holders of Common Stock and discourage, delay or prevent a change in control of the Company.

UNIT PURCHASE OPTION

  Upon the closing of the Offering, the Company has agreed to grant to the Underwriter the Unit Purchase Option to purchase up to 2,300 Units. The Units issuable upon exercise of the Unit Purchase Option will, when so issued, be identical to the Units offered hereby. The Unit Purchase Option cannot be transferred, sold, assigned or hypothecated for three years, except to any officer of the Underwriter or members of the selling group or their officers. The Unit Purchase Option is exercisable during the two-year period commencing three years from the date of this Prospectus at an exercise price of $1,600 per Unit (160% of the Unit offering price) subject to adjustment in certain events. The holders of the Unit Purchase Option will have certain demand and piggyback registration rights. See "Underwriting."

IPO UNIT PURCHASE OPTIONS

  In connection with the IPO, the Company granted to the Underwriter and its designees the IPO Unit Purchase Options to purchase up to 420,000 IPO Units. The IPO Units issuable upon exercise of the IPO Unit Purchase Option will, when so issued, be identical to the IPO Units. The IPO Unit Purchase Option cannot be transferred, sold, assigned or hypothecated for two years, except to any officer of the Underwriter or members of the selling group or their officers. The IPO Unit Purchase Options are exercisable during the three-year period commencing on May 9, 1998, at an exercise price of $6.50 per IPO Unit subject to adjustment in certain events. The holders of the IPO Unit Purchase Options have certain demand and piggyback registration rights. See "-- Registration Rights."

REGISTRATION RIGHTS

  The Company has granted certain demand and piggyback registration rights to Hyundai, with respect to the 3,896,999 shares of Common Stock issued upon conversion of the shares of Preferred Stock owned by Hyundai upon the closing of the IPO in May 1996. Such rights have been waived by Hyundai for a period of 13 months following completion of the IPO. The holders of the IPO Unit Purchase Options have, and the holders of the Unit Purchase Options will have, demand and piggyback registration rights relating to their options and the underlying securities. In addition, the holders of the Acquisition Shares have demand and piggyback registration rights (which do not apply to the Offering and which will not require the Company to file a registration statement for such shares prior to May 1997) and the holder of 1,198 shares of Common Stock and warrants to purchase 5,990 shares of Common Stock has piggyback registration rights, which have been waived in connection with the Offering. See "Business--ViComp Acquisition" and "Management--Employment and Consulting Agreements."

TRANSFER AGENT AND WARRANT AGENT

  American Stock Transfer & Trust Company, New York, New York, serves as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants.

BUSINESS COMBINATION PROVISIONS

  The Company is subject to a Delaware statute regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested shareholders," defined as persons who have acquired at least 15% of a corporation's stock. Under the law, a corporation may not engage in any business combination with any interested shareholder for a period of three years from the date such person became an interested shareholder unless certain conditions are satisfied. The statute contains provisions enabling a corporation to avoid the statute's restrictions.

  The Company has not sought to "elect out" of the Delaware statute and, therefore, the restrictions imposed by such statute will apply to the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding (excluding outstanding options and warrants) 19,833,091 shares of Common Stock. Of these shares, all of the shares issued in the Offering and the 4,830,000 shares sold in the IPO are freely transferable without restriction or registration under the Securities Act, unless held by persons deemed to be "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act ("Rule 144")). The remaining outstanding 12,703,091 shares of Common Stock are "restricted securities" within the meaning of Rule 144 (the "Restricted Shares") and may not be sold unless they are registered under the Securities Act or sold pursuant to Rule 144 or another exemption from registration. Pursuant to Rule 144, 9,573,326 of these restricted shares became eligible for resale commencing August 8, 1996. However, all of the executive officers and directors of the Company and a shareholder holding 3,896,999 shares of Common Stock have agreed that they will not sell any of the Company's securities owned by them prior to 13 months from the date of the Offering without the consent of the Underwriter.

  Holders of Restricted Shares must comply with the requirements of Rule 144 in order to sell their shares in the open market without violating the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned shares for at least two years is entitled to sell in the open market within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of the Company's Common Stock or (ii) the average weekly public trading volume during the four calendar weeks preceding such sale. The holding period of shares of a non-affiliate for this purpose includes the holding period of all prior non-affiliate holders, provided that if an affiliate has held such shares at any time, the holding period shall commence upon the sale to a non-affiliate by the last affiliate to hold the shares. Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements, and availability of current public information about the Company. A non-affiliate who holds restricted securities and who has not been affiliated with the Company during the three-month period preceding the proposed sale thereof may sell such securities without regard to the conditions imposed by Rule 144 if at least three years have elapsed from the sale of such securities by the Company or any affiliate. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly controls, or is controlled by, or is under common control with the issuer of the securities. The foregoing is a summary of the provisions of Rule 144 and is not intended to be complete.

  Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to May 9, 1996 became entitled to sell such shares after August 8, 1996 in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to Rule 144 restrictions after this 90-day period, but without a holding period. If all the requirements of Rule 701 are met, an aggregate of 636,575 shares subject to outstanding vested stock options are currently eligible to be sold pursuant to such rule.

  In addition, in connection with the IPO, the Company registered for resale on behalf of certain holders the Bridge Warrants and the securities issuable upon exercise of the Bridge Warrants, subject to the contractual restriction that such holders agreed (i) not to exercise the Bridge Warrants until May 9, 1997 unless such securities are subject to a notice of redemption delivered by the Company, and (ii) not to sell any of the Bridge Warrants until after August 12, 1996, and during the period from August 13, 1996 to February 8, 1997 to only sell certain specified percentages of such Bridge Warrants.

  The Underwriter and its designee also has demand and piggyback registration rights with respect to the securities underlying the IPO Unit Purchase Option and the Unit Purchase Option. The Company has granted demand and piggyback registration rights to the holder of 3,896,999 shares of Common Stock (which cannot be exercised prior to June 1997), demand and piggyback registration rights to the holders of the Acquisition Shares (which do not apply to the Offering and which will not require the Company to file a registration statement for such shares prior to May 1997) and piggyback registration rights to the Company's public relations firm for up to 7,188 shares of Common Stock currently owned or covered by warrants issued to date to that firm for services (which rights have been waived in connection with the Offering). See "Business--ViComp Acquisition," "Management--Employment and Consulting Agreements" and "Description of Securities--Registration Rights."

  No predictions can be made of the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                 UNDERWRITING

  D.H. Blair Investment Banking Corp., the Underwriter, has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase the 23,000 Units offered hereby from the Company on a "firm commitment" basis, if any are purchased. It is expected that Blair & Co. will distribute as a selling group member substantially all of the Units offered hereby. Blair & Co. is owned by a corporation that is substantially owned by family members of J. Morton Davis. Mr. Davis is the sole shareholder of the Underwriter.

  The Underwriter has advised the Company that it proposes to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriter may allow to selected dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") concessions not in excess of $22.80 per Unit, of which not in excess of $11.00 per Unit may be reallowed to other dealers who are members of the NASD. After commencement of the Offering, the public offering price, concession and the reallowance may be changed by the Underwriter.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Underwriter a nonaccountable expense allowance of 3% of the gross proceeds derived from the sale of the Units offered hereby, including any Units purchased pursuant to the Underwriter's over-allotment option, $20,000 of which has been paid as of the date of this Prospectus.

  The Company has granted to the Underwriter an option, exercisable during the 30-day period commencing on the date of this Prospectus, to purchase from the Company at the public offering price, less underwriting discounts and commissions, up to 3,450 additional Units for the purpose of covering over-allotments, if any.

  The Company has agreed to sell to the Underwriter and its designees, for nominal consideration, the Unit Purchase Option to purchase up to 2,300 Units substantially identical to the Units being offered hereby, except that the Warrants included therein are subject to redemption by the Company for $.05 at any time after the Unit Purchase Option has been exercised and the underlying warrants are outstanding. The Unit Purchase Option will be exercisable during the two-year period commencing three years from the date of this Prospectus at an exercise price of $1,600 per Unit, subject to adjustment in certain events and the Unit Purchase Option and the underlying securities are not transferable for a period of three years from the date of this Prospectus except to officers of the Underwriter or to members of the Underwriter's selling group. The Company has agreed to register the securities issuable upon exercise thereof under the Securities Act on two separate occasions (the first at the Company's expense and the second at the expense of the holders of the Unit Purchase Option) during the four-year period commencing one year from the date of this Prospectus. The Unit Purchase Option includes a provision permitting the holder to elect a cashless exercise of the Option. The Company has also granted certain piggyback rights to holders of the Unit Purchase Option.

  All of the Company's executive officers and directors and all shareholders of the Company known by the Company to beneficially own 5% or more of the outstanding Common Stock have agreed not to sell, assign or transfer any of the Company's securities for a 13-month period from the closing of the Offering without the prior written consent of the Underwriter.

  During the five-year period from the closing of the Offering, in the event the Underwriter originates financing or a merger, acquisition, or transaction to which the Company is a party, the Underwriter will be entitled to receive a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction, ranging from 6% of the first $5,000,000 to 2% of any consideration in excess of $13,000,000.

  The Underwriter acted as placement agent in connection with the Bridge Financing in January and March 1996 and received a placement agent fee of $700,000 and a non-accountable expense allowance of $210,000. The Underwriter also acted as underwriter of the Company's IPO and received a 6% commission of $1,449,000 and a non-accountable expense allowance of $724,500 in connection with such offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Securities."

  The Underwriter has the right to designate one director to the Company's Board of Directors for a period of five years from the completion of the IPO, although it has not yet selected any such designee. Such designee may be a director, officer, partner, employee or affiliate of the Underwriter.

  Pursuant to the Warrant Agreement the Company has agreed not to solicit Warrant exercises other than through the Underwriter, unless the Underwriter declines to make such solicitation. Upon any exercise of the Class A or Class B Warrants after one year from the date of this Prospectus, the Company will pay the Underwriter a fee of 5% with respect to the Class A Warrants and 8% with respect to the Class B Warrants, of the aggregate exercise price (the "Warrant Fee") for Warrant exercises solicited in writing by the Underwriter or its representatives or agents, if (i) the market price of the Company's Common Stock on the date the Warrant is exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrant was solicited in writing by a member of the NASD; (iii) the Warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrants; and (v) the solicitation of exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Exchange Act, provided however, that (a) no Warrant Fee will be payable prior to May 9, 1997 and (b) in the event Warrants are exercised after May 9, 1997 but prior to the first anniversary of the date of this Prospectus, the Underwriter only shall be entitled to receive the Warrant Fee with respect to the IPO Warrants and the Bridge Warrants. For purposes of determining which Warrants have been exercised, it will be assumed that the first 8,330,000 Class A Warrants and 13,160,000 Class B Warrants (which include the 8,330,000 Class B Warrants that may be issued on exercise of the Class A Warrants) exercised were those issued in connection with the IPO.

  Rule 10b-6 may prohibit Blair & Co. from engaging in any market making activities with regard to the Company's securities for the period from two to nine business days (or such other applicable period as

Rule 10b-6 may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

  The Underwriter and certain selling group members that currently act as market makers for the Company's securities may engage in "passive market making" in the Company's securities on Nasdaq in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. In general, under Rule 10b-6A, any underwriter or selling group member engaged in passive market making in the Company's securities (i) may not effect transactions in, or display bids for, such securities at a price that exceeds the highest bid for such securities displayed on Nasdaq by a market maker that is not participating in the distribution of such securities; (ii) may not have net daily purchases of such Company's securities that exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months immediately preceding the filing date of the Registration Statement of which this Prospectus forms a part; and (iii) must identify its bids made by a passive market maker.

  The Commission is conducting an investigation concerning various business activities of the Underwriter and Blair & Co. The investigation appears to be broad in scope, involving numerous aspects of the Underwriter's and Blair & Co.'s compliance with the federal securities laws and compliance with the federal securities laws by issuers whose securities were underwritten by the Underwriter or Blair & Co., or in which the Underwriter or Blair & Co. made over-the-counter markets, persons associated with the Underwriter or Blair & Co., such issuers and other persons. The Company has been advised by the Underwriter that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Underwriter cannot predict whether this investigation will ever result in any type of formal enforcement action against the Underwriter or Blair & Co. or, if so, whether any such action might have an adverse effect on the Underwriter or the securities offered hereby. The Company has been advised that Blair & Co. will make a market in the securities following the Offering. An unfavorable resolution of the Commission's investigation could have the effect of limiting such firm's ability to make a market in the Company's securities, which could adversely affect the liquidity or price of such securities.

                                 LEGAL MATTERS

  The validity of the securities offered hereby will be passed upon for the Company by Troy & Gould Professional Corporation, Los Angeles, California. Certain legal matters will be passed upon for the Underwriter by Bachner, Tally, Polevoy & Misher LLP, New York, New York. Joseph F. Troy, a member of Troy & Gould Professional Corporation, became a director of the Company in May 1996 and received options to purchase 136,608 shares of Common Stock at $3.50 per share. Troy & Gould Professional Corporation owns 10,000 Units, and certain shareholders of that firm own in the aggregate 400 shares of Common Stock, 600 Class A Warrants and 1,000 Class B Warrants.

                                    EXPERTS

  The financial statements of Digital Video Systems, Inc. at December 31, 1995 and for each of the two years in the period ended December 31, 1995, and the financial statements of ViComp Technology, Inc. at August 31, 1996 and for the period from inception (August 21, 1995) through August 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed a Registration Statement on Form SB-2 under the Securities Act with the Commission in Washington, D.C. with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Securities offered hereby, reference is hereby made to the Registration Statement and such exhibits, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  The Company is subject to the reporting requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the following addresses: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov. The Common Stock, Class A Warrants and Class B Warrants are quoted on the Nasdaq National Market and the IPO Units are quoted on the Nasdaq Small Cap Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGES
                                                                           -----
Digital Video Systems, Inc.
  Report of Ernst & Young LLP, Independent Auditors.......................  F-2
  Balance Sheet...........................................................  F-3
  Statements of Operations................................................  F-4
  Statements of Stockholders' Equity......................................  F-5
  Statements of Cash Flows................................................  F-6
  Notes to Financial Statements...........................................  F-7
ViComp Technology, Inc.
  Report of Ernst & Young LLP, Independent Auditors....................... F-19
  Balance Sheet........................................................... F-20
  Statement of Operations................................................. F-21
  Statement of Shareholders' Equity....................................... F-22
  Statement of Cash Flows................................................. F-23
  Notes to Financial Statements........................................... F-24

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Digital Video Systems, Inc.

  We have audited the accompanying balance sheet of Digital Video Systems, Inc. as of December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Video Systems, Inc. at December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Walnut Creek, California                                      Ernst & Young LLP
October 31, 1996

                          DIGITAL VIDEO SYSTEMS, INC.

                                 BALANCE SHEET

                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1995          1996
                                                     ------------  -------------
                                                                    (UNAUDITED)
                       ASSETS
Current assets:
  Cash and cash equivalents......................... $ 1,218,920   $ 14,638,889
  Accounts receivable, net of allowance for doubtful
   accounts of $0 and $372,789, respectively........     169,185      1,194,143
  Inventories.......................................     673,775      1,488,454
  Prepaid expenses and other current assets.........     300,407        668,219
                                                     -----------   ------------
    Total current assets............................   2,362,287     17,989,705
Property and equipment, net.........................     558,087        499,921
Other assets........................................      49,295        116,873
                                                     -----------   ------------
    Total assets.................................... $ 2,969,669   $ 18,606,499
                                                     ===========   ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................. $   414,344   $    694,034
  Accrued liabilities...............................     506,118        467,986
                                                     -----------   ------------
    Total current liabilities.......................     920,462      1,162,020
Commitments and Contingencies
Stockholders' equity:
 Convertible preferred stock, $0.0001 par value:
  10,232,948 shares authorized, 5,232,948 shares
   issued and outstanding at December 31, 1995;
   aggregate liquidation preference of $8,058,739;
   5,000,000 shares authorized and none issued or
   outstanding at
   September 30, 1996--unaudited.................... $       524   $        --
 Common stock, $0.0001 par value:
  60,000,000 shares authorized, 6,627,688 and
   17,009,640 shares issued and outstanding at
   December 31, 1995 and September 30, 1996--
   unaudited, respectively..........................         662          1,701
 Additional paid-in capital.........................   8,265,120     29,800,775
 Accumulated deficit................................  (6,024,733)   (12,267,320)
 Foreign currency translation adjustments...........     (30,616)       (45,437)
 Deferred compensation..............................    (161,750)       (45,240)
                                                     -----------   ------------
    Total stockholders' equity......................   2,049,207     17,444,479
                                                     -----------   ------------
    Total liabilities and stockholders' equity...... $ 2,969,669   $ 18,606,499
                                                     ===========   ============

                            See accompanying notes.

                          DIGITAL VIDEO SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                   YEAR ENDED             NINE-MONTH PERIOD
                                  DECEMBER 31,           ENDED SEPTEMBER 30,
                             ------------------------  ------------------------
                                1994         1995         1995         1996
                             -----------  -----------  -----------  -----------
                                                             (UNAUDITED)
Revenue:
 Product revenue
  (including $6,410,000,
  $490,000, $490,000 and
  $0 from related parties
  and affiliates for the
  years ended December 31,
  1994 and 1995, and the
  nine-month periods ended
  September 30, 1995 and
  1996, respectively)......  $ 6,553,987  $ 1,927,015  $ 1,320,252  $ 3,108,049
 Development and services
  revenue, (including
  $636,000, $1,000,000,
  $637,000 and $150,000
  from affiliates and
  related parties for the
  years ended December 31,
  1994 and 1995, and the
  nine-month periods ended
  September 30, 1995 and
  1996, respectively)......    1,254,646    1,021,816      653,355      156,839
 Component revenue.........          --       572,000          --     1,630,626
                             -----------  -----------  -----------  -----------
   Total revenue...........    7,808,633    3,520,831    1,973,607    4,895,514
Cost of product revenue
 (including $1,900,000,
 $224,000, $134,000 and
 $800,000 purchased from a
 related party for the
 years ended December 31,
 1994 and 1995 and the
 nine-month periods ended
 September 30, 1995 and
 1996, respectively).......    5,963,959    2,274,638    1,450,376    3,704,212
Cost of development and
 services revenue..........      954,531      585,282      321,713      263,298
Cost of component revenue
 purchased from related
 party.....................          --       495,000          --     1,598,500
                             -----------  -----------  -----------  -----------
Gross profit (loss)........      890,143      165,911      201,518     (670,496)
Operating expenses:
 Research and development..    1,550,248    1,257,833      981,930    1,048,324
 Sales and marketing.......      602,818      548,573      426,274      784,900
 General and
  administrative...........      859,129    1,513,636    1,228,014    2,011,494
                             -----------  -----------  -----------  -----------
   Total operating
    expenses...............    3,012,195    3,320,042    2,636,218    3,844,718
                             -----------  -----------  -----------  -----------
Loss from operations.......   (2,122,052)  (3,154,131)  (2,434,700)  (4,515,214)
Interest expense...........      (17,055)     (99,248)         --      (759,102)
Interest income and other..       52,209       18,936      (45,447)     295,525
Gain (loss) on investments
 in affiliates (1994 gain
 was from a related party).      350,000   (1,248,868)         --           --
                             -----------  -----------  -----------  -----------
Net loss before benefit for
 income taxes and
 extraordinary item........   (1,736,898)  (4,483,311)  (2,480,147)  (4,978,791)
Benefit for income taxes...      (83,237)         --           --           --
                             -----------  -----------  -----------  -----------
Net loss before
 extraordinary item........   (1,653,661)  (4,483,311)  (2,480,147)  (4,948,791)
Extraordinary item--loss on
 early extinguishment of
 bridge notes..............          --           --           --    (1,263,796)
                             -----------  -----------  -----------  -----------
Net loss...................  $(1,653,661) $(4,483,311) $(2,480,147) $(6,242,587)
                             ===========  ===========  ===========  ===========
Net loss per share before
 extraordinary item........  $      (.39) $      (.84) $      (.46) $      (.65)
                             ===========  ===========  ===========  ===========
Net loss per share.........  $      (.39) $      (.84) $      (.46) $      (.81)
                             ===========  ===========  ===========  ===========
Shares used in computing
 net loss per share........    4,195,148    5,337,668    5,353,284    7,675,792
                             ===========  ===========  ===========  ===========

                            See accompanying notes.

                          DIGITAL VIDEO SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                     CONVERTIBLE                                        RETAINED                   NOTE
                   PREFERRED STOCK     COMMON STOCK      ADDITIONAL     EARNINGS    CUMULATIVE  RECEIVABLE
                  ------------------ ------------------    PAID-IN    (ACCUMULATED  TRANSLATION    FROM       DEFERRED
                    SHARES    AMOUNT   SHARES    AMOUNT    CAPITAL      DEFICIT)    ADJUSTMENTS STOCKHOLDER COMPENSATION
                  ----------  ------ ----------  ------  -----------  ------------  ----------- ----------- ------------
Balance at
 December 31,
 1993............        --    $--    6,199,720  $  620  $       380  $    112,239   $ (5,048)   $    --      $    --
 Sale of Series A
  preferred
  stock, net of
  issuance costs.  3,247,473    325         --      --     4,976,520           --         --          --           --
 Issuance of
  common stock
  for acquisition
  of Sunny Rich
  assets.........        --     --    6,215,751     --           --            --         --          --           --
 Shares of common
  stock
  reacquired and
  canceled in
  conjunction
  with
  acquisition of
  Sunny Rich
  assets.........        --     --   (6,199,720)    --           --            --         --          --           --
 Sale of common
  stock for cash
  and note
  receivable.....        --     --      118,085      13       16,415           --         --      (15,000)         --
 Translation
  adjustment.....        --     --          --      --           --            --       7,261         --           --
 Net loss........        --     --          --      --           --     (1,653,661)       --          --           --
                  ----------   ----  ----------  ------  -----------  ------------   --------    --------     --------
Balance at
 December 31,
 1994............  3,247,473    325   6,333,836     633    4,993,315    (1,541,422)     2,213     (15,000)         --
 Sale of Series B
  preferred
  stock, net of
  issuance costs.  1,985,475    199         --      --     3,056,608           --         --          --           --
 Exercise of
  common stock
  options........        --     --      355,086      35       49,365           --         --          --           --
 Repayment on
  note receivable
  from
  stockholder....        --     --          --      --           --            --         --        6,482          --
 Cancellation of
  common stock
  and note
  receivable.....        --     --      (61,234)     (6)      (8,512)          --         --        8,518          --
 Translation
  adjustment.....        --     --          --      --           --            --     (32,829)        --           --
 Deferred
  compensation
  resulting from
  grants of
  options........        --     --          --      --       174,344           --         --          --      (174,344)
 Amortization of
  deferred
  compensation...        --     --          --      --           --            --         --          --        12,594
 Net loss........        --     --          --      --           --     (4,483,311)       --          --           --
                  ----------   ----  ----------  ------  -----------  ------------   --------    --------     --------
Balance at
 December 31,
 1995............  5,232,948    524   6,627,688     662    8,265,120    (6,024,733)   (30,616)          0     (161,750)
 Exercise of
  common stock
  options
  (unaudited)....        --     --      319,004      32       44,321           --         --          --           --
 Warrants issued
  in connection
  with bridge
  notes
  (unaudited)....        --     --          --      --       875,000           --         --          --           --
 Reduction in
  deferred
  compensation
  for options
  placed in
  escrow
  (unaudited)....        --     --          --      --       (97,026)          --         --          --        97,026
 Sale of IPO
  Units, net of
  issuance costs
  (unaudited)....        --     --    4,830,000     483   20,713,360           --         --          --           --
 Conversion of
  preferred stock
  in connection
  with IPO
  (unaudited).... (5,232,948)  (524)  5,232,948     524          --            --         --          --           --
 Translation
  adjustment
  (unaudited)            --     --          --      --           --            --     (14,821)        --           --
 Amortization of
  deferred
  compensation
  (unaudited)....        --     --          --      --           --            --         --          --        19,484
 Net loss
  (unaudited)....        --     --          --      --           --     (6,242,587)       --          --           --
                  ----------   ----  ----------  ------  -----------  ------------   --------    --------     --------
Balance at
 September 30,
 1996
 (unaudited).....          0   $  0  17,009,640  $1,701  $29,800,775  $(12,267,320)  $(45,437)   $      0     $(45,240)
                  ==========   ====  ==========  ======  ===========  ============   ========    ========     ========
                      TOTAL
                  STOCKHOLDERS'
                     EQUITY
                  -------------
Balance at
 December 31,
 1993............  $   108,191
 Sale of Series A
  preferred
  stock, net of
  issuance costs.    4,976,845
 Issuance of
  common stock
  for acquisition
  of Sunny Rich
  assets.........          --
 Shares of common
  stock
  reacquired and
  canceled in
  conjunction
  with
  acquisition of
  Sunny Rich
  assets.........          --
 Sale of common
  stock for cash
  and note
  receivable.....        1,428
 Translation
  adjustment.....        7,261
 Net loss........   (1,653,661)
                  -------------
Balance at
 December 31,
 1994............    3,440,064
 Sale of Series B
  preferred
  stock, net of
  issuance costs.    3,056,807
 Exercise of
  common stock
  options........       49,400
 Repayment on
  note receivable
  from
  stockholder....        6,482
 Cancellation of
  common stock
  and note
  receivable.....          --
 Translation
  adjustment.....      (32,829)
 Deferred
  compensation
  resulting from
  grants of
  options........          --
 Amortization of
  deferred
  compensation...       12,594
 Net loss........   (4,483,311)
                  -------------
Balance at
 December 31,
 1995............    2,049,207
 Exercise of
  common stock
  options
  (unaudited)....       44,353
 Warrants issued
  in connection
  with bridge
  notes
  (unaudited)....      875,000
 Reduction in
  deferred
  compensation
  for options
  placed in
  escrow
  (unaudited)....          --
 Sale of IPO
  Units, net of
  issuance costs
  (unaudited)....   20,713,843
 Conversion of
  preferred stock
  in connection
  with IPO
  (unaudited)....          --
 Translation
  adjustment
  (unaudited)          (14,821)
 Amortization of
  deferred
  compensation
  (unaudited)....       19,484
 Net loss
  (unaudited)....   (6,242,587)
                  -------------
Balance at
 September 30,
 1996
 (unaudited).....  $17,444,479
                  =============

                            See accompanying notes.

                          DIGITAL VIDEO SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                          NINE-MONTH PERIOD
                             YEAR ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                             ------------------------  ------------------------
                                1994         1995         1995         1996
                             -----------  -----------  -----------  -----------
                                                             (UNAUDITED)
OPERATING ACTIVITIES
Net loss...................  $(1,653,661) $(4,483,311) $(2,480,147) $(6,242,587)
Adjustments to reconcile
 net loss to net cash used
 in operating activities:
  Depreciation and
   amortization............      190,038      249,364      202,094      165,142
  Amortization of deferred
   compensation............          --        12,594        4,245       19,484
  Deferred financing
   charges and accretion
   related to bridge notes.          --           --           --     1,820,000
  Interest expense on
   convertible notes
   payable.................          --        56,807          --           --
  Loss on disposition of
   property and equipment..       21,977        8,418          --           --
  Increase (decrease) in
   accumulated translation
   adjustments.............        7,261      (32,829)     (85,245)     (14,821)
  Loss on write-off of
   investments in
   affiliate...............          --     1,248,868          --           --
  Changes in operating
   assets and liabilities:
   Accounts receivable.....     (174,130)     (39,195)     244,548   (1,024,958)
   Accounts receivable from
    affiliate..............      413,133          --           --           --
   Inventories.............      (18,768)     384,408       93,134     (814,679)
   Prepaid expenses and
    other current assets...      (62,358)     (96,788)     (65,581)    (367,812)
   Deferred income taxes...       57,054          --           --           --
   Other assets............      (17,849)      11,312      (10,401)     (67,578)
   Accounts payable........     (152,298)     (57,619)    (158,264)     279,690
   Accrued liabilities.....       69,682      255,914      104,198      (38,132)
   Advances from related
    party..................   (1,212,976)         --           --           --
   Deferred revenue from
    related party..........     (451,143)         --       363,347          --
   Income taxes payable....     (173,821)         --           --           --
                             -----------  -----------  -----------  -----------
Net cash used in operating
 activities................   (3,157,859)  (2,482,057)  (1,788,072)  (6,286,251)
INVESTING ACTIVITIES
Acquisition of property and
 equipment.................     (576,050)    (114,487)    (120,620)    (106,976)
Proceeds from disposition
 of property and equipment.       78,866          --           --           --
Investments in affiliates..     (670,000)         --           --           --
                             -----------  -----------  -----------  -----------
Net cash used in investing
 activities................   (1,167,184)    (114,487)    (120,620)    (106,976)
FINANCING ACTIVITIES
Proceeds from initial
 public offering of Units..          --           --           --    20,713,843
Proceeds from line of
 credit....................      600,000          --           --           --
Repayment on line of
 credit....................          --      (600,000)    (600,000)         --
Increase (decrease) in
 restricted cash...........     (930,414)   1,018,990    1,018,990          --
Proceeds from issuance of
 common stock..............        1,428       49,400       48,944       44,353
Proceeds from note payable
 to stockholder............    1,000,000    2,000,000      500,000          --
Proceeds from sale of
 preferred stock, net of
 notes payable converted to
 preferred stock and of
 issuance costs............    3,476,845    1,000,000    1,000,000          --
Proceeds from note
 receivable from
 stockholder...............          --         6,482        6,482          --
Proceeds from bridge notes.          --           --           --     6,055,000
Repayment of bridge notes..                                    --    (7,000,000)
                             -----------  -----------  -----------  -----------
Net cash provided by
 financing activities......    4,147,859    3,474,872    1,974,416   19,813,196
                             -----------  -----------  -----------  -----------
Net (decrease) increase in
 cash and cash equivalents.     (177,184)     878,328       65,724   13,419,969
Cash and cash equivalents
 at beginning of period....      517,776      340,592      340,592    1,218,920
                             -----------  -----------  -----------  -----------
Cash and cash equivalents
 at end of period..........  $   340,592  $ 1,218,920  $   406,316  $14,638,889
                             ===========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF
 NONCASH
 INVESTING/FINANCING
 ACTIVITIES
Conversion of notes payable
 to preferred stock........  $ 1,500,000  $ 2,056,807          --           --
Deferred financing fees on
 bridge notes..............          --           --           --   $   875,000
Warrants issued pursuant to
 bridge notes..............          --           --           --   $   945,000

                            See accompanying notes.

                          DIGITAL VIDEO SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

       (INFORMATION AT SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

  The Company

  Digital Video Systems, Inc. (the "Company") develops, manufactures and markets digital video compression and decompression hardware and software for entertainment, business and educational uses.

  The Company currently buys its compression and decompression computer chips, an important component of its products, from one supplier which is a related party. The Company has designed its products contemplating the use of this supplier's chips, and there can be no assurance that any other company will be able to create chips that are substantially equivalent or that any such chips can be successfully integrated into the Company's product. The Company's inability to obtain a sufficient quantity of chips would affect operating results adversely.

  Interim Financial Information

  The financial statements for the nine-month periods ended September 30, 1995 and 1996 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of interim periods. Operating results for the nine-month periods ended September 30, 1995 and 1996 are not necessarily indicative of the results that may be expected for any future periods.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company is exposed to credit risk in the event of default by the financial institutions to the extent of amounts recorded on the balance sheet.

  In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company has classified its investments in a money market fund and certificates of deposits as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of shareholders' equity when material. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income and expense.

  Revenue Recognition

  Revenues from product and component sales are recognized upon shipment.

  The Company also has development agreements under which it receives fees for certain rights to technology and product prototypes developed. The Company recognizes revenue under these agreements based upon the completion of specified milestones in accordance with the agreement terms typically as costs are incurred. Revenues recognized under development agreements were approximately $636,000 and $1,000,000, for the years

                          DIGITAL VIDEO SYSTEMS, INC.

       (INFORMATION AT SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

ended December 31, 1994 and 1995, respectively and $637,000 and $150,000 for the nine-month periods ended September 30, 1995 and 1996, respectively. Costs related to development revenues totaled approximately $266,000 and $585,000 for the years ended December 31, 1994 and 1995, respectively, and $281,000 and $235,000 for the nine-month periods ended September 30, 1995 and 1996, respectively and are included in cost of development and service revenues in the accompanying statements of operations.

  Service revenues are recognized ratably over the contractual period or as the services are performed.

  Inventories

  Inventories are comprised principally of raw materials and work in progress and are stated at the lower of actual cost (first-in, first-out method) or market.

  Property, Equipment and Leasehold Improvements

  Property, equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the assets estimated useful lives of two to five years.

  Foreign Currency Translation

  The Company uses the New Taiwan dollar as its functional currency for the Company's Taiwan branch operations. Translation adjustments, which result from the process of translating foreign currency financial statements into U.S. dollars, are included as a separate component of stockholders' equity.

  Income Taxes

  The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, the liability method is used to account for income taxes. Under this method, deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Concentration of Credit Risk

  The Company primarily sells its products to original equipment manufacturers and product distribution companies located in the Far East. The Company performs ongoing credit evaluations of its customers' financial position and generally requires no collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations.

  Software Development Costs

  Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." The Company's products include a software component. The Company has expensed all software development costs to date as such development costs have been incurred prior to the Company's products attaining technological feasibility.

                          DIGITAL VIDEO SYSTEMS, INC.

       (INFORMATION AT SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Stock-Based Compensation

  In October 1995, the Financial Accounting Standards Board issued Statement No. 123 "Accounting for Stock-Based Compensation." The statement is effective for fiscal years beginning after December 15, 1995. Under Statement No. 123, stock-based compensation expense is measured using either the intrinsic-value method as prescribed by Accounting Principle Board Opinion No. 25 or the fair value method described in Statement No. 123. Companies choosing the intrinsic-value method will be required to disclose the pro forma impact of the fair value method on net income and earnings per share. The Company plans to implement the standard in 1996 using the intrinsic-value method; there will be no effect of adopting the standard on the Company's financial position and results of operations.

  Net Loss Per Share

  Net loss per share is computed using the weighted average number of shares of common stock outstanding. Common stock equivalent shares from convertible preferred stock and from stock options are not included as the effect is anti-dilutive. In accordance with Securities and Exchange Commission Staff Accounting Bulletins, common stock and common stock equivalent shares issued by the Company at prices below the initial public offering price during the period beginning one year prior to the initial public offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the estimated initial public offering price). The weighted average number of common shares used in the net loss per share calculation was reduced by the common stock, preferred stock convertible into common stock, and outstanding options placed in escrow in connection with the Company's initial public offering.

  Net loss per share has been computed as described above and also gives effect, pursuant to SEC policy, to common equivalent shares from convertible preferred stock issued more than 12 months from the initial public offering date that will automatically convert upon completion of the offering (using the if-converted method) from the original date of issuance.

  Stock Split

  In January 1996, the Board of Directors approved a stock split of 1.078-for-1 of all outstanding shares of common stock. All share and per share information has been adjusted to give effect to the stock split in the accompanying financial statements.

  Current Year Presentation

  Certain reclassifications have been made to the prior year's financial statements to conform to the current year's presentation. The statement of operations for the year ended December 31, 1994 reflects the effect of the restatement of the Company's ending inventory balance as of December 31, 1993. The effect of this restatement was to decrease cost of goods sold by $92,299 for the period ending December 31, 1994.

                          DIGITAL VIDEO SYSTEMS, INC.

       (INFORMATION AT SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

NOTE 2 -- BALANCE SHEET COMPONENTS

  Inventories, property and equipment, and accrued liabilities consist of the following at December 31, 1995 and September 30, 1996:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1995         1996
                                                      ------------ -------------
                                                                    (UNAUDITED)
     Inventories:
       Raw materials.................................   $657,153    $1,059,643
       Work in progress..............................        --        328,978
       Finished goods................................     16,622        99,833
                                                        --------    ----------
                                                        $673,775    $1,488,454
                                                        ========    ==========
     Property and equipment:
       Machinery and computer equipment..............   $697,819    $  702,282
       Furniture and fixtures........................    221,194       230,327
                                                        --------    ----------
                                                         919,013       932,609
       Accumulated depreciation......................   (360,926)     (432,688)
                                                        --------    ----------
                                                        $558,087    $  499,921
                                                        ========    ==========
     Accrued liabilities:
       Accrued warranty and related expenses.........   $101,376    $      --
       Payroll and related expenses..................     89,227        68,845
       Accrued expenses..............................    315,515       399,141
                                                        --------    ----------
                                                        $506,118    $  467,986
                                                        ========    ==========

NOTE 3 -- COMMITMENTS

  The Company leases its facilities and certain office equipment under noncancelable leases which require the Company to pay operating costs, including property taxes, insurance and maintenance. Future minimum lease payments under these operating leases at December 31, 1995 are as follows:

     1996.............................................................. $257,475
     1997..............................................................  171,311
                                                                        --------
                                                                        $428,786
                                                                        ========

  Rent expense charged to operations was approximately $181,000, $182,000, $131,000 and $231,000 for the years ended December 31, 1994 and 1995 and the nine-month periods ended September 30, 1995 and 1996, respectively.

NOTE 4 -- NOTES PAYABLE TO STOCKHOLDERS

  In February 1995, the Company entered into a secured promissory note agreement ("Agreement") with its president and the Company's majority stockholder ("purchaser"). The purchaser agreed to lend the Company the principal sum of $500,000 at prime plus 1% per annum. In October 1995, the Company amended the Agreement to allow for additional borrowings of $1,500,000, at prime rate plus 1%. In December 1995, the Company exchanged 1,335,949 shares of Series B convertible preferred stock at $1.54 per share for settlement of the $2,000,000 in shareholder notes plus accrued interest of approximately $57,000.

                          DIGITAL VIDEO SYSTEMS, INC.

       (INFORMATION AT SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

NOTE 4 -- NOTES PAYABLE TO STOCKHOLDERS--(CONTINUED)

  During 1993, the Company issued $500,000 of convertible notes payable to Hyundai Electronics Industries Co., Ltd. (Hyundai). In addition, the Company issued two convertible notes payable to Hyundai for a total of $1,000,000 during fiscal 1994. In March 1994, the Company sold 3,247,473 shares of Series A convertible preferred stock to Hyundai at a price of $1.54 per share, resulting in gross proceeds of approximately $5,000,000. The convertible notes payable totaling $1,500,000 plus accrued interest of approximately $17,000 were converted into preferred stock.

NOTE 5 -- INCOME TAXES

  For financial reporting purposes, loss before benefit for income taxes includes the following components for December 31:

                                                             1994        1995
                                                          ----------  ----------
      United States...................................... $  750,447  $2,776,978
      Foreign............................................    986,451   1,706,333
                                                          ----------  ----------
      Total.............................................. $1,736,898  $4,483,311
                                                          ==========  ==========

  The benefit for income taxes at December 31 consists of the following:

                                                             1994        1995
                                                          ----------  ----------
      Federal:
        Current.......................................... $ (140,291) $      --
        Deferred.........................................     36,769         --
                                                          ----------  ----------
      Foreign:
        Deferred.........................................     20,285         --
                                                          ----------  ----------
      Total.............................................. $  (83,237) $      --
                                                          ==========  ==========

  The differences between the benefit for income taxes and the amount computed at the U.S. statutory income tax rate at December 31 are as follows:

                                                          1994        1995
                                                        ---------  -----------
      Tax at U.S. statutory rate....................... $(590,545) $(1,524,326)
      Investment valuation.............................       --       312,800
      Change in valuation allowance....................   495,222    1,291,117
      Other, net.......................................    12,086      (79,591)
                                                        ---------  -----------
      Benefit for income taxes......................... $ (83,237) $       --
                                                        =========  ===========

                          DIGITAL VIDEO SYSTEMS, INC.

       (INFORMATION AT SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

NOTE 5 -- INCOME TAXES--(CONTINUED)

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets at December 31, 1994 and 1995 are as follows:

                                                          1994        1995
                                                        ---------  -----------
      Deferred tax assets:
        Net operating loss carryforwards............... $ 240,531  $ 1,202,610
        Inventory valuation accounts...................   161,742      248,444
        Reserves and other accrued expenses not yet
         deductible for taxes..........................   123,682      268,118
        Other..........................................    21,192      119,092
                                                        ---------  -----------
        Total deferred tax assets......................   547,147    1,838,264
        Valuation allowance for deferred tax assets....  (547,147)  (1,838,264)
                                                        ---------  -----------
        Net deferred tax assets........................ $     --   $       --
                                                        =========  ===========

  For federal and state tax purposes, the Company has net operating loss carryforwards as of December 31, 1995 of approximately $3,440,000 and $550,000, respectively, which will expire in various years beginning with 1999 if not utilized.

  Due to the "change in ownership" provisions of the Tax Reform Act of 1986, the availability of the Company's net operating loss and credit carryforwards will be subject to an annual limitation in future periods if a change of ownership of more than 50% should occur over a three year period. Such a change could substantially limit the eventual tax utilization of these carryforwards.

NOTE 6 -- STOCKHOLDERS' EQUITY

  Convertible Preferred Stock

  Authorized and outstanding preferred stock and its principal terms are as follows at December 31, 1995:

                                                  PER SHARE
                                            ----------------------
                                             DIVIDEND  LIQUIDATION
          SERIES     AUTHORIZED OUTSTANDING PREFERENCE PREFERENCE
          ------     ---------- ----------- ---------- -----------
            A         3,247,473  3,247,473    $.123      $1.540
            B         1,985,475  1,985,475     .123      $1.540
       Undesignated   5,000,000        --       --          --
                     ----------  ---------
                     10,232,948  5,232,948
                     ==========  =========

  The stockholders of the Series A and B convertible preferred stock were entitled to annual noncumulative dividends when and if declared by the Board of Directors in preference and in priority to the payment of dividends on shares of common stock. No dividends had been declared through December 31, 1995.

  If liquidation occurs, any remaining assets subsequent to the distribution of the liquidation preference on the preferred stock would be distributed pro rata between the common and preferred shares on an as-converted basis after the holders of common stock receive an amount per share equal to $1,500,000 divided by the number of shares of common stock then outstanding.

                          DIGITAL VIDEO SYSTEMS, INC.

       (INFORMATION AT SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

NOTE 6 -- STOCKHOLDERS' EQUITY--(CONTINUED)

  All outstanding preferred stock automatically converted into common stock, as a result of the initial public offering of the Company's Units. See
Note 11.

  Stock Option Plan

  The Company's 1993 Stock Option Plan (the "1993 Plan") provides for the granting of incentive stock options and nonstatutory stock options to employees, directors, and consultants of the Company at prices ranging from 85% to 110% (depending on the type of grant) of the fair value of the common stock on the grant date as determined by the Board of Directors. Shares will generally vest ratably over a four-year period commencing as of the date of grant. The Company has reserved 2,970,357 shares of common stock for issuance under the 1993 Plan. The options granted under the 1993 Plan are exercisable over a maximum term of ten years from the date of grant and are subject to various restrictions as to resale and right of repurchase by the Company.

  During fiscal 1995 the Company issued options to purchase shares of common stock and recorded deferred compensation of approximately $174,000 for financial reporting purposes with respect to such option grants to reflect the difference between the exercise price and deemed fair value, for financial statement presentation purposes, of the Company's common shares. Deferred compensation is being amortized over the vesting period (approximately $13,000 for the year ended December 31, 1995 and approximately $19,000 for the nine-month period ended September 30, 1996, respectively).

  Information with respect to the 1993 Plan is summarized as follows:

                                                           OUTSTANDING OPTIONS
                                                           ---------------------
                                               AVAILABLE   NUMBER OF  PRICE PER
                                               FOR GRANT    SHARES      SHARE
                                               ----------  ---------  ----------
      Balance at December 31, 1993............  2,695,530        --      $--
        Decrease in shares authorized.........   (333,732)       --      $--
        Options granted....................... (2,018,926) 2,018,926    $0.14
        Options exercised.....................        --    (118,085)   $0.14
        Options canceled......................    309,500   (309,500)   $0.14
                                               ----------  ---------
      Balance at December 31, 1994............    652,372  1,591,341    $0.14
        Increase in shares authorized.........  1,250,734        --      $--
        Options granted.......................   (997,379)   997,379    $0.14
        Options exercised.....................        --    (355,086)   $0.14
        Options canceled......................    319,464   (319,464)   $0.14
                                               ----------  ---------
      Balance at December 31, 1995............  1,225,191  1,914,170    $0.14
        Increase in shares authorized.........    150,000        --      $--
        Options granted....................... (1,154,108) 1,154,108  $0.14-3.50
        Options exercised.....................        --    (319,004)   $0.14
        Options canceled......................    201,587   (201,587)   $0.14
                                               ----------  ---------  ----------
      Balance at September 30, 1996...........    422,670  2,547,687  $0.14-3.50
                                               ==========  =========  ==========

  As of September 30, 1996, 530,291 options were vested.

                          DIGITAL VIDEO SYSTEMS, INC.

       (INFORMATION AT SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

NOTE 6 -- STOCKHOLDERS' EQUITY--(CONTINUED)

  On February 1, 1996, the Board of Directors authorized a grant of 200,000 common stock options to a consultant. The options, which are not included in the above Plan, have an exercise price of $5.00 per share and vest 50% each year after the grant date.

NOTE 7 -- ASSET ACQUISITION FROM SUNNY RICH ENTERPRISES, LTD.

  The Company was established as a wholly owned subsidiary of Sunny Rich Enterprises, Ltd. (Sunny Rich), a holding company owned by the president of the Company. Effective December 29, 1994, the Company acquired all of the assets of Sunny Rich in exchange for 6,215,751 shares of its common stock. The assets of Sunny Rich acquired by the Company principally comprised 6,199,720 outstanding shares of the Company's common stock. The Company did not assume any of Sunny Rich's debts, liabilities, or obligations. Sunny Rich was then liquidated, and the common stock was distributed to the stockholders' of Sunny Rich. The net effect of the above transaction was a transfer of shares from Sunny Rich to the Company's president thus making the Company's president the majority stockholder.

NOTE 8 -- INVESTMENTS IN AFFILIATES

  During 1993, the Company made a $250,000 investment in Anhui Wanyan Electronic Systems, Co., Ltd. (Wyan), a company located in the People's Republic of China, which was formed for the purpose of developing, manufacturing, and marketing digital audiovisual products. During 1994, the Company sold a subscription to purchase additional shares of Wyan's common stock to another related party for $350,000 and recognized a corresponding gain on the sale of the subscription investment. The Company invested this $350,000 along with an additional $250,000 into Wyan in 1994. The investment represented less than a 20% ownership of Wyan's equity and was recorded at cost. The Company was also to receive an additional equity interest in Wyan in exchange for technology to be transferred in connection with the development of several products.

  The Company did not transfer any technology and in March 1995, Wyan and the Company agreed to terminate the technology exchange. As a result of the Company's decision to discontinue financial and technical support to Wyan and Wyan's insufficient working capital, management wrote off its entire investment in Wyan and related accounts receivable of approximately $850,000 and $23,000, respectively.

  The Company recognized revenues from Wyan of approximately $4,058,000 and $636,000 for product sales and development and services, respectively, during 1994. The Company also had accounts receivable from Wyan for inventory purchased of approximately $347,000 at December 31, 1994.

  During 1994, the Company invested $70,000 in a joint venture agreement for the purpose of manufacturing and distributing certain of its products in the Far East. Included in product revenues is $2,000 and $365,000 from sales to this affiliate in 1994 and 1995, respectively. In 1995, due to the joint venture's lack of working capital, the Company's investment in this venture and related accounts receivable of approximately $306,000 were written off and charged to operations as a loss on investment in affiliate.

NOTE 9 -- RELATED PARTY TRANSACTIONS

  The Company purchased approximately $1,900,000, $809,000, $134,000 and $2,760,000 of inventory from a company that is a related party in the year ended December 31, 1994 and 1995 and the nine-month periods ended September 30, 1995 and 1996, respectively. The Company also acquired fixed assets from this company

                          DIGITAL VIDEO SYSTEMS, INC.

       (INFORMATION AT SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

NOTE 9 -- RELATED PARTY TRANSACTIONS--(CONTINUED)

for total payments of approximately $8,000 in 1994. The Chairman and Chief Executive Officer of the Company is a significant stockholder of this company.

  During April 1995, the Company entered into a technical development and assistance agreement with Hyundai (see Note 4) with a maximum value of $1,500,000. The agreement requires the Company to develop and deliver certain prototypes and applications to Hyundai based on the delivery schedule specified in the agreement. The Company received an initial payment of $750,000 from the contract in May 1995, and will receive additional amounts based on the achievement of certain milestones identified in the contract. During 1995, the Company recognized development revenues of $1,000,000 and product revenues of $125,000 from sales to Hyundai ($2,350,000 in product revenues in 1994).

  During July 1995, the Company sold 649,526 shares of Series B convertible preferred stock to Hyundai at a price per share of $1.54 resulting in gross proceeds to the Company of approximately $1,000,000.

NOTE 10 -- SEGMENT INFORMATION

  The Company operates in one business segment, which includes developing, producing, and marketing digital video systems. The following table summarizes the Company's operations from its headquarters located in Santa Clara, California ("United States") and its branch office in Taipei, Taiwan ("Taiwan"):

                                      YEAR ENDED DECEMBER 31, 1994
                            ---------------------------------------------------
                              UNITED                  ADJUSTMENTS/
                              STATES       TAIWAN     ELIMINATIONS CONSOLIDATED
                            -----------  -----------  ------------ ------------
Revenue from unaffiliated
 customers................. $   329,996  $   433,163   $     --    $   763,159
Revenue from related
 parties and affiliates....     619,250    6,426,224         --      7,045,474
                            -----------  -----------   ---------   -----------
Total revenue.............. $   949,246  $ 6,859,387   $     --    $ 7,808,633
                            ===========  ===========   =========   ===========
Loss from operations....... $(1,132,744) $  (989,308)  $     --    $(2,122,052)
                            ===========  ===========   =========   ===========
                                      YEAR ENDED DECEMBER 31, 1995
                            ---------------------------------------------------
                              UNITED                  ADJUSTMENTS/
                              STATES       TAIWAN     ELIMINATIONS CONSOLIDATED
                            -----------  -----------  ------------ ------------
Revenue from unaffiliated
 customers................. $   743,680  $ 1,286,708   $     --    $ 2,030,388
Revenue from related
 parties and affiliates....   1,124,810      365,633         --      1,490,443
                            -----------  -----------   ---------   -----------
Total revenue.............. $ 1,868,490  $ 1,652,341   $     --    $ 3,520,831
                            ===========  ===========   =========   ===========
Loss from operations....... $(1,448,546) $(1,705,585)  $     --    $(3,154,131)
                            ===========  ===========   =========   ===========
Identifiable assets........ $   910,491  $ 2,251,412   $(192,234)  $ 2,969,669
                            ===========  ===========   =========   ===========

  Export sales, representing sales from the United States to customers in foreign countries, were approximately $328,000 and $674,000 of total United States revenue from unaffiliated customers and $619,250 and $1,124,810 from related parties and affiliates for the years ended December 31, 1994 and 1995, respectively.

                          DIGITAL VIDEO SYSTEMS, INC.

       (INFORMATION AT SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


NOTE 11 -- SUBSEQUENT EVENTS

  Private Placement

  In March 1996, the Company completed a $7,000,000 private placement of 140 bridge units at $50,000 per unit. Each bridge unit consisted of a $50,000 face value promissory note bearing 10% interest and due in January and March 1997, and 25,000 warrants ("Bridge Warrants") which initially enabled the holder to purchase shares of common stock at $4.00 per share. The Company received net proceeds of approximately $6,055,000 after deducting selling commissions and expenses of $945,000. The $7,000,000 was allocated $875,000 to the 3,500,000
Bridge Warrants issued and $6,125,000 to bridge notes payable. The debt discount and selling commissions and expenses will be expensed using the interest method over the terms of the notes.

  The Bridge Warrants included in the private placement converted on a one-to-one basis into Class A Warrants upon the closing of the Company's initial public offering ("IPO") of Units. See "Initial Public Offering of Units and Related Matters" for a description of the terms of Class A Warrants.

  Initial Public Offering of Units and Related Matters

  In February 1996, the Board of Directors authorized management of the Company to file a registration statement for its IPO of Units with the Securities and Exchange Commission and authorized the amendment and restatement of the Company's Certificate of Incorporation. During May 1996, the Company closed the IPO which consisted of 4,830,000 IPO Units, each consisting of one share of Common Stock, one Class A Warrant and one Class B Warrant, priced at $5.00 per Unit. Additionally, the Company agreed to grant an option to purchase 420,000 Units to an underwriter which is exercisable at a price of $6.50 per Unit during a three year period commencing in May 1998. The Company received approximately $20,714,000 of net offering proceeds after deducting underwriting discounts and commissions and other expenses of the IPO.

  Each Class A Warrant entitles the holder to purchase at an exercise price of $6.50, subject to adjustment, one share of Common Stock and one Class B Warrant. Each Class B Warrant entitles the holder to purchase, at an exercise price of $8.75, subject to adjustment, one share of Common Stock. The Class A Warrants and the Class B Warrants included in the Units are exercisable at any time after issuance until May 9, 2001. The Class A Warrants are subject to immediate redemption and the Class B Warrants, are subject to redemption commencing in May 1997, by the Company at $.05 per Warrant, upon 30 days' written notice, if the average closing bid price of the Company's Common Stock has equalled or exceeded $9.10 per share with respect to the Class A Warrants and $12.25 per share with respect to the Class B Warrants (subject to adjustment in each case) for 30 consecutive trading days ending within 15 days of the date the Warrants are called for redemption.

  Assuming full conversion of all outstanding A and B Warrants, and the option to purchase 420,000 Units issued to an Underwriter (and the underlying common stock and Class A and Class B Warrants) an additional 23,170,000 shares of Common Stock would be outstanding.

  Escrow Securities

  In April 1996, the holders of the Company's common and preferred stock, and holders of options to purchase common stock pursuant to the Company's 1993 stock option plan, placed, on a pro rata basis, 7,812,948 of their shares and options to purchase 1,852,697 shares of common stock, respectively, into escrow, and a holder of an option to purchase 200,000 shares of Common Stock outside the Company's 1993 stock option plan placed all of such options into escrow. Additionally, 234,355 options reserved for future grant under the Company's

                          DIGITAL VIDEO SYSTEMS, INC.

       (INFORMATION AT SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


NOTE 11 -- SUBSEQUENT EVENTS--(CONTINUED)

1993 Stock Option Plan were subject to escrow upon grant. The common stock and options will be released to the stockholders on a pro rata basis, in the event specified levels of pretax income of the Company for the years ended March 31, 1997 to 2001 are achieved, or the market price of the Company's common stock attains specified targets during a 36-month period commencing from the effective date of the registration statement relating to the Company's public offering. Any shares or options remaining in escrow on July 15, 2001 will be forfeited, which shares and options will then be contributed to the Company's capital. The pretax income levels are subject to proportionate adjustment upon the issuance of certain securities subsequent to the Company's IPO.

  Based on the terms of the escrow agreement, 7,957,857 shares of the Company's common stock and 1,874,276 outstanding options to purchase common stock outstanding as of September 30, 1996 were in escrow. Additionally, at September 30, 1996, 267,867 options available for future grant were subject to escrow upon grant.

  In the event that the foregoing earnings or market price levels are attained and the Escrow Securities released, the Securities and Exchange Commission has adopted the position that the release of Escrow Securities to officers, directors, employees and consultants of the Company will be compensatory and, accordingly, will result in compensation expense for financial reporting purposes. The expense will equal the fair market value of the Escrow Securities on the date of release and will result in a material charge to operations.

  Secondary Offering of Units with Underwriter

  In October 1996, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission for the registration of up to 26,450 Units at $1,000 per unit. Each Unit will consist of 100 units which are identical to the Units issued in the Company's initial public offering of Units as described in Note 11. Additionally the Board of Directors authorized the issuance of an additional option which will allow the Company's underwriter to purchase up to 2,300 Units (each consisting of 100 units identical to the ones issued in the IPO) at an exercise price of $1,600 per Unit, exercisable over a period of two years commencing three years from the date of such Offering.

  Business Combination with Related Party

  In October 1996 the Company acquired ViComp Technology, Inc. ("ViComp"), a development stage company that designs integrated circuits for use in video CD players. Pursuant to such acquisition, the Company issued 491,253 shares of its Common Stock for all the outstanding ViComp capital stock and granted options to certain ViComp shareholders exercisable for 189,557 shares of the Company's Common Stock. The Company's Chairman and Chief Executive Officer owned approximately 57% of the outstanding capital stock of ViComp at the time of its acquisition by the Company. Of the 281,520 shares of the Company to be received by this related party, 140,760 shares are subject to an escrow having substantially identical terms to the escrow agreement described in Note 11. These shares have not been included in the purchase price as they are subject to forfeiture in the event specified levels of pretax income or market price are not achieved. An additional 140,760 shares are held in a separate performance escrow and may be released to this related party in the event that certain performance milestones are reached by July 1997. Since the shares are subject to forfeiture, they also have not been included in the purchase price. The transaction will be accounted for as a purchase and, accordingly, the initial purchase price and acquisition costs will be allocated to the identifiable assets and liabilities, including

                          DIGITAL VIDEO SYSTEMS, INC.

       (INFORMATION AT SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


NOTE 11 -- SUBSEQUENT EVENTS--(CONTINUED)

in-process research and development which will be immediately expensed. Additional consideration paid upon the achievement of the performance milestones (equal to the fair market value of the 140,760 shares released from the performance escrow), if any, will be recorded as additional purchase price at such time.

  The following unaudited pro forma information assumes the acquisition of ViComp was consummated on January 1, 1996 after giving effect to the amortization and depreciation of acquired assets. The unaudited pro forma information combines the Company's operations data for the nine-month period ending September 30, 1996 with ViComp's August 21, 1995 (inception) to August 31, 1996 operations data. The pro forma information does not reflect addition consideration, if any, which may be paid upon the achievement of certain performance milestones.

                                                               NINE-MONTH PERIOD
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                                     1996
                                                               -----------------
      Total revenue...........................................    $ 4,895,514
      Net loss ...............................................    $(7,016,300)
      Net loss per common share...............................    $      (.89)

  1996 Stock Option Plan

  In September 1996, the Company's Board of Directors approved the Company's 1996 Stock Option Plan (the "1996 Option Plan"), which is subject to subsequent shareholder approval. The 1996 Option Plan provides for the grant of options to purchase up to an aggregate of 1,000,000 shares of the Company's Common Stock. The 1996 Option Plan has terms and conditions substantially identical to those of the 1993 Option Plan.

  Employee Matter

  In October 1996, the Company removed Janis Gemignani as the Company's
Vice President, Secretary and Chief Financial Officer. The Company currently is attempting to negotiate the terms under which Ms. Gemignani will continue to provide services to the Company or will receive severance payments from the Company. There can be no assurance, however, that the Company will be able to negotiate such an arrangement with Ms. Gemignani, who has advised the Company that she has claims against the Company in connection with her employment by the Company and that she intends to formally assert those claims. Although the Company has not been served with any litigation by Ms. Gemignani, based on its preliminary review of the relevant facts, the Company does not believe that any of the claims she may have against the Company have merit. In the event a lawsuit is filed against the Company, however, the costs to defend the lawsuit, and any damages the Company might be required to pay should Ms. Gemignani prevail, could have a material adverse effect on the Company.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
ViComp Technology, Inc.

  We have audited the accompanying balance sheet of ViComp Technology, Inc. (a development stage company) as of August 31, 1996, and the related statements of operations, shareholders' equity, and cash flows for the period from inception (August 21, 1995) to August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ViComp Technology, Inc. (a development stage company) at August 31, 1996, and the results of its operations and its cash flows for the period from inception (August 21, 1995) to August 31, 1996, in conformity with generally accepted accounting principles.

Walnut Creek, California                                      Ernst & Young LLP
October 18, 1996

                            VICOMP TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                                                                      AUGUST 31,
                                                                         1996
                                                                      ----------
                               ASSETS
Current assets:
  Cash and cash equivalents.......................................... $  159,943
  Property and equipment, net........................................    217,988
                                                                      ----------
                                                                      $  377,931
                                                                      ==========
                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................... $   93,958
  Accrued payroll and related........................................     27,686
                                                                      ----------
    Total current liabilities........................................    121,644
Shareholders' equity:
  Convertible preferred stock, issuable in series: $0.001 par value,
   4,000,000 shares authorized, 3,000,000 shares issued and
   outstanding; aggregate liquidation preference of $1,000,000.......      3,000
  Common stock, $0.001 par value, 16,000,000 shares authorized,
   3,000,000 shares issued and outstanding...........................      3,000
  Additional paid-in capital.........................................  1,072,000
  Deficit accumulated during the development stage...................   (773,713)
  Deferred compensation..............................................    (48,000)
                                                                      ----------
    Total shareholders' equity.......................................    256,287
                                                                      ----------
                                                                      $  377,931
                                                                      ==========


                            See accompanying notes.

                            VICOMP TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

           PERIOD FROM INCEPTION (AUGUST 21, 1995) TO AUGUST 31, 1996

Operating costs and expenses:
  Research and development........................................... $ 772,565
  General and administration.........................................    16,205
                                                                      ---------
    Total operating costs and expenses...............................   788,770
                                                                      ---------
Loss from operations.................................................  (788,770)
Interest income......................................................    15,057
                                                                      ---------
    Net loss......................................................... $(773,713)
                                                                      =========



                            See accompanying notes.

                            VICOMP TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF SHAREHOLDERS' EQUITY

           PERIOD FROM INCEPTION (AUGUST 21, 1995) TO AUGUST 31, 1996

                            SERIES A                                                DEFICIT
                          CONVERTIBLE                                   NOTES     ACCUMULATED
                        PREFERRED STOCK    COMMON STOCK   ADDITIONAL  RECEIVABLE  DURING THE                   TOTAL
                        ---------------- ----------------  PAID-IN       FROM     DEVELOPMENT   DEFERRED   SHAREHOLDERS'
                         SHARES   AMOUNT  SHARES   AMOUNT  CAPITAL   SHAREHOLDERS    STAGE    COMPENSATION    EQUITY
                        --------- ------ --------- ------ ---------- ------------ ----------- ------------ -------------
Issuance of common
 stock at $0.01 per
 share in August 1995
 for cash.............        --  $  --  3,000,000 $3,000 $   27,000  $     --     $     --     $    --      $  30,000
Issuance of Series A
 convertible preferred
 stock at $0.33 1/3
 per share in
 September 1995 for
 cash and shareholder
 notes receivable.....  3,000,000  3,000       --     --     997,000   (500,000)         --          --        500,000
Repayment of notes
 receivable from
 shareholders.........        --     --        --     --         --     500,000          --          --        500,000
Unearned compensation
 related to stock
 options..............        --     --        --     --      48,000        --           --      (48,000)          --
Net loss from
 inception (August 21,
 1995) to August 31,
 1996.................        --     --        --     --         --         --      (773,713)        --       (773,713)
                        --------- ------ --------- ------ ----------  ---------    ---------    --------     ---------
Balances at August 31,
 1996.................  3,000,000 $3,000 3,000,000 $3,000 $1,072,000  $     --     $(773,713)   $(48,000)    $ 256,287
                        ========= ====== ========= ====== ==========  =========    =========    ========     =========


                            See accompanying notes.

                            VICOMP TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

           PERIOD FROM INCEPTION (AUGUST 21, 1995) TO AUGUST 31, 1996

CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss.......................................................... $ (773,713)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization...................................     63,194
  Increase in accounts payable....................................     93,958
  Increase in accrued liabilities.................................     27,686
                                                                   ----------
Net cash used in operating activities.............................   (588,875)
                                                                   ----------
CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of property and equipment................................   (281,182)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Proceeds from issuance of preferred stock.........................    500,000
Proceeds from issuances of common stock...........................     30,000
Repayments of notes receivable from shareholders..................    500,000
                                                                   ----------
Net cash provided by financing activities.........................  1,030,000
                                                                   ----------
Net increase in cash and cash equivalents.........................    159,943
Cash and cash equivalents at beginning of period..................        --
                                                                   ----------
Cash and cash equivalents at end of period........................ $  159,943
                                                                   ==========


                            See accompanying notes.

                            VICOMP TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                                AUGUST 31, 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business

  ViComp Technology, Inc. ("ViComp") was incorporated on August 21, 1995 and develops integrated circuits for use in video CD players. The operations of the Company from inception to August 31, 1995 were not significant and are not separately disclosed.

  On October 17, 1996, ViComp signed an Agreement and Plan of Reorganization to effectively merge ViComp with Digital Video Systems, Inc. ("DVS"), a related party. The holder of all of ViComp's outstanding Series A preferred stock is a significant shareholder, Chairman and Chief Executive Officer of DVS. All outstanding equity interests in ViComp will be exchanged for approximately 491,253 common shares of DVS.

  Cash and Cash Equivalents

  ViComp maintains its cash and cash equivalents in depository and money market accounts with one financial institution.

  Income Taxes

  ViComp follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, the liability method is used to account for income taxes. Under this method, deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Stock Based Compensation

  ViComp accounts for its stock option plan in accordance with the provisions of the Accounting Principles Board's Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 provides an alternative method of accounting for stock-based compensation to APB 25 and is effective for fiscal years beginning after December 15, 1995. ViComp expects to continue to account for its stock-based compensation in accordance with the provisions of APB 25. Accordingly, SFAS 123 is not expected to have any material impact on ViComp's financial position or results of operations.

                            VICOMP TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2 -- PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the lesser of the estimated useful lives of the respective assets, generally three years. Property and equipment consists of the following at August 31, 1996:

     Equipment........................................................ $ 25,738
     Software.........................................................  255,444
                                                                       --------
                                                                        281,182
     Less accumulated depreciation and amortization...................  (63,194)
                                                                       --------
                                                                       $217,988
                                                                       ========

  In 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("FAS 121"). FAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. FAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of FAS 121 is not expected to have a material impact on ViComp's financial position or results of operations.

NOTE 3 -- COMMITMENTS

  Throughout fiscal 1996, ViComp occupied a facility under an operating lease. Prior to August 31, 1996, ViComp terminated this lease. Rent expense totaled $10,532 for the period from inception through August 31, 1996.

NOTE 4 -- SHAREHOLDERS' EQUITY

  Convertible Preferred Stock and Shareholder Note Receivable

  In September 1995, ViComp issued 3,000,000 shares of Series A preferred stock at $0.33 1/3 per share in exchange for cash of $500,000 and a $500,000 note receivable from shareholder. The shareholder note receivable accrued interest at 7% per year and was repaid in January 1996.

  Authorized and outstanding convertible preferred stock and its principal terms are as follows at August 31, 1996.

                                                                     LIQUIDATION
                                                           DIVIDEND  PREFERENCE
                                    DESIGNATED OUTSTANDING PER SHARE  PER SHARE
                                    ---------- ----------- --------- -----------
     Series A...................... 3,000,000   3,000,000   $0.023    $0.33 1/3
     Undesignated.................. 1,000,000         --       --          --
                                    ---------
                                    4,000,000
                                    =========

  Dividends on the convertible preferred stock are payable when and if declared by the board of directors. The dividend requirements of the preferred stock must be satisfied prior to payment of any dividends or distributions with respect to ViComp's common stock. No dividends have been declared.

  ViComp's board of directors has three members: holders of Series A preferred stock and holders of common stock, each voting separately as a class, are each entitled to elect one director. The third director shall

                            VICOMP TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4 -- SHAREHOLDERS' EQUITY--(CONTINUED)

be elected by the affirmative vote of the holders of both common and Series A preferred shareholders. Preferred shareholders are entitled to voting rights equivalent to the number of common shares into which their shares are convertible. Subject to certain antidilution provisions, each share of Series A preferred stock is convertible at any time into one common share. All preferred shares convert automatically to common stock (3,000,000 shares if converted at August 31, 1996) in the event of a public offering of the Company's common stock with aggregate proceeds to ViComp of at least $10,000,000 and a price per share of not less than $2.00 (as adjusted for any stock dividends, stock splits or recapitalization).

  Stock Option Plan

  Under ViComp's 1995 stock option plan (the "Plan"), incentive and non-qualified stock options may be granted to qualified employees, directors and consultants to purchase a maximum of 2,400,000 common shares. The exercise price of the option is determined by the administrator of the Plan on the date of grant and must be at least equal to 85% in the case of a non-qualified stock option or 100% in the case of an incentive stock option of the fair market value of the shares on the grant date. Vesting periods are determined by the board of directors. Options expire 10 years from the date of grant or 3 months from the date of the optionee's termination from ViComp. As of August 31, 1996, options for the purchase of 2,400,000 shares were granted and outstanding under this plan and 550,000 of the options were exercisable.

NOTE 5 -- INCOME TAXES

  At August 31, 1996, ViComp had net operating loss carryforwards for federal and state tax purposes of approximately $780,000. The federal net operating loss carryforwards expire in 2010 and 2011 and the state net operating loss carryforward expires in 2023. Due to the "change of ownership" provisions and other restrictions of the Internal Revenue Code, utilization of the net operating loss carryforward may be limited.

  As of August 31, 1996, ViComp had deferred tax assets of approximately $330,000 relating primarily to the future tax benefits of net operating loss carryforwards. Due to ViComp's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   17
Dividend Policy...........................................................   18
Price Range of Securities.................................................   18
Dilution..................................................................   19
Capitalization............................................................   20
Selected Financial Data...................................................   21
Pro Forma Financial Information...........................................   23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   28
Business..................................................................   34
Management................................................................   46
Certain Transactions......................................................   52
Principal Shareholders....................................................   54
Concurrent Offerings......................................................   57
Description of Securities.................................................   58
Shares Eligible for Future Sale...........................................   61
Underwriting..............................................................   62
Legal Matters.............................................................   64
Experts...................................................................   64
Additional Information....................................................   65
Index to Financial Statements.............................................  F-1

                                ---------------



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                          DIGITAL VIDEO SYSTEMS, INC.

                                    23,000
                                     UNITS

                         EACH UNIT CONSISTING OF 100
                        IPO UNITS, EACH CONSISTING OF
                          ONE SHARE OF COMMON STOCK,
                      ONE REDEEMABLE CLASS A WARRANT AND
                        ONE REDEEMABLE CLASS B WARRANT


                                ---------------

                                  PROSPECTUS

                                ---------------



                                  D. H. BLAIR
                           INVESTMENT BANKING CORP.


                               November 21, 1996

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